    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1999
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          GENETRONICS BIOMEDICAL LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     BRITISH COLUMBIA, CANADA                            3841                                  33-002-4450
 (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                           NO.
                                                                                          FOR GENETRONICS, INC.)

                            ------------------------

                           11199 SORRENTO VALLEY ROAD
                            SAN DIEGO, CA 92121-1334
                                 (858) 597-6006
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                  MARTIN NASH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          GENETRONICS BIOMEDICAL LTD.
                           11199 SORRENTO VALLEY ROAD
                            SAN DIEGO, CA 92121-1334
                                 (858) 597-6006
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                          M. WAINWRIGHT FISHBURN, ESQ.
                          CHRISTOPHER J. KEARNS, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                              SAN DIEGO, CA 92121
                                 (858) 550-6000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
         SECURITIES                 AMOUNT TO BE          OFFERING PRICE PER      AGGREGATE OFFERING         AMOUNT OF
      TO BE REGISTERED               REGISTERED                UNIT(1)                 PRICE(1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Shares (no par
  value)....................    4,142,611 shares(2)            $3.5625               $14,758,052              $4,103
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933 based upon the average of the high and low prices of our common shares on September 30, 1999 as reported on the American Stock Exchange.

(2) Includes 2,242,611 common shares purchased by Johnson & Johnson Development Corporation at an aggregate purchase price of $6,000,000 ($2.675 per share) and 1,900,000 shares issued upon the exercise of special warrants purchased by Smallcap World Fund, Inc. and American Variable Insurance
    Series -- Global Small Capitalization Fund at a purchase price of $3.00 per special warrant.

    REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                 (SUBJECT TO COMPLETION, DATED OCTOBER 4, 1999)

                                4,142,611 SHARES

                          GENETRONICS BIOMEDICAL LTD.

                                 COMMON SHARES

                           -------------------------

     THE SELLING SHAREHOLDERS IDENTIFIED IN THIS PROSPECTUS ARE SELLING 4,142,611 SHARES OF OUR COMMON STOCK. THESE SHARES MAY BE OFFERED FROM TIME TO TIME BY THE SELLING SHAREHOLDERS THROUGH PUBLIC OR PRIVATE TRANSACTIONS, ON OR OFF THE AMERICAN STOCK EXCHANGE, AT PREVAILING MARKET PRICES OR AT PRIVATELY NEGOTIATED PRICES. THE SELLING SHAREHOLDERS WILL RECEIVE ALL OF THE PROCEEDS FROM THE SALE OF THE SHARES AND WILL PAY ALL UNDERWRITING DISCOUNTS AND SELLING COMMISSIONS, IF ANY, APPLICABLE TO THE SALE OF THE SHARES. WE WILL PAY THE EXPENSES OF REGISTRATION OF THE SALE OF THE SHARES.

                           -------------------------

     OUR COMMON STOCK IS LISTED ON THE AMERICAN STOCK EXCHANGE UNDER THE SYMBOL "GEB." OUR STOCK IS ALSO LISTED ON THE TORONTO STOCK EXCHANGE UNDER THE SYMBOL "GEB." ON SEPTEMBER 30, 1999, THE LAST SALE PRICE OF A COMMON SHARE ON THE AMERICAN STOCK EXCHANGE WAS US$3.56 PER SHARE AND ON THE TORONTO STOCK EXCHANGE WAS CDN$5.40. SEE "PRICE RANGE OF STOCK."

                           -------------------------

                 INVESTING IN THE COMMON SHARES INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           -------------------------

                                October 4, 1999

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    3
Summary Financial Data...............    4
Risk Factors.........................    5
Selling Shareholders.................   18
Plan of Distribution.................   18
Use of Proceeds......................   20
Dividend Policy......................   20
Common Share Price Range.............   20
American Stock Exchange..............   20
Toronto Stock Exchange...............   21
Capitalization.......................   22
Selected Financial Data..............   23
Management's Discussion and Analysis
  of Financial Condition and
  Operating Results..................   25

                                       PAGE
                                       ----
Business.............................   37
Management...........................   50
Certain Transactions and
  Relationships......................   63
Principal Shareholders...............   65
Description of Capital Stock.........   67
Legal Matters........................   69
Experts..............................   69
Where You Can Find More Information..   69
Index to Consolidated Financial
  Statements.........................  F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMMON SHARES. IN THIS PROSPECTUS, "GENETRONICS," "WE," "US" AND "OUR" REFER TO GENETRONICS BIOMEDICAL LTD. AND ITS SUBSIDIARIES, TAKEN AS A WHOLE, UNLESS THE CONTEXT OTHERWISE REQUIRES.

     We are a Canadian corporation and our principal executive offices are located at 11199 Sorrento Valley Road, San Diego, California 92121-1334, and our telephone number is (858) 597-6006. Our fiscal year ends on March 31. We maintain a Web site at www.genetronics.com. The reference to our Web site does not constitute incorporation by reference of the information contained at this site. We have registered on the Principal Register of the United States Patent and Trademark Office the following trademarks: BTX, ELECTRONIC GENETICS, MANIPULATOR, OPTIMIZOR, HUMAN IN SQUARE (Design) and MEDPULSER. The following U.S. trademark applications are pending: COSMETRONICS, ENHANCER, GENETRODES and GENETRONICS. We have registered the BTX and MEDPULSER trademarks in Canada, and have applied for GENETRONICS in Canada. We have a European Community Trade Mark registration for GENETRONICS and have filed for BTX and MEDPULSER Community Trade Marks. We have registered the MEDPULSER mark in Japan and have applied for BTX in Japan. We have registered the BTX mark in South Korea and have registered the GENETRONICS mark in the United Kingdom. We are not aware of any claims of infringement or other challenges to our rights to use our marks in the United States. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     You should read this summary together with the more detailed information and/or financial statements and notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors." ALL DOLLAR AMOUNTS SET FORTH IN THE PROSPECTUS ARE STATED IN US DOLLARS, EXCEPT WHERE OTHERWISE INDICATED.

                                  THE COMPANY

     We were incorporated in British Columbia, Canada on August 8, 1979 under the name of Concord Energy Corp. We changed our name to United Safety Technology Inc. on February 17, 1988, to Consolidated United Safety Technology Inc. on January 3, 1990, and then to Genetronics Biomedical Ltd., on September 29, 1994. We carry on our business through our operating subsidiary Genetronics, Inc., a California corporation. Genetronics, Inc. was incorporated in California on June 29, 1983.

     We are a San Diego-based drug delivery company specializing in developing technology and hardware focused on electroporation. Electroporation is the application of brief, controlled pulsed electric fields to cells, which cause tiny pores to temporarily open in the cell membrane. Immediately after electroporation, the membrane of the cells is more permeable to drugs and other agents. In the lab, researchers use electroporation to introduce genes, drugs, and other compounds into cells. This is a common and well known procedure and more than 4,000 scientific papers have been published describing results achieved using electroporation.

     While widely used in the research arena, electroporation is a relatively new technology in the therapeutic arena. One of the major difficulties in many forms of drug or gene therapy is that the drug or gene is often not able to penetrate the relatively impermeable walls of cells. The pores produced by electroporation permit the drug or gene to enter the cells to a much greater extent than if the drug or gene was administered without electroporation. When electroporation is used in conjunction with drugs, genes, or other therapeutic agents, it is called Electroporation Therapy, or EPT. Through our Drug Delivery Division, we are developing human-use equipment that is designed to allow physicians to use EPT to achieve more efficient and cost-effective means to deliver drugs or genes to patients with illnesses, including cancer and heart disease. Our proprietary electroporation drug and gene delivery system, the Genetronics MedPulser system, is currently undergoing clinical trials in the United States and Canada for use with bleomycin in the treatment of head and neck cancer.

     We operate through our two divisions: (i) the Drug Delivery Division, through which we are developing drug delivery systems based on electroporation to be used in the site-specific treatment of disease, and (ii) the BTX Division, which develops, manufactures, and sells electroporation equipment for and to the research laboratory market.

     Our common shares trade on the Toronto Stock Exchange and on the American Stock Exchange under the symbol "GEB."

                             SUMMARY FINANCIAL DATA

                               3 MONTHS      12 MONTHS      13 MONTHS      12 MONTHS
                                ENDED          ENDED          ENDED          ENDED
                               JUNE 30,      MARCH 31,      MARCH 31,     FEBRUARY 28,
                                 1999           1999         1998(1)          1997
                             ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  $    699,078   $  3,434,105   $  3,097,198   $ 3,040,734
License fee and milestone
  payments.................            --      4,500,000             --            --
Grant funding..............       198,385        354,135        128,069        38,856
Revenues under
  collaborative research
  and development
  arrangements.............            --         33,048          6,025         8,583
Interest income............        68,283        300,911        427,498        71,206
Total Revenues.............       965,746      8,622,199      3,658,790     3,159,379
Total Expenses.............    (3,909,974)   (15,226,036)   (11,255,456)   (6,153,989)
Net loss for the period....    (2,944,228)    (6,603,837)    (7,596,666)   (2,994,610)
Basic and diluted net loss
  per common share.........         (0.14)         (0.33)         (0.43)        (0.24)
Shares used in per share
  calculations.............    21,673,079     20,272,801     17,782,723    12,692,374

                                AS OF          AS OF          AS OF          AS OF
                               JUNE 30,      MARCH 31,      MARCH 31,     FEBRUARY 28,
                               1999(2)          1999           1998           1997
                             ------------   ------------   ------------   ------------
BALANCE SHEET DATA:
Cash and cash
  equivalents..............  $ 14,487,034   $  6,189,284   $  6,521,990   $ 1,839,607
Total current assets.......    15,937,100      7,627,933      7,425,761     2,977,581
Total assets...............    18,162,857      9,807,644      9,242,887     4,161,129
Total liabilities..........     1,339,958      1,551,283      1,094,856       763,929
Deficit....................   (22,942,729)   (19,998,501)   (13,394,664)   (5,797,998)
Total shareholders'
  equity...................    16,822,899      8,256,361      8,148,031     3,397,200

-------------------------
(1) During the period, we changed our fiscal year end from February 28, 1998 to March 31, 1998. Therefore, the financial data for the fiscal year ended March 31, 1998 includes thirteen months.

(2) Includes payments by the selling shareholders, and other investors, of $3.00 per special warrant, less expenses of $1,231,233, or an aggregate payment of $11,331,267 for the special warrants.

                                  RISK FACTORS

     An investment in our common shares involve a high degree of risk. You should carefully consider the following risks factors and the other information in this prospectus before investing in our common shares. If any of the following risks actually occur, our business or results of operations could be seriously harmed. In that case, the trading price of our common shares could decline, and you may lose part or all of your investment.

CERTAIN RISK FACTORS RELATED TO OUR BUSINESS

OUR BUSINESS MODEL MAY CHANGE AS OUR PRIORITIES AND OPPORTUNITIES CHANGE; AND OUR BUSINESS MAY NEVER DEVELOP TO BE PROFITABLE OR SUSTAINABLE.

     There are many programs that to us seem promising and that we could pursue. Current plans for us are described in this prospectus. However, with limited resources, management may, in our judgment, decide to change priorities and shift programs away from what we disclose in this document, for the purpose of exploiting our core technology of electroporation. The choices we may make will be dependent upon numerous factors, which cannot always be predicted. We cannot assure you that our business model, as it currently exists or as it may evolve, will enable us to become profitable or to sustain operations.

IF WE DO NOT SUCCESSFULLY COMMERCIALIZE PRODUCTS FROM OUR DRUG DELIVERY DIVISION, THEN OUR BUSINESS WILL SUFFER.

     Our Drug Delivery Division is in the early development stage and the success of our company depends on the success of the technology being developed by the Drug Delivery Division. Although we have received various regulatory approvals which apply to Europe for our equipment for use in treating solid tumors, the products related to such regulatory approval have not yet been commercialized. In addition, we have not yet received any regulatory approvals to sell our clinical products in the U.S. and clinical trials are still underway in North America for treating solid tumors. We cannot assure you that we will successfully develop any products. If we fail to develop or successfully commercialize any products, then it will have a material adverse effect on us. This Division is at an early stage of development and there are many uncertainties ahead.

UNPREDICTABILITY OF CONDUCTING PRE-CLINICAL AND CLINICAL TRIALS OF OUR HUMAN-USE EQUIPMENT.

     Before any of Genetronics' human-use equipment can be sold, the FDA, and/or foreign regulatory offices, must determine that the equipment meets certain criteria for use in the indications for which approval is requested. The FDA will make this determination based on the results from our pre-clinical testing and clinical trials. We are currently in the process of conducting and designing human clinical trials directed to the use of electroporation to deliver bleomycin to certain types of tumors.

     Clinical trials are unpredictable. Results achieved in early stage clinical trials may not be repeated in later stage trials, or in trials with more patients. When early, positive results are not repeated in later stage trials, pharmaceutical and biotechnology companies have suffered significant setbacks. Not only are commercialization timelines pushed back, but some companies, particularly smaller biotechnology companies like us with limited cash reserves, have gone out of business after releasing news of unsuccessful or neutral clinical trial results.

     If any of the following events arise during our clinical trials, then we would expect this to have a serious negative effect on our company and your investment:

     - The electroporation-mediated delivery of drugs or other agents may be found to be ineffective or to cause harmful side effects, including death;

     - Our clinical trials may take longer than anticipated, for any of a number of reasons including a scarcity of subjects that meet the physiological or pathological criteria for entry into the study or that are willing to participate through the end of the trial or administrative changes within our corporate partner's organization;

     - The reported clinical data may change over time as a result of the continuing evaluation of patients;

     - Data from various sites participating in the clinical trials may be incomplete or unreliable, which could result in the need to repeat the trial or abandon the project; and

     - The FDA and other regulatory authorities may interpret our data differently than we do, which may delay or deny approval.

     Clinical trials are generally quite expensive. A delay in our trials, for whatever reason, will probably require us to spend even more money to keep the product(s) moving through the regulatory process. If we do not have or cannot raise the needed funds, then our human-use products could be shelved. In the event the clinical trials are not successful, we will have to determine whether to put more money into the program to address its deficiencies or whether to abandon use of the products in the tested indications. Loss of the human-use product line would be a significant setback for our company.

     Because there are so many variables inherent in clinical trials, we cannot predict whether any of our future regulatory applications to conduct clinical trials will be approved by the FDA or other regulatory authorities, whether our clinical trials will commence or proceed as planned, and whether the trials will ultimately be deemed to be successful.

OUR BUSINESS IS HIGHLY DEPENDENT ON RECEIVING APPROVALS FROM VARIOUS UNITED STATES AND INTERNATIONAL GOVERNMENT AGENCIES AND CAN BE DRAMATICALLY AFFECTED IF APPROVAL TO MANUFACTURE AND SELL OUR HUMAN-USE EQUIPMENT IS NOT GRANTED.

     The production and marketing of our human-use equipment and the ongoing research, development, preclinical testing, and clinical trial activities are subject to extensive regulation. Numerous governmental agencies in the US and internationally, including the FDA, must review our applications and decide whether to grant approval. All of our human-use equipment must go through an approval process for each indication in which we want to label it for use, e.g., use for dermatology, use for transfer of a certain gene to a certain tissue in the United States, use for administering a certain drug to a certain tumor type in a patient for certain characteristics. These regulatory processes are extensive and involve substantial costs and time (years).

     We have limited experience in, and limited resources available for regulatory activities. Failure to comply with applicable regulations can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

     We want to remind you that any of the following events can occur and, if any did occur, any one would have a material adverse effect on us:

     - There can be delays, sometimes long, in obtaining approval for our human-use devices;

     - The rules and regulations governing human-use equipment such as ours can change during the review process, which can result in the need to spend time and money for further testing or review;

     - If approval for commercialization is granted, it is possible the authorized use will be more limited than we believe is necessary for commercial success, or that approval may be conditioned on completion of further clinical trials or other activities; and

     - Once granted, approval can be withdrawn, or limited, if previously unknown problems arise with our human-use product.

WE RELY HEAVILY ON COLLABORATIVE AND LICENSING RELATIONSHIPS, AND WILL BE NEGATIVELY AFFECTED IF WE CANNOT MAINTAIN OR EXPAND EXISTING RELATIONSHIPS, AND INITIATE NEW ONES.

     We rely and will continue to rely on partners and collaborators to fund some of our research and development expenses and to assist us in the research and development of our human-use equipment. Our largest partner is Ethicon Endo-Surgery, Inc., a Johnson & Johnson company. On August 5, 1999, we announced that Ethicon, Inc. had assigned its obligations and responsibilities under certain development and license, and supply agreements with us to Ethicon Endo-Surgery, Inc., another Johnson & Johnson company. Ethicon, Inc. made certain payments to us, and Ethicon Endo-Surgery, Inc. is required to continue to make milestone-based payments. Ethicon Endo-Surgery, Inc. is obligated to compensate us for human-use products and to pay royalties on sales or leases in the future, in exchange for the right to help develop and sell or lease our human-use equipment to hospitals and others for cancer treatments, among other rights. We depend on Ethicon Endo-Surgery, Inc. for funding, for Ethicon Endo-Surgery, Inc.'s clinical, sales and marketing efforts under the agreement, and for the positive association we receive by having Ethicon Endo-Surgery, Inc. as our partner. Loss of the Ethicon Endo-Surgery, Inc. relationship, or loss of the relationship between our company and the Johnson & Johnson companies, would result in a material adverse effect on our company.

     Our clinical trials to date have used our equipment with the anti-cancer drug bleomycin. It is not the current intent to package bleomycin together with the equipment for sale, but if it should be necessary or desirable to do this, we would need a reliable source of the drug. In 1998, we signed a supply agreement with Abbott Laboratories under which it would sell us bleomycin for inclusion in our package. If it becomes necessary or desirable to include bleomycin in our package, and this relationship with Abbott should be terminated, then we would have to form a relationship with another provider of this generic drug, which could delay product launch.

     Genetronics also relies on scientific collaborators at universities and companies to further our research and test our equipment. In most cases, we lend our equipment to a collaborator, teach him or her how to use it, and together design experiments to test the equipment in one of the collaborator's fields of expertise. We aim to secure agreements that restrict collaborators' rights to use the equipment outside of the agreed upon research, and outline the rights each of us will have in any results or inventions arising from the work. Nevertheless, there is always risk that:

     - Our equipment will be used in ways we did not authorize, which can lead to liability and unwanted competition;

     - We may determine that our technology has been improperly assigned to us or a collaborator may claim rights to certain of our technology which may require us to pay license fees or milestone payments and, if commercial sales of the underlying product is achieved, royalties;

     - We will lose rights to inventions made by our collaborators in the field of our business, which can lead to expensive legal fights and unwanted competition;

     - Our collaborators will not keep our confidential information to themselves, which can lead to loss of our right to seek patent protection and loss of trade secrets, and expensive legal fights; and

     - Collaborative associations can damage a company's reputation if they go awry and, thus, by association or otherwise, the scientific community holds a negative view of us.

     For instance, we have received correspondence from the University of South Florida, USF, purporting to claim certain rights to intellectual property assigned to us. We dispute USF's claim of rights to such intellectual property. We are currently in the negotiations with USF with respect to this issue.

     We cannot guarantee that any of the results from these collaborations will be fruitful. We also cannot tell you that we will be able to continue to collaborate with individuals and institutions that will further our work, or that we will be able to do so under terms that are not too restrictive. If we are not able to maintain or develop new collaborative relationships, then it is likely the research pace will slow down and it will take longer to identify and commercialize new products, or new indications for our existing products.

OUR COMPANY COULD BE SUBSTANTIALLY DAMAGED IF PHYSICIANS AND HOSPITALS PERFORMING OUR CLINICAL TRIALS DO NOT ADHERE TO PROTOCOLS OR PROMISES MADE IN CLINICAL TRIAL AGREEMENTS.

     Our company also works with a number of hospitals to perform clinical trials, currently in oncology. We depend on these hospitals to recruit patients for the trials, to perform the trials according to our protocols, and to report the results in a thorough, accurate and consistent fashion. Although we have agreements with these hospitals, which govern what each party is to do with respect to the protocol, patient safety, and avoidance of conflict of interest, there are risks that the terms of the contracts will not be followed. For instance:

     - Risk of Deviations from Protocol. The hospitals or the physicians working at the hospitals may not perform the trial correctly. Deviations from protocol may make the clinical data not useful and the trial could be essentially worthless.

     - Risk of Improper Conflict of Interest. Physicians working on protocols may have an improper economic interest in our company, or other conflict of interest, despite the fact that this is disallowed in the contract. When a physician has a personal stake in the success of the trial, such as can be inferred if the physician owns stock of the trial sponsor, it can create suspicion that the trial results were improperly influenced by the physician's interest in economic gain. Not only can this put the clinical trial results at risk, but it can also do serious damage to a company's reputation.

     - Risks Involving Patient Safety and Consent. Physicians and hospitals may fail to secure formal written consent as instructed or report adverse effects that arise during the trial in the proper manner, which could put patients at unnecessary risk. This increases our liability, affects the data, and can damage our reputation.

     If any of these events were to occur, then it could have a material adverse effect on our ability to receive regulatory authorization to sell our human-use equipment, not to mention on our reputation. Negative events that arise in the performance of clinical trials sponsored by biotechnology companies of our size and with our limited cash reserves have resulted in companies going out of business.

WE RELY HEAVILY ON OUR PATENTS AND PROPRIETARY RIGHTS TO ATTRACT PARTNERSHIPS AND MAINTAIN MARKET POSITION.

     Another factor that will influence our success is the strength of our patent portfolio. Patents give the patent holder the right to keep others out of its patented territory. If someone practices within the patented territory of a patent holder, then the patent holder has the right to charge him with infringement and begin legal proceedings, which can be lengthy and costly. The patenting process, enforcement of issued patents, and defense against claims of infringement are inherently risky. Because our Drug Delivery Division relies heavily on patent protection, for us, the risks are significant and include the following:

     - Risk of Inadequate Patent Protection for Product. We cannot say with certainty that the United States or foreign patent offices will grant patents of meaningful scope based on the applications we have already filed and those we intend to file. If we do not have patents that adequately protect our human-use equipment and indications for its use, then we will not be competitive.

     - Risk Important Patents Will Be Judged Invalid. We cannot guarantee you that every issued patent we now own or license is valid. If we have to defend the validity of any of our patents, then it will require a lot of time and money to do so, and there is no guarantee of a successful outcome. In the event an important patent related to our drug delivery technology is found to be invalid, we would lose competitive position and may not be able to receive royalties for products covered in part or whole by that patent under license agreements.

     - Risk of Being Charged With Infringement. Although we try to avoid infringement by monitoring patents granted to competitors, there is the risk that we will use a patented technology owned by another and/or be charged with infringement. Defending against a charge of infringement can involve lengthy and costly legal actions, with no guarantee of a successful outcome. Biotechnology companies of about our size and limited cash have gone out of business after fighting and losing an infringement battle. If we were prevented from using or selling our human-use equipment, then our business would be seriously affected.

     - Freedom to Operate Risks. We are aware that patents related to electrically assisted drug delivery have been granted to, and filed by, our potential competitors. We have taken licenses to some of these patents, and will consider taking additional licenses in the future. Nevertheless, the competitive nature of our field of business and the fact that others have sought patent protection for technologies similar to ours, makes these risks more real than not.

     In addition to patents, we also rely on trade secrets and proprietary know-how. We try to protect this information with appropriate confidentiality and inventions agreements with our employees, scientific advisors, consultants, and collaborators. We cannot assure you that these agreements will not be breached, or that we will be able to do much to protect ourselves if they are breached, or that our trade secrets will not otherwise become known or be independently discovered by competitors. If any of these events occurs, then we run the risk of losing control over valuable company information, which could negatively affect our competitive position.

WE RUN THE RISK THAT OUR TECHNOLOGY WILL BECOME OBSOLETE OR LOSE ITS COMPETITIVE ADVANTAGE.

     The drug delivery business is very competitive, fast moving and intense, and expected to be increasingly so in the future. Other companies and research institutions are developing drug delivery systems that, if not similar in type to our systems, are designed to address the same patient or subject population. Therefore, we cannot promise you that our products will be the best, the safest, the first to market, or the most economical to make. If competitors' products are better than ours, for whatever reason, then we will make less money from sales and our products risk becoming obsolete.

     There are many reasons why competitors might be more successful than Genetronics, including:

     - More Money. Some competitors have a lot more money than we do. They can afford more technical and timeline setbacks than we can.

     - Better Experience. Some competitors have been in the drug delivery business longer than we have. They have greater experience than us in critical areas like clinical testing, obtaining regulatory approval, and sales and marketing. This experience or their name recognition may give them a competitive advantage over us.

     - Superior Patent Position. Some competitors may have a better patent position protecting their technology than we have or will have to protect our technology. If we cannot use our patents to prevent others from copying our technology, or if we cannot obtain a critical license to another's patent that we need to make and use our equipment, then we would expect our competitive position to lessen.

     - Faster to Market. Some companies with competitive technologies may move through stages of development, approval, and marketing faster than Genetronics. If a competitor receives FDA approval before us, then it will be authorized to sell product before us. Because the first company "to market" often has a significant advantage over late-comers, a second place position could result in less than anticipated sales.

     - Reimbursement Allowed. In the United States, third party payers, such as Medicare, may reimburse physicians and hospitals for competitors' products but not for our human-use products. This would significantly affect our ability to sell our human-use products in the United States and would have a serious effect on revenues and our business as a whole. Outside of the United States, reimbursement and funding policies vary widely.

OUR ABILITY TO ACHIEVE SIGNIFICANT REVENUE FROM SALES OR LEASES OF HUMAN-USE EQUIPMENT WILL DEPEND ON ESTABLISHING EFFECTIVE SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR RELATIONSHIPS AND WE LACK SUBSTANTIAL EXPERIENCE IN THESE AREAS.

     Our company has no experience in sales, marketing and distribution of clinical and human-use products. If we want to be direct distributors of the human-use products, then we must develop a marketing and sales force. This would involve a lot of money, training, and time. Alternatively, we may decide, as we did with the human-use oncology market, to rely on a company with a large distribution system and a large direct sales force to undertake these activities on our behalf. This route could result in less profit for us, but may permit us to reach market faster. In any event, we cannot assure you that we will be able to undertake the effort on our own, or contract with another to do this for areas other than oncology, at a reasonable cost. We also cannot assure you that, regardless of the route we take, we will successfully commercialize any product.

WE HAVE OPERATED AT A LOSS AND WE EXPECT TO CONTINUE TO ACCUMULATE A DEFICIT.

     As of June 30, 1999, we had a deficit of $22,942,729. We have operated at a loss since 1994, and we expect this to continue for some time. The amount of the accumulated deficit will continue to grow, as it will be expensive to continue our clinical, research, and development efforts. If these activities are successful, and if we receive approval from the FDA to market human-use equipment, then even more money will be required to market and sell the equipment.

     Most of the cash we received last year was from our then corporate partner, Ethicon, Inc., which funded further development of the cancer drug delivery technology through the payment of license and milestone fees, and from Johnson and Johnson Development Corporation which bought common shares. Other funds came in from sales of BTX research-use equipment, interest income on our investments, and Small Business Innovative Research (SBIR) grants. It is possible that we will lose our SBIR grants or that it will be determined that we are not or have not been in compliance with such program requirements, and the government may require us to pay back the original funding grants or even pay certain penalties. We do not expect to receive enough money from these sources to completely pay for future activities.

WE WILL HAVE A NEED FOR SIGNIFICANT AMOUNTS OF MONEY IN THE FUTURE AND THERE IS NO GUARANTEE THAT WE WILL BE ABLE TO OBTAIN THE AMOUNTS WE NEED.

     As discussed, we have operated at a loss, and expect that to continue for some time in the future. Our plans for continuing clinical trials, conducting research, furthering development and, eventually, marketing our human-use equipment will cost a lot of money. The extent of these costs will depend on many factors, including some of the following:

     - The progress and breadth of preclinical testing and the size of our drug delivery programs, all of which directly influence cost;

     - The costs involved in complying with the regulatory process to get our human-use products approved, including the number, size, and timing of necessary clinical trials;

     - The costs involved in patenting our technologies and defending them;

     - Changes in our existing research and development relationships and our ability to enter into new agreements;

     - The cost of manufacturing our human-use and research-use equipment; and

     - Competition for our products and our ability, and that of our partners, to commercialize our products.

     We plan to fund operations by several means. Ethicon Endo-Surgery, Inc. will continue to fund a portion of the oncology program, and we will attempt to enter into contracts with partners that will fund either general operating expenses or specific programs or projects. Some funding also may be received through government grants. We cannot promise that we will enter into any such contracts or, if we do, that our partners will provide enough money to meet our needs.

     In the past, we have raised funds by public and private sale of our stock, and we may do this in the future to raise needed funds. Sale of our stock to private or public investors usually results in existing shareholders becoming "diluted". The greater the number of shares sold, the greater the dilution. A high degree of dilution can make it difficult for the price of our stock to rise rapidly, among other things. Dilution will lessen a shareholder's voting power.

     We cannot assure you that we will be able to raise money needed to fund operations, or that we will be able to raise money under terms that are favorable to us.

IF WE DO NOT HAVE ENOUGH MONEY TO FUND OPERATIONS, THEN WE WILL HAVE TO CUT
COSTS.

     If we are not able to raise needed money under acceptable terms, then we will have to take measures to cut costs, such as:

     - Delay, scale back or discontinue one or more of our drug delivery programs or other aspects of operations, including laying off some personnel or stopping clinical trials;

     - Sell or license some of our technologies that we would not otherwise give up if we were in a better financial position;

     - Sell or license some of our technologies under terms that are a lot less favorable than they otherwise might have been if we were in a better financial position; and

     - Consider merging with another company or positioning ourselves to be acquired by another company.

     If it became necessary to take one or more of the above-listed actions, then we may have a lower valuation, which probably would be reflected in our stock price.

THE MARKET FOR GENETRONICS STOCK IS VOLATILE, WHICH COULD ADVERSELY AFFECT AN INVESTMENT IN OUR STOCK.

     Our share price and volume are highly volatile. This is not unusual for biomedical companies of our size, age, and with a discrete market niche. It also is common for the trading volume and price of biotechnology stocks to be unrelated to a company's operations, i.e., to go down on positive news and to go up on no news. Our stock has exhibited this type of disconnect in the past, and may well exhibit it in the future. The historically low trading volume of our stock makes it more likely that a severe fluctuation in volume, either up or down, will affect the stock price.

     Some factors that we would expect to depress the price of our stock include:

     - Adverse or neutral clinical trial results;

     - Announcement that the FDA denied our request to approve our human-use product for commercialization in the United States, or similar denial by other regulatory bodies which make independent decisions outside the United States. To date, Europe is the only foreign jurisdiction in which we have sought approval for commercialization;

     - Announcement of legal actions brought by or filed against us for patent or other matters, especially if we do not win such actions;

     - Cancellation of important corporate partnerships or agreements, such as the Ethicon Endo-Surgery, Inc. agreement;

     - Public concern as to the safety of our human-use products;

     - Shareholders' decisions, for whatever reasons, to sell large amounts of our stock;

     - A decreasing cash-on-hand balance to fund operations, or other signs of apparent financial uncertainty; and

     - Significant advances made by competitors that are perceived to be expected to limit our market position.

OUR DEPENDENCE UPON NON-MARKETED PRODUCTS, LACK OF EXPERIENCE IN MANUFACTURING AND MARKETING HUMAN-USE PRODUCTS, AND OUR CONTINUING DEFICIT MAY RESULT IN EVEN FURTHER FLUCTUATIONS IN OUR TRADING VOLUME AND SHARE PRICE.

     Successful approval, marketing, and sales of our human-use equipment is critical to the financial future of our company. Our products are not yet approved for sale in the United States and there can be no assurance that they will be or that such sales will be as large or timely as we expect. These uncertainties may cause our operating results to fluctuate dramatically in the next several years. We believe that quarter-to-quarter or annual comparisons of our operating results are not a good indication of our future performance. Nevertheless, these fluctuations may cause us to perform below the expectations of the public market analysts and investors. If this happens, the price of our common shares would likely fall.

OUR BTX DIVISION MARKETS ONLY TO THE ELECTROPORATION PRODUCT NICHE MARKETS AND RELIES ON DISTRIBUTION RELATIONSHIPS FOR SALES.

     The BTX Division currently markets only electroporation equipment to the research market. If our research-use equipment loses its competitive position, since the BTX Division does not have any other product line on which to rely, our sales would be expected to decline. Therefore, if we do not develop and introduce new products directed to research-use electroporation, at a reasonable price, then we will lose pace with our competitors. We cannot guarantee you that we will have the necessary funds for our BTX Division to stay competitive or that the Division will succeed.

     The research-use equipment is sold through United States and international distributors. Approximately 24% of BTX sales last year were in the United States through our distribution agreement with VWR Scientific. This accounted for about 10% of our total revenue. We rely heavily on our relationship with VWR to sell our product in the United States. There is no guarantee that we will be able to maintain or replace our current distribution relationship with VWR or other distributors, or establish sales, marketing and distribution capabilities of our own. If distribution relationships are not in place for the major markets, e.g., the United States, Europe and Japan, then the BTX Division may suffer declining sales, which would have an effect on our bottom line.

THERE IS A RISK OF PRODUCT LIABILITY WITH HUMAN-USE EQUIPMENT AND RESEARCH-USE EQUIPMENT.

     The testing, marketing and sale of human-use products expose us to significant and unpredictable risks of equipment product liability claims. These claims may arise from patients, clinical trial volunteers, consumers, physicians, hospitals, companies, institutions, or others using, selling, or buying our equipment. Product liability risks are inherent in our business and will exist even after the products are approved for sale. If and when our human-use equipment is commercialized, and with respect to the research-use equipment that is currently marketed by our BTX Division, we run the risk that use (or misuse) of the equipment will result in personal injury. We have not experienced any claims of this kind to date, but we cannot be certain that they will not occur. The chance of occurrence will increase after both product types are on the market.

     Genetronics purchased liability insurance in connection with the ongoing oncology clinical trials, and we would expect to purchase additional policies for any additional clinical trial. We cannot assure you that the insurance we purchase will provide adequate coverage in the event a claim is made, and that no payments against claims will be funded by us directly. If we did have to make payment against a claim, then it would impact our financial ability to perform the research, development, and sales activities we have planned.

     With respect to our research-use equipment, there is always the risk of product defects. Product defects can lead to loss of future sales, decrease in market acceptance, damage to our brand or reputation, and product returns and warranty costs. These events can occur whether the defect resides in a component we purchased from a third party or whether it was due to our design and/or manufacture. Our sales agreements typically contain provisions designed to limit our exposure to product liability claims. However, we do not know whether these limitations are enforceable in the countries in which the sale is made. Any product liability or other claim brought against us, if successful and of sufficient magnitude, could negatively impact our financial performance, even if we have insurance.

WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO MANUFACTURE OUR HUMAN-USE AND RESEARCH-USE EQUIPMENT IN SUFFICIENT VOLUMES AT COMMERCIALLY REASONABLE RATES.

     Our products must be manufactured in sufficient commercial quantities, in compliance with regulatory requirements, and at an acceptable cost to be attractive to purchasers. We rely on third parties to manufacture and assemble most aspects of our equipment. We have two approved sources for every component of the manufacturing process and have three approved sources for some components in the process.

     Disruption of the manufacture of our products, for whatever reason, could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis. This would be expected to affect revenues and may affect our long-term reputation, as well. In the event we provide product of inferior quality, we run the risk of product liability claims and warranty obligations, which will negatively affect our bottom line.

     Our manufacturing facilities for human-use products will be subject to Quality Systems regulations, international quality standards and other regulatory requirements, including pre-approval inspection for the human-use equipment and periodic post-approval inspections for all human-use products. While we have undergone and passed a Quality Systems review from an international body, we have never undergone a Quality Systems inspection by the FDA. We cannot guarantee that we will pass an FDA inspection when it occurs. If our facilities are not up to the FDA standards in sufficient time, prior to United States launch of product, then it will result in a delay or termination of our ability to produce the human-use equipment in our facility. Any delay in production will have a negative effect on our business.

OUR BTX DIVISION MUST MANAGE THE RISKS OF INTERNATIONAL OPERATIONS.

     The BTX Division of Genetronics sells a lot of its research-use equipment in foreign countries, particularly in the Pacific Rim. Last fiscal year, about 38% of BTX's revenues were from BTX sales into foreign countries. Like any company having foreign sales, BTX's sales are influenced by many factors outside of our control.

     For instance, the following factors can negatively influence BTX's sales or profitability in foreign markets:

     - We are subject to foreign regulatory requirements, foreign tariffs and other trade barriers that may change without sufficient notice;

     - Our expenses related to international sales and marketing may increase to a significant extent due to political and/or economic factors out of our control, including money spent to control and manage distributors;

     - We are subject to various export restrictions and may not be able to obtain export licenses when needed;

     - Some of the foreign countries in which we do business suffer from political and economic instability, and Asian markets, which are important to the BTX Division, have recently suffered considerable turmoil;

     - Some of the foreign currencies in which we do business fluctuate significantly;

     - We may have difficulty collecting accounts receivables or enforcing other legal rights; and

     - We are subject to the Foreign Corrupt Practices Act, which may place us at a competitive disadvantage to foreign companies that do not have to adhere to this Act.

WE DEPEND ON THE CONTINUED EMPLOYMENT OF QUALIFIED PERSONNEL.

     Our success is highly dependent on the people who work for us. If we cannot attract and retain top talent to work in our company, then our business will suffer. We cannot assure you that the staff we now have will decide to stay with our company, or that we will be able to replace departing employees or build departments with qualified individuals.

     We have an employment agreement in place for Martin Nash, our President, Chief Executive Officer and Chief Financial Officer and a compensation agreement in place for James Lierman, our Chief Operating Officer. If Mr. Nash or Mr. Lierman chooses to leave us, then it might pose significant risks to our continued development and progress.

WE MAY NOT MEET ENVIRONMENTAL GUIDELINES, AND AS A RESULT COULD BE SUBJECT TO CIVIL AND CRIMINAL PENALTIES.

     Like all companies in our line of work, we are subject to a variety of governmental regulations relating to the use, storage, discharge and disposal of hazardous substances. Our safety procedures for handling, storage and disposal of such materials are designed to comply with applicable laws and regulations. Nevertheless, if we are found to not comply with environmental regulations, or if we are involved with contamination or injury from these materials, then we may be subject to civil and criminal penalties. This would have a negative impact on our reputation, our finances, and could result in a slowdown, or even complete cessation of our business.

WE MAY BE ADVERSELY AFFECTED BY THE YEAR 2000 COMPUTER PROBLEM.

     The Year 2000 Problem stems from the fact that many computer systems, software programs, equipment and instruments with embedded microprocessors were designed to only recognize the last two digits of a calendar year. With the arrival of the Year 2000, these systems and microprocessors may encounter operating problems due to their inability to distinguish years after 1999 from years preceding 1999. We are aware of the issues associated with the Year 2000 Problem in many existing hardware and software applications. In 1998 we established a Year 2000 compliance plan which was approved by our senior management and Board of Directors. To execute the plan, we formed a Year 2000 committee that is composed of both management and non-management personnel. In addition, we have contracted with an outside Year 2000 service provider to assist with the implementation of the Year 2000 compliance plan. The plan is a multi-phased approach to the Year 2000 Problem, and includes assessment, inventory, testing and remediation phases.

     We cannot guarantee the compliance status of third parties, and the failure of key suppliers, distributors, business partners, or customers to become Year 2000 compliant on a timely basis, or at all, could have a material adverse effect on us. In addition, there is no assurance that we will timely identify and remediate all Year 2000 problems, that remedial efforts will not involve significant time and expense, or that such problems will not have a material adverse effect on our business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues" for detailed information on our state of readiness, potential risks and contingency plans regarding the Year 2000 issue.

OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN OUR FORWARD-LOOKING STATEMENTS.

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may constitute forward-looking statements. These statements, if any, involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements. The most significant of these factors are discussed under "Risk Factors" or described elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such words or other comparable words.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. In addition, neither us nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                              SELLING SHAREHOLDERS

     We are registering for resale 1,900,000 outstanding shares of our common stock acquired by accredited investors in a private placement upon exercise of special warrants. We are also registering for resale 2,242,611 outstanding shares of our common stock previously issued in a private placement to Johnson & Johnson Development Corporation. The following table sets forth; (i) the name and address of the selling shareholders; (ii) the number of our shares of common stock that the selling shareholder beneficially owned prior to the offering for resale of any of the shares of our common stock being registered hereby; (iii) the maximum number of shares of our common stock that may be offered for resale for the account of the selling shareholders pursuant to this prospectus; and
(iv) the number of shares of our common stock to be held by the selling shareholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling shareholders). The 4,142,611 shares of common stock to be sold pursuant to this prospectus are referred to as the "Resale Shares" in the following chart and footnotes.

                                                                   PERCENTAGE OF SHARES OF
                                    NUMBER OF      NUMBER OF       GENETRONICS COMMON STOCK
                                    SHARES OF      SHARES OF        BENEFICIALLY OWNED(3)
                                   GENETRONICS    GENETRONICS    ----------------------------
                                     COMMON          COMMON        BEFORE            AFTER
                                   STOCK TO BE       STOCK       OFFERING OF      OFFERING OF
                                  RESOLD IN THE   BENEFICIALLY   THE RESALE       THE RESALE
   SELLING SECURITYHOLDERS(1)       OFFERING        OWNED(2)       SHARES          SHARES(4)
   --------------------------     -------------   ------------   -----------      -----------
Smallcap World Fund, Inc........    1,650,000      1,650,000        6.18%             --
American Variable Insurance
  Series -- Global Small
  Capitalization Fund...........      250,000        250,000           *              --
Johnson & Johnson Development
  Corporation...................    2,242,611      2,242,611         8.4%             --
                                    ---------
                                    4,142,611

-------------------------
 *  Represents beneficial ownership of less than 1%.

(1) This table is based upon information supplied to us by CB Capital Corp., formerly Canaccord (L) International Corporation or the selling shareholders.

(2) Number of shares beneficially owned is determined as of September 17, 1999 and in accordance with the rules of the Commission.

(3) Based upon 26,702,883 shares of Genetronics common stock, including 4,606,250 special warrants convertible into common stock, issued and outstanding on September 17, 1999.

(4) Assumes the sale of all of the shares to be resold in the offering.

                              PLAN OF DISTRIBUTION

     The 4,142,611 shares of common stock to which this prospectus relates may be sold from time to time by the selling shareholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may offer these shares of common stock in one or more of the following transactions:

     - on any national securities exchange or quotation service at which the common shares may be listed or quoted at the time of sale, including the American Stock Exchange and Toronto Stock Exchange;

     - in the over-the-counter market;

     - in private transactions;

     - through options; and

     - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling shareholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of our common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders do not have to sell all of the shares they own pursuant to this prospectus. The selling shareholders may transfer, devise or gift such shares by other means not described in this prospectus.

     To comply with the securities laws of certain jurisdictions, the common shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common shares may not be offered or sold unless the common shares have been registered or qualified for sale or an exemption is available and complied with.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common shares may not simultaneously engage in market-making activities with respect to the common shares for nine business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common shares by the selling shareholders or any such other person. These factors may affect the marketability of the common shares and the ability of brokers or dealers to engage in market-making activities.

     We will pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this registration will be approximately $100,000. All expenses for the issuance of a supplement to this prospectus, when requested by selling shareholder(s), will also be paid by us.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of any of the shares of common stock covered by this prospectus by the selling shareholders. All proceeds from the resale of shares of our common stock described in this prospectus will be for the accounts of the selling shareholders.

                                DIVIDEND POLICY

     We have not declared or paid any dividends on our common shares since our inception. Our directors expect that while we are unprofitable, earnings will not be distributed to shareholders by way of dividend. The declaration of dividends on our common shares will depend upon the directors' assessment of, among other factors, earnings, capital requirements and our operating and financial condition. See "Description of Capital Stock-Dividend Policy".

                            COMMON SHARE PRICE RANGE

     Our outstanding common shares have been listed on the Toronto Stock Exchange since September 2, 1997 under the symbol "GEB." Prior to September 2, 1997, our common shares were traded on the Vancouver Stock Exchange under the symbol "GEB." In addition, since December 8, 1998, our common shares have been traded on the American Stock Exchange also under the symbol "GEB." The following tables sets forth, for the periods indicated, the high and low sales prices for the common shares as reported by the American Stock Exchange and the Toronto Stock Exchange.

                            AMERICAN STOCK EXCHANGE

                                                                COMMON SHARE
                                                                 PRICE(US$)
                                                              ----------------
                                                               HIGH       LOW
                                                              ------      ----
Fiscal year ended March 31, 2000:
  First Quarter.............................................  3.9375      2.75
Fiscal year ended March 31, 1999:
  Fourth Quarter............................................  4.0625      3.25
  Third Quarter (beginning on December 8, 1998).............  3.6875      3.25

                             TORONTO STOCK EXCHANGE

                                                               COMMON SHARE
                                                               PRICE(CDN$)
                                                              --------------
                                                              HIGH      LOW
                                                              ----      ----
Fiscal year ended March 31, 2000:
  First Quarter.............................................  5.95      4.15
Fiscal Year ended March 31, 1999:
  Fourth Quarter............................................  6.10      4.80
  Third Quarter.............................................  6.20      4.00
  Second Quarter............................................  4.75      3.10
  First Quarter.............................................  4.91      3.35
Fiscal Year ended March 31, 1998:
  Fourth Quarter*...........................................  4.10      2.40
  Third Quarter.............................................  4.45      2.55
  Second Quarter (beginning on September 2, 1997)...........  5.25      3.25

-------------------------
* We changed our fiscal year end from February 28, 1998 to March 31, 1998, which means the above noted "quarter" covers four months instead of three months.

On September 17, 1999, the last reported sale price of our common shares on the Toronto Stock Exchange was CDN$5.70 per share and US$3.8125 on the American Stock Exchange. On September 17, 1999, we had approximately 334 holders of record of common shares.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999 on an actual basis.

     This information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                                              JUNE 30, 1999
                                                              -------------
                                                                 ACTUAL
                                                              -------------
Obligation under capital lease..............................  $    153,421
Shareholders' equity:
  Common Shares, no par value, 100,000,000 authorized;
     21,781,266 Common Shares issued and outstanding at June
     30, 1999(1)............................................    28,540,182
Class A Preferred Shares, 100,000,000 authorized; none
  issued....................................................            --
Special warrants(2).........................................    11,331,267(3)
Cumulative Translation Adjustment...........................      (105,821)
Deficit.....................................................   (22,942,729)
          Total shareholders' equity........................    16,822,899
          Total capitalization..............................  $ 16,976,320

-------------------------
(1) On March 26, 1999, the Compensation Committee of our Board approved the conversion of all option exercise prices from Canadian dollars to US dollars. Excludes, as of June 30, 1999, (i) 375,000 common shares reserved for issuance upon exercise of stock options granted outside of a stock option plan, at a weighted average exercise price of $0.84 per share; (ii) 3,500,000 common shares reserved for issuance under our 1995 Stock Option Plan, of which 1,593,400 shares were subject to outstanding options, at a weighted average exercise price of $2.04 per share; (iii) 6,400,000 common shares reserved for issuance under our 1997 Stock Option Plan, of which 2,628,236 shares were subject to outstanding options, at a weighted average exercise price of $2.63 per share; and (iv) 418,750 common shares issuable upon exercise of outstanding Agents Warrants at a weighted average exercise price of $3.31 per share. See "Description of Capital Stock" and "Management -- 1995 Stock Option Plan and 1997 Stock Option Plan."

(2) See Note 4 of notes to unaudited consolidated financial statements for the three months ended June 30, 1999.

(3) After the payment of the agent's commission of $1,005,000 and issuance of 30,000 common shares valued at $99,798 to the agent's nominee for services provided and other costs of $126,435 related to the offering of the special warrants.

                            SELECTED FINANCIAL DATA

     The following selected financial data and selected consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Operating Results and Genetronics's audited consolidated financial statements and notes thereto, included elsewhere in this Prospectus. The selected financial data as of March 31, 1999 and 1998 and February 28, 1997, are derived from the financial statements of Genetronics that have been audited by Ernst & Young LLP, independent public accountants, which are included elsewhere in this prospectus. The selected financial data for the three months ended June 30, 1999 and June 30, 1998 is unaudited. The unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for these periods.

     On September 17, 1999, the Federal Reserve Bank of New York quoted the noon rate of exchange for converting Canadian dollars into U.S. dollars at 1.4742 Canadian dollars equaled 1 U.S. dollar. Using Interbank exchange rate quotes, the following table presents a history of the exchange rates of Canadian dollars into U.S. dollars for the five most recent fiscal years of the Company.

                        JUNE 30,   JUNE 30,   MAR. 31,   MAR. 31,   FEB. 28,   FEB. 29,   FEB. 28,
    PERIOD ENDING         1999       1998       1999       1998       1997       1996       1995
    -------------       --------   --------   --------   --------   --------   --------   --------
Period End............   1.4752     1.4685     1.5104     1.4218     1.3556     1.3752     1.4005
Average...............   1.4720     1.4461     1.5031     1.3994     1.3556     1.3767     1.3778
Period's High.........   1.5076     1.4767     1.5845     1.4686     1.3752     1.4077     1.4132
Period's Low..........   1.4447     1.4144     1.4144     1.3594     1.3381     1.3458     1.3424

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                THREE MONTHS            TWELVE       THIRTEEN        TWELVE         TWELVE         TWELVE
                                    ENDED               MONTHS        MONTHS         MONTHS         MONTHS         MONTHS
                                  JUNE 30,               ENDED         ENDED         ENDED          ENDED          ENDED
                          -------------------------    MARCH 31,     MARCH 31,    FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                             1999          1998          1999         1998(1)         1997           1996           1995
                          -----------   -----------   -----------   -----------   ------------   ------------   ------------
                          (UNAUDITED)   (UNAUDITED)
REVENUE:
Net Sales...............      699,078       814,405     3,434,105     3,097,198     3,040,734      2,512,131      2,237,404
License Fee and
  Milestone Payments....           --            --     4,500,000            --            --             --             --
Grant Funding...........      198,385        62,883       354,135       128,069        38,856         82,614         65,592
Revenues under
  collaborative research
  and development
  arrangements..........           --         6,000        33,048         6,025         8,583         22,678        183,235
Interest Income.........       68,283        69,849       300,911       427,498        71,206         64,160             --
                          -----------   -----------   -----------   -----------   -----------    -----------     ----------
                              965,746       953,137     8,622,199     3,658,790     3,159,379      2,681,583      2,486,231
                          -----------   -----------   -----------   -----------   -----------    -----------     ----------
EXPENSE:
Cost of Sales...........      326,737       380,634     1,638,635     1,427,285     1,277,240        951,308        812,635
Research and
  development...........    1,969,863     1,483,235     8,086,959     5,637,955     2,200,464      1,494,950        619,953
Selling, general and
  administrative........    1,606,663       998,749     5,481,051     4,172,246     2,657,821      2,107,122      1,680,448
Interest expense........        6,711         4,226        19,391        17,970        18,464          4,629         24,618
                          -----------   -----------   -----------   -----------   -----------    -----------     ----------
                            3,909,974     2,866,844    15,226,036    11,255,456     6,153,989      4,558,009      3,137,654
                          -----------   -----------   -----------   -----------   -----------    -----------     ----------
Net Loss for period
  Canadian GAAP.........   (2,944,228)   (1,913,707)   (6,603,837)   (7,596,666)   (2,994,610)    (1,876,426)      (651,423)
Net Loss for period U.S.
  GAAP..................   (3,046,771)   (1,980,504)   (7,150,537)   (7,904,166)   (3,330,110)    (2,033,326)      (738,067)
Basic and diluted net
  loss per common share
  Canadian GAAP.........        (0.14)        (0.10)        (0.33)        (0.43)        (0.24)         (0.17)         (0.13)
Basic and diluted net
  loss per common share
  U.S. GAAP.............        (0.14)        (0.10)        (0.35)        (0.44)        (0.26)         (0.18)         (0.14)
                          ===========   ===========   ===========   ===========   ===========    ===========     ==========
Dividends per Share.....  $         0   $         0   $         0   $         0   $         0    $         0     $        0
                          ===========   ===========   ===========   ===========   ===========    ===========     ==========

                                                         AS OF
                                    AS OF              MARCH 31,              AS OF          AS OF          AS OF
                                  JUNE 30,     -------------------------   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                   1999(2)        1999          1998           1997           1996           1995
                                 -----------   -----------   -----------   ------------   ------------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents......   14,487,034     6,189,284     6,521,990     1,839,607      2,678,355     1,472,322
Total assets Canadian GAAP.....   18,162,857     9,807,644     9,242,887     4,161,129      4,318,264     2,936,666
Total assets U.S. GAAP.........   18,162,857     9,807,644     9,242,887     4,161,129      4,318,264     2,936,666
Long term obligations..........      153,421       164,276        98,410        95,493         14,864        28,484
Deficit........................  (22,942,729)  (19,998,501)  (13,394,664)   (5,797,998)    (2,803,388)     (926,962)
Total shareholders' equity.....   16,822,899     8,256,361     8,148,031     3,397,200      3,658,906     2,597,198

-------------------------
(1) Effective April 15, 1998, we changed our fiscal year end from February 28, 1998 to March 31, 1998. Therefore, the financial information for fiscal year ended March 31, 1998 includes thirteen months.

(2) Includes payments by the selling shareholders, and other investors, of $3.00 per share, less expenses of $1,231,233 or an aggregate of $ 11,331,267, for the special warrants

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND OPERATING RESULTS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and the related Notes contained elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results may differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Through our Drug Delivery Division, we are engaged in developing drug delivery systems, based on electroporation to be used in the site-specific treatment of disease. Through our BTX Division we develop, manufacture and sell electroporation equipment to the research laboratory market.

     In the past our revenues primarily reflected research grants and, through the BTX Division, product sales to the research market. In October 1998 we entered into comprehensive Licensing and Development and Supply Agreements with Ethicon, Inc., a Johnson & Johnson company, involving our proprietary drug delivery system for the Electroporation Therapy Treatment of cancer. As part of the Licensing Agreement we received an up-front licensing fee and will be receiving future milestone payments if and when milestones are met. On August 5, 1999, we announced these two agreements were assigned to Ethicon Endo-Surgery, Inc., another Johnson & Johnson company.

     Until the commercialization of the clinical products we expect revenues to continue to be attributable to product sales to the research market, milestone payments, grants, collaborative research arrangements and interest incomes.

     Due to the expenses incurred in the development of the drug delivery systems we have been unprofitable in the last five years. As of June 30, 1999 we have incurred a cumulative net loss of $22,942,729. We expect to continue to incur substantial operating losses in the future due to continued spending on research and development programs, the funding of preclinical studies, clinical trials and regulatory activities and the costs of manufacturing and administrative activities.

Asian Economic Downturn

     The Asian economic downturn affected the results of operations to the extent that the sales revenues from export sales for the fiscal year ended March 31, 1999 were about $500,000 lower than expected. The main countries where we achieved lower than expected sales were Japan, South Korea, Taiwan and India. The lower export sales revenues resulted in lower than expected cash proceeds from the BTX Division. Since the lower than expected export sales were partially offset by higher domestic sales, the lower-than-expected cash proceeds from the BTX Division had no material effect on our liquidity.

     We are also increasing efforts to expand sales to European and South American markets which is intended to make up for any possible shortfall in the event economic conditions in Asia do not improve within the coming year. Accordingly, we believe that the Asian economic downturn will have no material effect on our liquidity. See "Risk Factors -- The BTX Division Must Manage the Risks of International Operations".

Inflation

     We do not believe that inflation has had a material adverse effect on net sales or results of operations. We have generally been able to pass on increased costs related to inflation through increases in selling prices.

RESULTS OF OPERATIONS

     The following discussion and analysis explains trends in our financial condition and results of operation for the quarter ended June 30, 1999 and 1998 and the year ended March 31, 1999, thirteen months ended March 31, 1998, and the year ended February 28, 1997. This discussion and analysis of the results of operations and financial condition of the Company should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada, which conform to accounting principles generally accepted in the United States, except as described in note 15 to the consolidated financial statements.

THREE MONTHS ENDED JUNE 30, 1999 COMPARED TO THREE MONTHS ENDED JUNE 30, 1998

Revenues

     The BTX Division produced net sales of $699,078 for the three months ended June 30, 1999 compared with net sales of $814,405 for the three months ended June 30, 1998, a decrease of $115,327, or 14%. Export sales (outside of the United States) for the three month period ended June 30, 1999 were 38% of total sales compared to 40% of total sales for the three month period ended June 30, 1998. The decrease in export sales as a percentage of total sales was primarily attributable to a relative decrease in sales to a Japanese distributor, a customer that has traditionally purchased a high volume of Genetronics' products over the past years, due in part to the Asian economic downturn. Also, certain orders from customers received in June 1999 were not shipped until July because the required pre-payment was not received until July.

     Domestic sales decreased by 11% from the three-month period ended June 30, 1998 to the three-month period ended June 30, 1999. An increase in sales to VWR, one of our domestic distributors, was more than offset by a decrease in direct sales and sales to Intermountain, another domestic distributor.

     Revenues from grant funding increased from $62,883 for the three months ended June 30, 1998 to $198,385 for the three months ended June 30, 1999. The higher grant revenues were primarily a result of increased activities within the Oncology field for which a two-year Phase II SBIR grant was awarded to us by the NIH in September 1997.

Cost Of Sales

     Cost of sales decreased by $53,897, or 14%, from $380,634 for the three months ended June 30, 1998 to $326,737 for the three months ended June 30, 1999. The decrease was primarily a result of lower sales in the three-month period ended June 30, 1999.

Gross Profit and Gross Margin

     Primarily due to the lower sales, the gross profit for the three months ended June 30, 1999, in the amount of $372,341, decreased by $61,430, or 14%, compared with $433,771 for the three months ended June 30, 1998. The gross profit margin of 53% for the three months ended June 30, 1999 was equal to the gross profit margin of 53% for the three months ended June 30, 1998.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses, which include advertising, promotion and selling expenses, increased by $607,914, or 61%, from $998,749 for the three months ended June 30, 1998 to $1,606,663 for the three months ended June 30, 1999. The Company added administrative and management personnel to support increased research and development activities in the Drug Delivery Division and the ongoing clinical trials. Sales and marketing expenses in the BTX Division increased as a result of efforts to build up a distributor sales force to expand domestic sales.

Research and Development/Clinical Trials

     Research and development costs increased by $486,628, or 33%, from $1,483,235 for the three months ended June 30, 1998 to $1,969,863 for the three months ended June 30, 1999 primarily because the cost of monitoring clinical trials in the United States, Canada and Europe increased. Other increased costs were for personnel in the Quality Assurance Department.

     Further, during the three months ended June 30, 1999, the Drug Delivery Engineering Department continued its work on the development of commercial versions of the Electrode Applicators and the MedPulser, also contributing to the increase in research and development costs.

Net results of reportable segments (Net results of reportable segments do not include unallocated costs such as interest income and expense and general and administrative costs)

     The BTX Division reported net expenditures in the amount of $134,531 for the three months ended June 30, 1999 compared to a net surplus in the amount of $98,724 for the three months ended June 30, 1998. The decrease was the result of lower sales and increased sales and marketing efforts to enhance sales through distributors. Also, increased engineering expenses to upgrade BTX instruments for CE mark compliance contributed to the net expenditures.

     The Drug Delivery Division reported net expenditures in the amount of $1,651,897 for the three months ended June 30, 1999 compared to $1,350,527 for the three months ended June 30, 1998, an increase of $301,370, or 22%. The higher net expenditures were primarily a result of increased clinical trial expenses and engineering expenses.

Net Loss

     For the three months ended June 30, 1999, the Company recorded a net loss of $2,944,228, compared with a net loss of $1,913,707 for the three months ended June 30, 1998, an increase of $1,030,521, or 54%. The higher net loss is primarily a result of increased research and development expenses and selling, general and administrative expenses.

TWELVE MONTHS ENDED MARCH 31, 1999 COMPARED TO THIRTEEN MONTHS ENDED MARCH 31, 1998

     In January 1998, we changed our fiscal year end from February 28/29 to March 31. All figures for the fiscal year ended March 31, 1998, reflect thirteen months of operations compared to twelve months due to the change in year-end. The impact of the reporting period extension to March 31, 1998 is that direct comparisons with the years ended March 31, 1999 and February 28, 1997 may be difficult without taking into consideration the difference in reporting periods. Consequently, "adjusted" estimates for a twelve month period ended March 31, 1998, calculated as twelve month pro-rata amounts unless not representative and otherwise indicated, have been used for discussion purposes below.

Revenues

     The BTX Division produced net sales of $3,434,105, for the twelve months ended March 31, 1999, compared with net sales of $3,097,198, for the thirteen months ended March 31, 1998. On an "adjusted" basis, net sales increased by 20% for the fiscal year ended March 31, 1999. One of the factors contributing to this increase was the result of our efforts to expand United States sales by building up a sales force through distributors. For the twelve months ended March 31, 1999, United States sales through distributors increased by 31% compared with the thirteen months ended March 31, 1998. 38% of the total net sales for the twelve-month period ended March 31, 1999 were exported; the same percentage sold internationally for the thirteen-month period ended March 31, 1998.

     Even though the economic crisis in East Asia continued to impact export sales, international sales increased 13% in the 12 month period ended March 31, 1999 compared to the 13 month period ended March 31, 1998. This increase was primarily a result of our efforts to expand sales into Europe and South America.

     In late 1998, the BTX Division introduced the ECM 830, a Square Wave Electroporation system which utilizes the new BTX Power Platform technology and all-new digital user interface. The CE compliant ECM 830 is expected to assist our efforts to increase sales in Europe.

     In October 1998, we entered into comprehensive Licensing and Development and Supply Agreements with Ethicon, Inc., a Johnson & Johnson company, involving its proprietary drug delivery system for Electroporation Therapy treatment of cancer. As part of the Licensing Agreement, we received a $4,000,000 up-front licensing fee. Future milestone payments, a percentage of net sales as license fees and revenues for the manufacture and sale of our drug delivery system for Electroporation Therapy treatment of cancers are also part of the agreement. The first milestone payment of $500,000 was received in March 1999 when we were given approval to affix the CE Mark to our proprietary MedPulser drug delivery system. On August 5, 1999, we announced the two agreements were assigned to Ethicon Endo-Surgery, Inc., another Johnson & Johnson company.

     Revenues under collaborative research and development arrangements increased from $6,025, for the thirteen months ended March 31, 1998 to $33,048, for the twelve months ended March 31, 1999. $25,000 of these revenues for the twelve months ended March 31, 1999 were a result of collaboration with a major biotechnology company in gene therapy. Further milestone payments of $50,000 are due upon achievement of predetermined research results.

     Revenues from grant funding increased from $128,069, for the thirteen months ended March 31, 1998 to $354,135, for the twelve months ended March 31, 1999. The increase was a result of two Phase I grants awarded in vascular therapy and transdermal drug delivery in September 1997 and April 1998, respectively, and one Phase II grant in oncology in September 1997. A Phase I grant for which no revenues have been earned as of March 31, 1999 was awarded in March 1999 for $99,995 for gene therapy research.

     Interest income decreased from $427,498, for the thirteen months ended March 31, 1998 to $300,911, for the twelve months ended March 31, 1999. The decrease resulted from the diminishing availability of investment funds due to operating losses.

Cost Of Sales

     Cost of sales increased by $211,350, or 15%, from $1,427,285, for the thirteen months ended March 31, 1998 to $1,638,635, for the twelve months ended March 31, 1999. The increase was primarily a result of higher sales in the twelve-month period ended March 31, 1999.

Gross Profit and Gross Margin

     Primarily due to the higher sales, the gross profit for the twelve months ended March 31, 1999 in the amount of $1,795,470, increased by $125,557, or 8%, compared with $1,669,913, for the thirteen months ended March 31, 1998.

     The gross profit margin for BTX products decreased slightly from 54% for the thirteen months ended March 31, 1998 to 52% for the twelve months ended March 31, 1999.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses which include advertising, promotion and selling expenses, increased by $1,308,805, or 31%, from $4,172,246, for the thirteen months ended March 31, 1998 to $5,481,051, for the twelve months ended March 31, 1999. We added administrative and management personnel to support increased research and development activities in the Drug Delivery Division and the ongoing clinical trials. Sales and marketing expenses in the BTX Division increased as a result of efforts to build up a distributor sales force to expand domestic sales.

Research and Development/Clinical Trials

     Research and development costs increased by $2,449,004, or 43%, from $5,637,955, for the thirteen months ended March 31, 1998 to $8,086,959, for the twelve months ended March 31, 1999. Cost of monitoring clinical trials in the United States, Canada and

Europe increased. Other increased costs were for personnel in the Drug Delivery Engineering Department to meet regulatory requirements for products used in the clinical trials.

     During the twelve months ended March 31, 1999 the Drug Delivery Engineering Department was working on the development of commercial versions of the Electrode Applicators and the MedPulser. In March 1999 we received Quality System Registration to three internationally recognized standards, ISO 9001, EN46001 and ISO 13485. Also in March 1999 we received CE Mark approval of our MedPulser System.

     Increased research efforts in the transdermal, gene therapy and cardiology programs also resulted in higher personnel expenses and contract research. A portion of these increased expenses was a result of federal grants received for certain research projects. The revenues received from these grants offset these expenses and are discussed in the revenue section.

Net results of reportable segments (Net results of reportable segments do not include unallocated costs such as interest income and expense and general and administrative costs)

     The BTX Division reported net results in the amount of $366,386 for the twelve months ended March 31, 1999 compared to $478,499 for the thirteen months ended March 31, 1998 which on an "adjusted basis" meant a decrease of 17%. The decrease was the result of a lower profit margin and increased sales and marketing expenses. Also, increased engineering expenses to upgrade BTX instruments for CE mark compliance contributed to the lower net results.

     The Drug Delivery Division reported net expenditures in the amount of $2,858,343 for the twelve months ended March 31, 1999 compared to $5,282,338 for the thirteen months ended March 31, 1998, which meant a decrease of $2,423,995, or 46%. The lower net expenditures were primarily a result of the up-front licensing fee from Ethicon Inc. which more than offset the increased research and development expenses.

Net Loss

     For the twelve months ended March 31, 1999 we recorded a net loss of $6,603,837, compared with a net loss of $7,596,666, for the thirteen months ended March 31, 1998, a decrease of 6% on an adjusted basis. The lower loss is primarily a result of the up-front license fee and milestone payment from Ethicon Inc. which more than offset the increased research and development expenses and selling, general and administrative expenses.

THIRTEEN MONTHS ENDED MARCH 31, 1998 COMPARED TO TWELVE MONTHS ENDED FEBRUARY 28, 1997

     We have changed our fiscal year end to March 31. All figures for the fiscal year ended March 31, 1998 reflect thirteen months of operations compared to twelve months due to the change in year-end. The impact of the reporting period extension to March 31, 1998 is that direct comparisons with the year ended February 28, 1997 may be difficult without taking into consideration the difference in reporting periods. Consequently, "adjusted" estimates for a twelve month period ended March 31, 1998, calculated as twelve month pro-rata amounts unless not representative and otherwise indicated, have been used for discussion purposes below.

Revenues

     The BTX Division produced net sales of $3,097,198 for the thirteen months ended March 31, 1998, compared with net sales of $3,040,734 for the twelve months ended February 28, 1997. On an "adjusted" basis, net sales decreased by 6% for the fiscal year ended March 31, 1998, which can be attributed to the Asian economic crisis, which affected the results of operations in Japan, South Korea, Taiwan and India. There was a more than 20% increase in net sales in the United States compared to the twelve-month period ended February 28, 1997.

     Revenues from grant funding increased from $38,856 for the twelve months ended February 28, 1997 to $128,069 for the thirteen months ended March 31, 1998. One grant, awarded in September 1996 in the amount of $95,468 for a project to research in vivo arterial gene therapy by electroporation, was completed in September 1997. During the thirteen months ended March 31, 1998, we were awarded two more United States government grants: a Phase I grant in the amount of $99,909 awarded in September 1997 from the National Heart, Lung, and Blood Institute for a project to research sustained delivery of heparin into arterial walls; and a Phase II grant in the amount of $581,652 awarded in September 1997 by the National Cancer Institute for a project to research a novel and efficient method of anticancer drug delivery. One of these grants is completed. The research work which the other grant is funding is scheduled to be completed in September 1999.

     Subsequent to March 31, 1998, another Phase I grant in the amount of $94,301 was awarded by the National Institute of Arthritis and Musculoskeletal and Skin Diseases for a project to research electrically enhanced transdermal delivery of calcitonin.

     Interest income increased from $71,206 for the twelve months ended February 28, 1997 to $427,498 for the thirteen months ended March 31, 1998. The "adjusted" increase of 454% resulted principally from the investment of the proceeds from various 1997 equity financing into money market accounts and term deposits.

Cost Of Sales

     Cost of Sales for the thirteen months ended March 31, 1998 was $1,427,285, an increase of $150,045, compared with $1,277,240 for the twelve months ended February 28, 1997. The increase was due to the additional month ended March 31, 1998 and an increase in manufacturing salaries.

Gross Profit and Gross Margin

     Gross Profit decreased by $93,581, from $1,763,494, for the twelve months ended February 28, 1997 to $1,669,913 for the thirteen months ended March 31, 1998. Gross Margin decreased by 4.1% from 58% for the twelve months ended February 28, 1997 to 53.9% for the thirteen months ended March 31, 1998. Compared with the twelve months ended February 28, 1997 the sales of chambers and accessories increased as a percentage of total sales for the thirteen months ended March 31, 1998. Sales to distributors as a percentage of total sales also increased during the thirteen months ended March 31, 1998 compared with the twelve months ended February 28, 1997. Since distributors receive a discount off the list price, this also contributed to the lower gross margin.

Selling, General and Administrative Expenses

     Selling, General and Administrative expenses, which consist of advertising, promotion and selling expenses, and general administrative expenses, increased by $1,514,425 from $2,657,821 for the twelve months ended February 28, 1997 to $4,172,246 for the thirteen months ended March 31, 1998. On an "adjusted" basis, Selling, General and Administrative expenses increased by 45%. One reason for the increase was that we hired additional administrative and management personnel to support the increased research and development activities in the Drug Delivery Division as well as regulatory filings. Also increased administrative expenses were incurred related to the equity financing and investor relations efforts.

Research and Development/Clinical Trials

     Research and Development costs increased by $3,437,491, from $2,200,464, for the twelve months ended February 28, 1997 to $5,637,955 for the thirteen months ended March 31, 1998. On an "adjusted" basis, Research and Development costs increased by 136%. During the thirteen months ended March 31, 1998 the Drug Delivery Division incurred expenses for independent third party audits of clinical studies and an IND filing with the United States Food and Drug Administration for head and neck cancer trials. Phase I and Phase II clinical trials at 24 sites in the United States, Canada, and France were initiated in late 1997 and early 1998.

     In order to process all necessary filings with regulatory bodies and to monitor clinical trials, we formed a Clinical and Regulatory Affairs department in 1997. This resulted in increased personnel costs in this area for the thirteen months ended March 31, 1998. Increased personnel costs and contract service expenses in the Drug Delivery Engineering Department resulted from regulatory requirements for products used in the clinical trials and anticipation of commercialization in Europe.

     In the BTX Division, increased engineering costs were a result of the need to develop CE approved instruments in order to continue to ship instruments to the European market.

     Increased preclinical efforts in the oncology, transdermal, gene therapy, and cardiology programs also resulted in higher personnel expenses and contract research. An important new product development during the year is a template device to be used with the MedPulser to potentially treat prostate and breast cancer. A "smart chip" recognition device was also incorporated, so that applicators cannot be reused on the commercial versions.

Net results of reportable segments (Net results of reportable segments do not include unallocated costs such as interest income and expense and general and administrative costs)

     The BTX Division reported net results in the amount of $478,499 for the thirteen months ended March 31, 1998 compared to $752,917 for the twelve months ended February 28, 1997 which on an "adjusted basis" meant a decrease of 41%. The decrease was the result of a lower profit margin and increased sales and marketing expenses. Also, increased engineering expenses to upgrade BTX instruments for CE mark compliance contributed to the lower net results.

     The Drug Delivery Division reported net expenditures in the amount of $5,282,338 for the thirteen months ended March 31, 1998 compared to $2,043,877 for the twelve months ended February 28, 1997, which meant an increase of $3,238,461, or 158%. The increased net expenditures were primarily a result of increased research and development expenses.

Net Loss

     For the thirteen months ended March 31, 1998 we recorded a Net Loss of $7,596,666, or $0.43 per share, compared with a Net Loss of $2,994,610, or $0.24 per share, for the twelve months ended February 28, 1997. On an "adjusted" basis the Net Loss increased by 134%. The higher loss is primarily a result of the increased research and development and clinical trial expenses and the general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

     During the last five fiscal years, our primary uses of cash have been to finance research and development activities in the Drug Delivery Division. We have satisfied our requirements principally from proceeds from the sale of equities. In June 1999, we closed a private placement of 4,187,500 special warrants at a price of $3.00 per special warrant for net proceeds to the Company of $11,331,267 as of June 30, 1999. Each warrant entitles the holder to acquire one common share in our capital at no additional cost upon exercise.

     As of June 30, 1999, we have working capital of $14,708,846, compared to $6,204,598, as of March 31, 1999. On June 30, 1999, our cash and cash equivalents amounted to $14,487,034. Cash flows used in operating activities were $3,028,868 for the three months ended June 30, 1999 compared to $2,067,002 for the three months ended June 30, 1998. The increase in cash used in operating activities compared to the period ended June 30, 1998 was primarily attributable to the higher net loss for the three months ended June 30, 1999.

     Receivables decreased $141,127, or 18%, from $776,648 at March 31, 1999 to $635,521 at June 30, 1999, as a result of lower sales activity during the three months ended June 30, 1999.

     Inventories increased from $655,906 at March 31, 1999 to $754,809 at June 30, 1999, primarily due to a further build-up of inventory in the Drug Delivery Division.

     Current liabilities decreased from $1,423,335 at March 31, 1999 to $1,228,254, at June 30, 1999. The decrease was primarily a result of the timing of payments of liabilities in the three-month period ended June 30, 1999.

     Cash flows used in investing activities were $291,562 and $173,293 for the three months ended June 30, 1998 and 1999, respectively. The cash used for other assets in the amount of $155,964 for the three months ended June 30, 1999 was primarily a result of expenditures for patent activities.

     We believe that our existing cash will be sufficient to fund our operations at least through the next twelve months.

     Our long term capital requirements will depend on numerous factors including:

     - The progress and magnitude of the research and development programs, including preclinical and clinical trials;

     - The time involved in obtaining regulatory approvals;

     - The cost involved in filing and maintaining patent claims;

     - Competitor and market conditions;

     - Our ability to establish and maintain collaborative arrangements;

     - Our ability to obtain grants to finance research and development projects; and

     - The cost of manufacturing scale-up and the cost of commercialization activities and arrangements

     Our ability to generate substantial funding to continue research and development activities, preclinical and clinical studies and clinical trials and manufacturing, scale-up, and administrative activities is subject to a number of risks and uncertainties and will depend on numerous factors including:

     - Our ability to raise funds in the future through public or private financings, collaborative arrangements, grant awards or from other sources;

     - The potential for equity investments, collaborative arrangements, license agreements or development or other funding programs with us in exchange for manufacturing, marketing, distribution or other rights to products developed by us; and

     - Our ability to maintain our existing collaborative arrangements and relationships.

     We cannot guarantee that additional funding will be available when needed. If it is not, we will be required to scale back one or more of our research and development programs, preclinical studies and clinical trials and administrative activities and our business and financial results and condition would be materially adversely affected.

YEAR 2000 ISSUES

     The Year 2000 Problem stems from the fact that many computer systems, software programs and equipment and instruments with embedded microprocessors were designed to only recognize the last two digits of a calendar year. With the arrival of the Year 2000, these systems and microprocessors may encounter operating problems due to their inability to distinguish years after 1999 from years preceding 1999. We are aware of the issues associated with the Year 2000 Problem in many existing hardware and software applications. In 1998, we established a Year 2000 compliance plan which was approved by our senior management and Board of Directors. To execute the plan, we formed a Year 2000 committee that is composed of both management and non-management personnel. In addition, we have contracted with an outside Year 2000 service provider to assist with the implementation of the Year 2000 compliance plan. The plan is a multi-phased approach to the Year 2000 Problem, and includes assessment, inventory, testing and remediation phases.

     We have completed the assessment and inventory phases of the Year 2000 compliance plan, and are currently in the final stages of testing our internal management information and other systems to verify their Year 2000 compliance status. Based on the results of the work performed to date, we believe that the mission critical computer systems and applications used by us either are currently Year 2000 compliant, or will be brought into compliance per the Year 2000 plan, prior to January 1, 2000.

     We, in collaboration with our outside Year 2000 consultants, have examined the products manufactured in the BTX Division and have determined that the BTX products should not experience any Year 2000-related failures. In addition, we, in collaboration with our outside Year 2000 consultants, have examined the products produced by the Drug Delivery Division, and have determined that these products should not experience any Year 2000-related failures.

     In addition to examining our internal Year 2000 compliance issues, we have contacted the critical companies in our supply and distribution chain in order to ensure that they are Year 2000 compliant, and that there will be no interruption of our business operations due to Year 2000 failures. We are currently evaluating the responses received from these companies and following up on any Year 2000-related issues. We are also evaluating the Year 2000 compliance status of other critical business dependencies, including business partners, collaborators, and clinical test sites. As part of this effort, we are establishing a process to monitor the Year 2000 Compliance status of its key outside business dependencies up to and through the Year 2000. However, we cannot guarantee the compliance status of third parties, and the failure of key suppliers, distributors, business partners, or customers to become Year 2000 compliant on a timely basis, or at all, could have a material adverse effect on us.

     We are continuing to develop a contingency plan which will be used by us in the event that Year 2000 failures occur which affect critical operations. Contingency planning may include increasing inventory levels, establishing secondary sources of supply and manufacturing, and maintaining back-up lines of communications with our customers. However, it is unlikely that any contingency plan can fully mitigate the impact of significant business disruptions among key suppliers or customers.

     We have established a Year 2000 budget to address Year 2000 issues. The total cost of these Year 2000 compliance activities to date have not been material to our financial condition or our operating results. In addition to utilizing outside resources for our Year 2000 program, we are devoting internal resources to the Year 2000 compliance program. We are including the internal costs incurred as part of our Year 2000 expenditures in this disclosure. We will continue to review and update data for costs incurred related to the Year 2000 and will revise forecasted costs each quarter. As of August 10, 1999, the costs incurred for Year 2000 compliance activities have been approximately $4,000 internally and $19,000 for external resources. Based on our Year 2000 review to date, we do not believe that the incremental costs of addressing Year 2000 issues will have a material adverse effect on our consolidated results of operations, liquidity and capital resources. We believe that it will complete the implementation of our Year 2000 compliance plan by the end of the third quarter of calendar year 1999.

     However, there can be no assurance that we will timely identify and remediate all Year 2000 problems, that remedial efforts will not involve significant time and expense, or that such problems will not have a material adverse effect on our business, operating results and financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risk related to changes in interest rates. The risks related to foreign currency exchange rates are immaterial and we do not use derivative financial instruments.

     We have invested our excess cash, cash equivalents, and short-term investments in U.S. government, municipal, and corporate debt securities with high quality credit ratings and an average maturity of no more than six months. These investments are not held for trading or other speculative purposes. Given the short-term nature of these investments, and that we have no borrowings outstanding, we are not subject to significant interest rate risk.

                                    BUSINESS

     The following business section contains certain statements of a forward-looking nature relating to future events or our future financial performance. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

OVERVIEW

     We were incorporated in British Columbia, Canada on August 8, 1979 under the name of Concord Energy Corp. We changed our name to United Safety Technology Inc. on February 17, 1988, to Consolidated United Safety Technology Inc. on January 3, 1990, and then to Genetronics Biomedical Ltd., on September 29, 1994. We carry on our business through our operating subsidiary Genetronics, Inc., a California corporation. Genetronics, Inc. was incorporated in California on June 29, 1983.

     We are a San Diego-based drug delivery company specializing in developing technology and hardware focused on electroporation. Electroporation is the application of brief, controlled pulsed electric fields to cells, which cause tiny pores to temporarily open in the cell membrane. Immediately after electroporation, the membrane of the cells is more permeable to drugs and other agents. In the lab, researchers use electroporation to introduce genes, drugs, and other compounds into cells. This is a common and well known procedure and more than 4,000 scientific papers have been published describing results achieved using electroporation.

     While widely used in the research arena, electroporation is a relatively new technology in the therapeutic arena. One of the major difficulties in many forms of drug or gene therapy is that the drug or gene is often not able to penetrate the relatively impermeable walls of cells. The pores produced by electroporation permit the drug or gene to enter the cells to a much greater extent than if the drug or gene was administered without electroporation. When electroporation is used in conjunction with drugs, genes, or other therapeutic agents, it is called Electroporation Therapy, or EPT. Through our Drug Delivery Division, we are developing human-use equipment that is designed to allow physicians to use EPT to achieve more efficient and cost-effective means to deliver drugs or genes to patients with illnesses, including cancer and heart disease. Our proprietary electroporation drug and gene delivery system, the Genetronics MedPulser system, is currently undergoing clinical trials in the United States and Canada for use with bleomycin in the treatment of head and neck cancer.

     We operate through our two divisions: (i) the Drug Delivery Division, through which we are developing drug delivery systems based on electroporation to be used in the site-specific treatment of disease, and (ii) the BTX Division, which develops, manufactures, and sells electroporation equipment to the research laboratory market.

DRUG DELIVERY DIVISION

Overview

     Through our Drug Delivery Division, we are developing drug and gene delivery systems based on the technology of electroporation to be used in combination with drugs or genes in the site-specific treatment of disease. There are many diseases where improved drug delivery is important. The Drug Delivery Division has identified five areas of application for its electroporation technology -- oncology, gene therapy, dermatology, cardiology and transdermal drug delivery.

     The Drug Delivery Division's most advanced product candidates treat solid malignant tumors such as squamous cell carcinoma, melanoma, and adenocarcinoma in the areas of application of oncology and dermatology. We are currently planning Phase III human clinical studies in North America for the treatment of head and neck cancer with bleomycin and the Genetronics MedPulser system. Phase III clinical trials are used to assess a drug for efficacy and safety at several independent sites in a large number of patients. Studies designed to evaluate the MedPulser system in a variety of other tumor types have been conducted in Europe. Additional Phase I and II oncology studies of the effectiveness of our MedPulser system in the delivery of drugs in the treatment of other tumor types are being planned. Phase I clinical trials are the earliest stage of trials in human subjects, used to test a drug for tolerability. Phase II clinical trials assess the effectiveness (i.e., dose response) of a drug. We announced that on October 6, 1998, we entered into a comprehensive License and Development Agreement and a Supply Agreement with Ethicon, Inc., a Johnson & Johnson company, involving the use of Genetronics' MedPulser system for the treatment of cancer by electroporation. On August 5, 1999, we announced these two agreements were assigned to Ethicon Endo-Surgery, Inc., another Johnson & Johnson company.

     Our drug delivery system, including the MedPulser instrument and the disposable applicators, are subject to various regulatory requirements depending on the country of sale. The Drug Delivery Division has been awarded ISO 9001, EN46001 and ISO 13485 registration.

Market

     The Drug Delivery Division will enter the commercial market with equipment to be used in the treatment of cancer (oncology). Cancer is a life threatening disease affecting millions of people worldwide. The World Health Organization reports that cancer will remain one of the leading causes of death worldwide for years to come. In the United States, approximately 12 million new cases have been diagnosed since 1990. In 1999, the American Cancer Society estimates that about 1.2 million new cancer cases will be diagnosed, excluding in situ (non-invasive) cancers and non-melanoma skin cancers. Over 1 million new cases of basal cell and squamous cell skin cancers are expected to be diagnosed in 1999, according to the American Cancer Society. To further illustrate the market potential for EPT, solid tumor cancers comprise the first target for EPT and they number 89% of all cancers. The remaining 11% are blood borne cancers.

     The majority of cancer victims are over age 65 and are supported by government funded programs. In the United States the costs of cancer, including mortality, morbidity and direct medical costs, are approximately $107 billion per year; $37 billion for direct medical costs (total of all health expenditures), $11 billion for indirect morbidity costs (cost of lost productivity due to illness), and $59 billion for indirect mortality costs.

     There is still very much that scientists do not know about this disease, consequently, there are significant unmet needs in the treatment of cancer. The oncology business unit within the Drug Delivery Division has initially targeted those indications for which current treatment modalities result in a low quality of life and morbidity, or those which have very high mortality rates. Specialized applicators are being designed which will allow EPT to treat other solid tumor cancers with a minimally invasive procedure.

     In the United States, the cumulative dollar value of treatments and technologies commonly used in the curative and palliative management of cancer is expected to exceed $5 billion in 1999 and is expected to continue growing at a rate of approximately 9.5% annually. Our analyses project that electroporation therapy could be applicable to an estimated 500,000 or more cancer patients, creating an estimated market opportunity of $1.5 billion per year.

Treatment of Tumors

     Equipment made by the BTX Division has been used by our investigators and in other laboratories to screen drugs for their effectiveness in killing tumor cells in vitro and to study the drugs' mode of action. Our scientists, and outside researchers, also have studied the combination of electroporation and various agents to destroy tumors in vivo. We are currently conducting clinical trials to evaluate the ability of the MedPulser electroporation drug and gene delivery system, when used in conjunction with specific cancer drugs, to destroy tumors in human patients.

     In most of the clinical protocols, the site of the tumor is anesthetized and the chemotherapeutic agent of choice (bleomycin) is injected directly into the tumor. The therapeutic agent is allowed to diffuse throughout the tumor, which can take up to several minutes depending on the size, type and location of the tumor. Once the drug is distributed in the tumor, the electrical field is applied by the MedPulser system.

     The entire procedure can be completed in 20 minutes or less and typically needs to be done only once. The dosage of drug used in the published results is based on tumor volume, and is typically a small fraction ( 1/3 to as little as 1/50) of the dosage which would be used systemically. As a result of the lower dosage administered locally, systemic side effects have been minimal. Tumor necrosis with sloughing, ulceration and/or eschar were common reactions following EPT that were usually routinely managed conservatively with no additional treatment. No episodes of injury to normal (non tumor) tissue adjacent to the tumors have been observed but there can be no assurances that other side effects will not occur after more testing is performed and the side effect profile of EPT is further defined.

MedPulser System

     The MedPulser system is an electroporation system designed for the clinical application of Electroporation Therapy (EPT). The technology is intended to treat various malignant and non-malignant tumors by locally applying a controlled electric field to targeted tumor tissues previously injected with a chemotherapeutic agent. The controlled short duration electric field pulses temporarily increase the cellular membrane permeability of the tumor cell membrane allowing the therapeutic agent to more easily enter the tumor cells and have the desired cytotoxic effect.

     The system is composed of two components: (1) a medical instrument, which creates the electric field (the MedPulser instrument); and (2) a single use, sterile, disposable electrode applicator. The electrodes may be needles, plates, or other configurations, depending on the geometry of the tumor and its location.

     The instrument was designed for easy use, such that minimal user input is needed to apply the therapy. Based on the size and anatomical location of the tumor to be treated, a physician selects the most appropriate electrode applicator. The chosen applicator is then connected to the MedPulser instrument, and it is the connection of applicator to instrument that automatically configures the therapy parameters for that particular applicator size and shape. Currently, 12 different electrode applicator configurations are available. The applicators vary in needle length, needle gauge, electrode needle spacing, tip angle and handle configuration.

     New models of electrode applicators will be considered in the future to address customer needs. The system is designed such that the installed base of MedPulser generator instruments allows for a wide variety of new electrode applicator configurations. Also, the system incorporates other features to minimize the possibility of applicator reuse as well as prevent the use of competitive applicators with the MedPulser instrument.

     The commercial version MedPulser system has been certified by an independent test laboratory as meeting strict international product standards. To date over 25 instruments have been used in human studies and 2000 therapy sequences have been performed successfully with the MedPulser system in clinical settings worldwide.

     Our drug delivery device, including the MedPulser system and the disposable electrode applicators, are subject to various regulatory requirements, depending on the country of sale.

     In the US, EPT utilizing the MedPulser system and bleomycin drug is regulated as a combination drug-device system. We will be required to obtain both drug labeling and device approvals from the United States FDA. Clinical trials (Phase I, II and III) to support drug indication labeling require filing an IND Application, or an Investigational New Drug Application, followed by submission of a United States NDA, or New Drug Application, and submission of a device PMA, or Pre-Market Approval or 510(k), for marketing approval.

     In most of the rest of the world, we anticipate that the MedPulser system will be regulated as a device. In Europe, the device comes under the Medical Device Directive 93/42/EEC and marketing requires CE mark certification of conformity to the quality system, production and clinical investigation essential requirements of the directive. We have obtained CE mark certification, which allows us to sell and use the MedPulser electroporation system for the treatment of solid tumors with bleomycin in Europe. Genetronics' licensee in oncology, Ethicon Endo-Surgery, Inc., plans to sell and distribute the MedPulser system in Europe commencing in 2000.

Medical Device Manufacturing

     The Drug Delivery Division must comply with a variety of regulations to manufacture its products for sale around the world. In Europe, it must comply with the Medical Device Directive (MDD) which mandates the presence of a quality system and mandates product testing. The Drug Delivery Division has demonstrated the quality system is in place by securing ISO 9001 approval. It demonstrated compliance with international medical device standards with EN 46001 and ISO 13485 recognition. These all occurred in January 1999. In March 1999, the sufficiency of its product testing was demonstrated by award of the CE Mark. To sell in the United States, we will need to comply with FDA current Good Manufacturing Practices (cGMP). This process is underway.

     We employ modern manufacturing practices which include outsourcing of significant custom assemblies used in the manufacture of the instrument. The instrument final assembly, testing and quality control functions are performed in a separate location where the appropriate controls are employed. We outsource the manufacture of the disposable electrode applicators to a GMP/ISO9002 compliant contract manufacturer.

     Through these methods we attempt to optimize efficiencies of scale and minimize manufacturing costs.

Clinical Trials

United States Trials

     In late 1997 the FDA gave us clearance to initiate multi-center Phase II clinical trials in the United States utilizing the MedPulser electroporation system in combination with intralesional bleomycin to treat squamous cell carcinoma in patients who failed conventional therapies. We obtained IND clearance from the Canadian Health Protection Branch to initiate similar clinical trials. Two protocols with target enrollments of 25 patients each were initiated. One cross-over-controlled study evaluated the effectiveness of the bleomycin-EPT treatment in patients who failed an initial bleomycin-alone treatment; one open label study evaluated the effect of bleomycin-EPT directly administered to the study tumors.

     Twenty-three patients were enrolled in the crossover study and 18 patients were enrolled into the open label bleomycin-EPT trial. The primary study endpoint of tumor response (50% or greater reduction in tumor size in at least 6/25 patients treated) has been achieved in both studies and the interim results were presented to the FDA at an "end-of-Phase II" meeting to discuss the pivotal clinical trial for NDA submission. A summary of the data is provided in the table below:

                                                        RESPONSE(1)
                                                 --------------------------
                                                 RESPONDER    NON-RESPONDER
     CLINICAL TRIAL        PATIENTS    TUMORS     TUMORS         TUMORS
     --------------        --------    ------    ---------    -------------
North America Phase
  I/II...................      8          8          6(75%)         2(25%)
North America Phase II...     23         33          0(0%)         32(97%)
  01 Study
  Control Group(2)
North America Phase II...     15         18         11(61%)         6(33%)
  01 Study
North America Phase II...     18         24         16(67%)         6(25%)
  02 Study
European Study...........     12         19         12(63%)         7(36%)

-------------------------
(1) Four tumors could not be evaluated

(2) Control Group patients received only drug, no electric field

     The two Phase II protocols involved a total of 42 tumors treated with bleomycin and EPT. Tumors treated in the trial include squamous cell carcinoma of the face, oral cavity, pharynx, larynx and sinus. The volume of tumors treated ranged from less than one cubic centimeter to more than 132 cubic centimeters. In the crossover controlled Phase II study, patients initially received only the drug (the control group). Patients who did not respond to drug alone were then treated with the complete system of drug and electric field, EPT (treatment group). Of the 33 lesions on 23 patients treated only with drug, none demonstrated a clinical response. Fifteen of these patients, having 18 lesions, were subsequently treated with bleomycin and EPT and 61% achieved a clinical response. In the open-label Phase II study, all patients received full EPT as their initial treatment. Among the 18 patients (24 lesions) so treated, 67% achieved a clinical response.

     We believe that a limited well-controlled Phase III trial for palliative treatment of head and neck cancer in patients who failed conventional therapy will be sufficient to support NDA submission for this indication. Treatment of primary (new) disease will involve expanded Phase II and Phase III trials pending successful outcome of the initial Phase I/II studies. Protocols are being finalized for a Phase III clinical trial for palliative treatment of advanced head and neck cancer and for a Phase I trial to treat early stage, primary disease.

International Trials

     In late 1997 and early 1998, we received ethics committee approval from multiple Consulting Committees for the Protection of Humans in Biomedical Research (CCPPRB) to initiate clinical trials in France in patients with pancreatic cancer, metastatic cancer to the liver, head and neck cancer, melanoma and Kaposi's sarcoma. These trials were initiated to demonstrate the MedPulser system device safety and performance in treating a variety of solid tumors in support of CE mark certification in accordance with the essential requirements of EC Medical Device Directive 93/42/EEC. Results from these trials will be released in due course. We achieved CE mark certification in March 1999 from notified body TUV Product Service GMBH.

     We, in collaboration with Ethicon Endo-Surgery, Inc., our corporate partner in oncology, are planning expanded head and neck cancer and liver metastases clinical trials in France and selected EC countries to support European marketing efforts and expanded use claims. We will collaborate with Ethicon Endo-Surgery, Inc. on these trials.

Research and Development Summary

     The Drug Delivery Division has, in the past, focused its research primarily in the areas of oncology, gene therapy, vascular therapy, transdermal delivery and dermatology. At present, the primary areas of focus are oncology and gene therapy.

     The following table summarizes the programs undertaken by the Drug Delivery Division, the primary indications for each product and the current status of development. "Developmental" means the program is at the planning stage, and little, if any, animal work has commenced. "Preclinical data" means the program is at the stage where results from animal studies have been obtained. "Clinical Trials" means that human data are available.

                                 SUMMARY TABLE

                                                           STAGE OF APPROVAL
                               DEVELOPMENT        ------------------------------------
       PROGRAMS                  STATUS               US & CANADA          EUROPE
       --------          -----------------------  -------------------  ---------------
DERMATOLOGY
  Basal Cell Cancer....     Clinical Trials       Two pilot studies    N/A
                                                  completed.
  Genital Warts........     Developmental         N/A                  N/A
ONCOLOGY
  Head and Neck
     Cancer............     Clinical Trials       Phase II Clinical    CE Mark and ISO
                                                  Trials in process.   9001 Received
  Melanoma.............     Clinical Trials       N/A                  CE Mark and ISO
                                                                       9001 Received
  Metastatic Liver
     Cancer............     Clinical Trials       N/A                  CE Mark and ISO
                                                                       9001 Received
  Peripheral Sarcoma...     Preclinical data      N/A                  CE Mark and ISO
                                                                       9001 Received
  Breast Cancer........     Preclinical data      N/A                  CE Mark and ISO
                                                                       9001 Received
  Prostate Cancer......     Preclinical data      N/A                  CE Mark and ISO
                                                                       9001 Received
  Glioma...............     Preclinical data      N/A                  CE Mark and ISO
                                                                       9001 Received
GENE THERAPY
  In vivo Gene
     Transfer..........     Preclinical data      N/A                  N/A
VASCULAR THERAPY
  Coronary Artery......     Preclinical data      N/A                  N/A
  Disease, Marker
  genes & drugs
  Vascular Disease,....                           Preclinical data     N/A
  Heparin delivery
TRANSDERMAL DELIVERY
  PGE-1 delivery for...      Tolerance study      One Device           N/A
  Erectile dysfunction                            Tolerance
                                                  study completed.
  Calcitonin...........     Preclinical data      N/A                  N/A
  Vitamin C............     Preclinical data      N/A                  N/A

Gene Therapy

     Gene therapy, in classical terms, involves the introduction of new genetic information into cells (transfection) for therapeutic purposes. Somatic cells of the body are transfected with a specific functioning gene to compensate for a genetic defect that results in a deficiency of a specific protein factor. In this context, one goal of gene therapy is to convert target cells or tissues into "protein factories" for the production and secretion of a normal protein into the circulation. Many vexing genetic illnesses, including those currently treated by regular injection of a missing protein, can potentially be "cured" by supplying the functional gene to a sufficient number of cells under conditions which allow these cells to produce a therapeutically effective dose of the gene product.

     Currently, single-gene recessive genetic disorders are the most accessible targets for correction by gene therapy, but ultimately polygenic and acquired diseases can and will be treated by using genes as pharmaceutical agents. In principle, any aspect of metabolism can be manipulated by modifying gene function, and it is this application of gene therapy that has enormous potential, extending far beyond the treatment of rare genetic diseases. For example, the ability to influence cellular metabolism by introducing specific genes has lead to extensive investigation into the use of gene therapy for cancer treatment. By adding a tumor suppressor gene to certain types of cancers, the uncontrolled growth of those cells potentially could be brought under normal regulation. Likewise, transfecting tumor cells with genes capable of inducing apoptosis can result in tumor ablation.

     The methods of introducing genes have two specific approaches. Gene therapy can be performed either ex vivo or in vivo. Ex vivo gene therapy is the transfection of cells outside the body. Typically, a small amount of tissue is removed from the patient and the cells within that tissue are put into culture. The genetically modified cells, typically blood, bone marrow or others, are then returned back to the patient, usually by blood transfusion or direct engraftment In vivo gene therapy is the introduction of genetic information directly into cells of the patient's body. Theoretically, any tissue or cell type in the body can be used, and the choice is dependent on the specific goals of treatment and indications being treated. For internal tissue targets, a gene may be transfused through the blood stream to the organ or site of action, or it may be injected at the desired site, which is then electroporated to allow the gene to pass through the cell membrane.

     Genes can also be applied topically to skin and then transferred into the cells of the epidermis by electroporation. Epidermal gene delivery by electroporation for gene therapy is currently being investigated by us as a safe, effective and cost-competitive approach. The skin is also a target for DNA vaccination. "Vaccinating" skin with DNA that encodes a specific antigen present in infectious agents or in tumor cells can produce beneficial immunological responses. Genes can also be used to fight cancer. The thymidine kinase gene in conjunction with the prodrug ganciclovir produces a potent antitumor effect based on apoptotic cell killing via a bystander effect. Animal trials treating glioblastomas using this strategy have shown dramatic success.

     To make gene therapy a reality, many obstacles have to be overcome, including the safe, efficient delivery of the intact DNA construct into the host cells. The instrumentation being used by us for high efficiency in vivo gene transfer is derived from the instrumentation developed for intratumoral and transdermal drug delivery. We believe that electroporation will become the method of choice for DNA delivery to cells in many applications of gene therapy.

     Because of the broad applicability of this technology, we have adopted the strategy of co-developing or licensing its technology exclusively or non-exclusively for specific genes or specific medical indications. In most cases, we contribute proprietary technology, expertise and instrumentation to optimize the delivery technology for particular applications. A partner company provides their proprietary DNA constructs, conducts the pre-clinical research and clinical trials, and may introduce the new treatment and products to the marketplace. Both partners would share in the commercial success of the project. We have actively sought partners to develop this exciting technology to its full potential.

BTX DIVISION

Overview

     We, through our BTX Instrument Division, began developing and manufacturing electroporation equipment for the research laboratory market in 1983 and sold our first product in 1985. BTX was founded to develop and manufacture high quality scientific instrumentation that can be used to perform various types of electroporation experiments for research scientists. Electroporation in research is commonly used for transformation and transfection of all cell types, as well as for general molecular delivery at the cellular level. Transformation is a process by which the genetic material carried by an individual cell is altered by incorporation of exogenous DNA into its genome. Transfection is the uptake, incorporation, and expression of exogenous DNA by eukaryotic cells.

     The BTX Division is presently a leader in the field of electroporation instruments and equipment, with more than 2,000 customers in universities, companies, and research institutions worldwide. The BTX Division sells its electroporation/electro cell fusion instrumentation and accessories in all 50 states of the United States and in over 45 foreign countries. BTX currently produces an extensive line of electroporation instruments and accessories, including eight electroporation and electrofusion instruments, one monitoring device, 32 electrodes and 25 accessories.

Products

     BTX developed the square wave generator and graphic pulse analyzer for in vivo gene delivery and nuclear transfer research, fields of rapidly increasing scientific and medical interest. BTX also has developed a versatile cell fusion system on the market, the only commercial large volume flow-through electroporation system, and offers an extensive collection of in situ electroporation applicators.

     BTX focused its efforts in 1998 on product development and promotion of its line for new and sophisticated applications. BTX released the new ECM(TM) 830, a sophisticated square wave electroporation system with a menu driven digital user interface. During the year, publications outlined the utilization of BTX equipment in newly developing animal in vivo gene delivery research. In the support of this research, BTX has expanded its in vivo electrode offering and continues to emphasize the development of novel applicators.

     The BTX Division's products include four different exponential Decay Wave Generators, three Square Wave Generators, one Electro Cell Fusion instrument and a Graphic Wave Display Monitor (the Enhancer(TM) 400), to monitor the progress of experiments. In addition, the BTX Division markets a wide range of sophisticated accessories and electrodes, as well as the standard disposable electroporation cuvettes.

     Exponential decay generators have been traditionally used for the electroporation of all cell types. Square wave generators have shown the greatest utility in the electroporation of mammalian and plant cells, as well as for animal in vivo applications. The Electro Cell Fusion System is used by researchers for embryo manipulation techniques, hybridoma and quadroma formation, as well as for all cell fusion applications.

     While we, through our BTX Division, sell devices purportedly used by others for non-human embryo cloning, we ourselves do not conduct embryo cloning. All of our BTX Division instruments sold to the research market carry the label "not for human use." Management is not aware of any regulations or industry guidelines limiting the use of our instrumentation in the animal research market. We comply with all National Institute of Health guidelines on cloning and gene therapy. We also comply with all Federal and State regulations regarding the restrictions on research imposed on federally funded grants.

     The BTX Division supplies several cuvette models, as do its competitors, plus some 20 additional specialized chambers and electrodes for electroporation. The availability of these products (e.g., 96 Well Coaxial Electrode, Petri Dish Electrode) provides the BTX Division with an entry into the large volume and multi-sample processing arenas used by the major pharmaceutical and biotech companies conducting drug research.

     The BTX Division meets regulatory requirements necessary to provide instrumentation to the research market for in vivo and in vitro animal experimentation. The BTX Division does not market equipment for use in humans, and, therefore, is not required to receive marketing approval from the FDA.

Distribution

     The main distributor of the BTX Division's products in North America is VWR Scientific Products Corporation, one of the largest laboratory products supplier in the United States. This distributor has approximately 200 representatives dedicated to the biological sciences in the United States and Canada. In addition, the BTX Division has distributed and may continue to distribute through Intermountain Scientific Corporation, which has 25 field sales specialists in the same territory. The BTX Division has over 40 international distributors in the major countries of the world, and its products are presently sold in 45 countries. The BTX Division supports its distributors with advertising, exhibit exposure and lead generation. The BTX Division also holds an annual sales meeting for its distributors.

Advertising

     Our BTX Division advertises in major national and international scientific journals such as Science, Nature, Genetic Engineering News, and BioTechniques. The BTX Division also attends and displays its products at about one scientific conference per month such as American Association for Cancer Research, National Institute of Health and Neuroscience. On a quarterly basis the BTX Division utilizes direct mail to an identified mailing list for specific product promotion.

Competition

     The main competitors of our BTX Division in the research marketplace are BioRad Laboratories, Eppendorf Scientific, Inc. and Invitrogen Corporation. There are several other companies entering and departing this market on a regular basis. All of these companies have other molecular biology product lines besides electroporation, while electroporation is the only business of the BTX Division. Most competing domestic manufacturers concentrate on the exponential decay wave system and do not compete in the square wave or electro cell fusion markets at this time.

STRATEGIC PARTNERS

License and Development Agreement

     On October 6, 1998, we entered into a comprehensive License and Development Agreement and a Supply Agreement with Ethicon, Inc., a Johnson & Johnson company, involving the use of the MedPulser system for Electroporation Therapy in the treatment of solid tumor cancer. Also, on October 6, 1998, we entered into a Stock purchase Agreement with Johnson & Johnson Development Corporation, also a Johnson & Johnson company, pursuant to which Johnson & Johnson Development Corporation purchased $6 million of common shares from us at a price of $2.68 per common share. On August 5, 1999, we announced that Ethicon, Inc. had assigned its obligations and responsibilities under certain development and license, and supply agreements with us to Ethicon Endo-Surgery, Inc., another Johnson & Johnson Company.

     The License and Development agreement sets out that Ethicon Endo-Surgery, Inc. is required to pay for all future development and clinical and regulatory activities worldwide (excluding Canada) for oncology products utilizing the MedPulser system. Upon regulatory approval, Ethicon Endo-Surgery, Inc. will distribute and market worldwide (excluding Canada) the oncology products supplied by us. We retain the right to distribute and market oncology products in Canada. We have received a $4 million up-front license fee and will be receiving future milestone payments from Ethicon Endo-Surgery, Inc. Under the agreements, we receive a percentage of net sales as license fees and a fee for the manufacture of products.

Bleomycin Agreements

     We have entered into a supply agreement with Abbott Laboratories to purchase the approved anti-cancer drug sterile bleomycin sulfate for use in the United States with our MedPulser system in the treatment of patients with solid tumor cancers. Under a separate agreement, we have entered into a supply agreement with Faulding, Inc. to purchase bleomycin sulfate for use in Canada. Bleomycin is a cytotoxic drug having a poisonous effect on cells, which has been approved by the Food and Drug Administration in the United States and the Health Protection Branch in Canada, and used as a chemotherapeutic agent in North America for the treatment of cancer for more than 25 years. Bleomycin is presently marketed in more than 40 countries.

SALES AND REVENUE

     The following table provides the amount of net product sales, interest income, and revenue from grant funding and research and development agreements generated by us for the past three fiscal periods.

                                      06/30/99    03/31/99     03/31/98     02/28/97
           PERIOD ENDED:              3 MONTHS   12 MONTHS    13 MONTHS    12 MONTHS
           -------------              --------   ----------   ----------   ----------
NET PRODUCT SALES
  United States.....................  $427,616   $2,136,180   $1,945,389   $1,550,774
  Rest of World.....................   271,462    1,297,925    1,151,809    1,489,960
INTEREST INCOME
  United States.....................    51,862      248,417      250,197       49,858
  Canada............................    16,421       52,494      177,301       21,348
GRANT FUNDING
  United States.....................   198,385      354,135      128,069       38,856
REVENUES UNDER COLLABORATIVE
  RESEARCH AND DEVELOPMENT
  ARRANGEMENTS
  United States.....................         0       33,048        6,025        8,583
LICENSE AND DEVELOPMENT AGREEMENTS
  Ethicon, Inc. ....................         0    4,500,000            0            0

     We, like many biomedical companies, devote a substantial portion of our annual budget to research and development. For the year ended February 28, 1997, research and development expenses totaled $2,200,464; for the thirteen months ended March 31, 1998 they totaled $5,637,955, and for the year ended March 31, 1999 they totaled $8,086,959. These amounts far exceed revenues from research arrangements and contribute substantially to our losses. Our Management anticipates a reduction in losses when it markets products developed by its Drug Delivery Division. The first such products are expected to be launched in Europe in the first half of 2000, and subsequently in the United States and Canada.

INTELLECTUAL PROPERTY

     As of August 1, 1999, we had 161 issued, licensed, allowed, or pending patents. Of these, we have 45 pending United States patent applications, 3 allowed United States patent applications, 19 issued United States patents, and 1 licensed United States patent for a total of 68. We also have 93 foreign submissions, 73 of which are pending and 20 of which have been issued or allowed.

     We have registered on the Principal Register of the United States Patent and Trademark Office the following trademarks: BTX, ELECTRONIC GENETICS, MANIPULATOR, OPTIMIZOR, HUMAN IN SQUARE (Design) and MEDPULSER. The following U.S. trademark applications are pending: COSMETRONICS, ENHANCER, GENETRODES and GENETRONICS. We have registered the BTX and MEDPULSER trademarks in Canada, and have applied for GENETRONICS in Canada. We have a European Community Trade Mark registration for GENETRONICS and have filed for BTX and MEDPULSER Community Trade Marks. We have registered the MEDPULSER mark in Japan and have applied for BTX in Japan. We have registered the

BTX mark in South Korea and have registered the GENETRONICS mark in the United Kingdom. We are not aware of any claims of infringement or other challenges to our rights to use our marks in the United States.

PROPERTIES

     We own no real property and have no plans to acquire any real property in the future. We currently lease a facility of 24,931 square feet at our headquarters in San Diego. This facility provides adequate space for our current research, manufacturing, sales and administrative operations. The current lease for 24,931 square feet runs through December 31, 1999. As of August 26, 1999, we have entered into an agreement to lease the same premises until December 31, 2004.

EMPLOYEES

     As of September 17, 1999, we employed 73 people on a full-time basis. Of the total, 32 were in product research and development, 10 in sales, marketing and support, 18 in manufacturing, and 12 in finance and administration. Our success is dependent on our ability to attract and retain qualified employees. Competition for employees is intense in the biomedical industry. The employees of Genetronics are not subject to collective bargaining agreements.

LEGAL PROCEEDINGS

     Our employment of Lois J. Crandell, our former President and Chief Executive Officer, and Gunter A. Hofmann, our former Chief Scientific Officer, ended on September 7, 1999. We have received written correspondence from counsel for Ms. Crandell and Dr. Hofmann regarding their rights to compensation and severance benefits pursuant to their employment agreements. We are currently negotiating the terms of separation agreements with Ms. Crandell and Dr. Hofmann. Ms. Crandell and Dr. Hofmann may initiate arbitration or legal proceedings against us if we cannot agree on the terms of their separation agreements.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth our directors and executive officers, their ages and the positions held by them with Genetronics as of September 17, 1999.

             NAME                AGE                        TITLE
             ----                ---                        -----
Martin Nash....................  52    Director, Chief Executive Officer, President and
                                       Chief Financial Officer
James Lierman..................  52    Chief Operating Officer
Lois J. Crandell...............  57    Director
Gunter A. Hofmann..............  64    Director
James L. Heppell(1)(3).........  43    Director, Interim Chairman of the Board
Suzanne L. Wood(2)(3)..........  42    Director
Gordon Politeski(1)(2)(3)......  56    Director
Wayne Schnarr(2)(3)............  48    Director
Stan Yakatan...................  57    Director
Felix Theeuwes(3)..............  62    Director
Gordon Blankstein(1)...........  49    Director

-------------------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

(3) Member of Nomination and Corporate Governance Committee

     MARTIN NASH has been the President and Chief Executive Officer of Genetronics since September 1999 and its Chief Financial Officer since June 1999. He has been a director since July 1997. From April 1996 to September 1999 he was Senior Vice President of Genetronics. He has also served as Senior Vice President of Genetronics, Inc. since June 1994 and a director of Genetronics, Inc. since April 1996. Prior to joining Genetronics in 1994, Mr. Nash was co-founder, Chief Executive Officer and Chief Financial Officer of Cypros Pharmaceutical Corporation (NASDAQ), co-founder of Corvas International, Inc. (NASDAQ), and Vice President of Corporate Development at Synbiotics (NASDAQ). He was also President of Molecular Biosystems, Inc. (NYSE) and held a variety of marketing and business development management positions at Ortho Diagnostics, Inc., a division of Johnson & Johnson, and at Becton Dickinson & Company. In 1990 Mr. Nash was President of the Association of Biotechnology Companies. Mr. Nash received a Bachelor of Arts and Sciences degree from Boston College.

     JAMES LIERMAN has been Chief Operating Officer of Genetronics since September 7, 1999. Prior to that, he was Vice President for Corporate Development and was responsible for the negotiation and execution of the strategic license and development agreement between the Company and Ethicon, Inc., a Johnson & Johnson company, for the use of Genetronics proprietary drug delivery system for the electroporation therapy of solid tumors. Mr. Lierman is past President and CEO of the San Diego-based River Medical Inc., a biomedical company specializing in intravenous drug therapy systems. Prior to managing River Medical, Mr. Lierman was Director, Commercial Development for Abbott Laboratories, Hospital Products Division, where he was responsible for licensing, acquisitions and contract manufacturing sales. He is a graduate of Monmouth University and holds 12 patents.

     LOIS J. CRANDELL, was the President, Chief Executive Officer and a Director of Genetronics Biomedical from September 1994 until her employment with us ended in September 1999, and President, Chief Executive Officer and a Director of Genetronics, Inc. from January 1992 until September 1999. Ms. Crandell continues to be a director of Genetronics Biomedical Ltd. Prior to joining Genetronics, Inc. in 1991, Ms. Crandell co-founded the venture capital firm, More than Money Ventures in 1988. Ms. Crandell also founded Crandell Communications and was Vice President and a Director of Medical Wellness Technologies, Vice President of Peterson-Morris MacLachlan and held product and marketing management positions at Medtronic, Inc. and Control Data Corporation. Ms. Crandell holds two patents and is a Board Member of BIO/COM San Diego, an industry trade organization, and UCSD Cancer Research Foundation.

     GUNTER A. HOFMANN, Ph.D., was the Chairman of the Board and Chief Scientific Officer of Genetronics Biomedical Ltd. from September 1994 until his employment with us ended in September 1999, and was Chairman of the Board and Chief Scientific Officer of Genetronics, Inc. from January 1992 until September 1999. Dr. Hofmann continues to be a director of Genetronics Biomedical Ltd. Prior to founding Genetronics, Inc., in 1983, Dr. Hofmann managed the product development and technology transfer activities of Maxwell Laboratories. Dr. Hofmann holds approximately 50 patents and has several others pending. Dr. Hofmann received his doctorate in Physics from the Max-Planck-Institute for Plasma Physics in Germany.

     JAMES L. HEPPELL has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since September 1994 and interim chairman since September 1999. Mr. Heppell is a partner at Catalyst Corporate Finance Lawyers in British Columbia. Mr. Heppell provides corporate finance legal services to technology issuers. His expertise lies in representing biotechnology companies, instructing and carrying out cross-border financings and in dealing with the requirements of all major Canadian exchanges, as well as NASDAQ. Mr. Heppell is also a Director, President and Chief Executive Officer of Mecca Medi-Tech, Inc. and a Director of Sabretooth Holdings, Inc. and the Secretary of Forbes Medi-Tech, Inc., BCY Ventures, Inc. and Response Biomedical Corp. In addition to his L.L.B., Mr. Heppell has a Bachelor of Science degree in Microbiology from the University of British Columbia.

     SUZANNE L. WOOD has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since June 1989. Ms. Wood is a principal of Wood & Associates, a financial and management consulting firm servicing public and private companies since 1982. She also serves as President and Director of The Neptune Society, Inc., and Clickbytel, Inc. Her 15 years experience in financial and corporate management include positions as Controller and Director of the Mitek Group of Companies, Vice President and director of Barrington Petroleum Ltd., and Controller of Ice Stations Resources Ltd. Ms. Wood received her Bachelor of Arts from the University of British Columbia, where she also attained three years of post-graduate training. During her employment with Revenue Canada Taxation in the Business Audit Division, she completed four levels of the Certified General Accountants Program.

     STAN YAKATAN has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since July 1997. Mr. Yakatan is currently Chairman of Quantum Biotechnologies, Inc., a development stage company. Mr. Yakatan is Chairman and managing partner of Katan Associates, a financial consulting company and he is a board member of Quantum Biotechnologies, Inc., Phycogen, Inc. and Conjuchem, Inc. Mr. Yakatan is an advisory board member of BioCapital, ComMIT Systems, Arete, S3M,

SynData, and he serves in an advisory capacity to Avanir Pharmaceuticals. From 1994 to 1995, Mr. Yakatan was Chief Executive Officer of Cystar. From 1991 to 1993 Mr. Yakatan was Chairman and Chief Executive Officer of Unisyn Technologies Inc., a development stage biotechnology company. Previously, he was Executive Vice President of New Brunswick Scientific, Inc. and President and Chief Executive Officer of Biosearch, a biotech company previously based out of San Rafael, California, and specializing in the manufacture of DNA and peptide synthesizers, prior to its sale to Millipore. Mr. Yakatan has a Masters degree in Business Administration from the University of Pennsylvania.

     GORDON POLITESKI has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since May 1997. Mr. Politeski is currently Director of SBL Technologies Medical Laser Group. He is former President and Chief Executive Officer of Harley Street Software, involved in ambulatory ECG monitoring, and is former President and Chief Executive Officer of Nortran Pharmaceuticals, Inc. where he took their first drug candidate successfully through a Phase I clinical trial. As founding President and Chief Executive Officer of Biomira, Inc., a cancer diagnostics and therapy company, Mr. Politeski took Biomira from the Alberta Stock Exchange to the Toronto Stock Exchange and subsequently to the NASDAQ. He has also served as President and General Manager for Allergan Pharmaceuticals in ophthalmology and currently is a Director of Sabretooth Holdings, Inc. and a Director of BCY Ventures, Inc., both publicly traded venture capital pool companies. Mr. Politeski is a graduate of the University of Saskatchewan and the Amos Tuck Executive Program at Dartmouth University.

     WAYNE SCHNARR, Ph.D. has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since September 1997. Dr. Schnarr is currently Vice President and Director of BioCatalyst Yorkton, Inc. of Toronto, a venture management firm which is involved in fostering technological advances in the biotechnology and health care sectors. Previously, Dr. Schnarr has been a Life Sciences Analyst for Yorkton Securities, Inc. of Toronto. His 15 years of experience in the pharmaceutical industry include management experience in research, marketing, and manufacturing with companies such as Canada Packers Chemical Division and Connaught Laboratories. Dr. Schnarr has also been President of Pharma Patch plc, a publicly traded transdermal drug delivery company in Toronto, as well as Research Director for the Canadian Drug Manufacturers Association, which represents the Canadian generic drug industry. Dr. Schnarr is also a Director, Chief Financial Officer, and the Vice President Business Development of BCY Ventures, Inc., a publicly traded venture capital pool company. Dr. Schnarr received his B.Sc. in Chemistry from the University of Victoria (B.C.) in 1973 and his Ph.D. in Carbohydrate Chemistry form Queens University (Kingston) in 1977. He subsequently obtained his MBA from York University in Toronto.

     FELIX THEEUWES has been a Director of Genetronics Biomedical Ltd. and Genetronics, Inc. since August, 1999. From 1970 to June 1999 Dr. Theeuwes held various positions within Alza Corporation, directing research, technology development and product development for a variety of controlled drug delivery systems. Presently, Dr. Theeuwes is the chairman and Chief Scientific Officer of Durect Corporation which is a spin out from Alza Corporation to focus on the development of products based on the DUROS(TM) system technology. Dr. Theeuwes work led to the product introduction of the Alzet(R) mini osmotic pump series for animal research, and the OSRO(R) systems series of products. He directed research in transdermal research and development, initiated the electrotransport/ ionphoresis program, and initiated the DUROS(TM) osmotic implant program. Dr. Theeuwes holds more than 210 United States patents covering these systems and has published more than 80 articles and chapters of books. Dr. Theeuwes is a member of the board of directors of Vinifera Inc., and Durect Corporation and a member of the scientific advisory board at Antigenics. In 1993, Dr. Theeuwes completed the Stanford Executive Program at Palo Alto, California.

     GORDON BLANKSTEIN joined the Boards of Genetronics Biomedical Ltd. and Genetronics, Inc. on September 7, 1999. Mr. Blankstein founded GST Global Light Telecommunications Inc. ("GSTTT") in 1992. He has been the Chairman of the board of directors of that corporation since October 1996. Mr. Blankstein was a director of NACT Telecommunications, Inc. a publicly traded subsidiary of GSTTI. He is a founder, past President, Chairman of the board and former director of ICG Communications, Inc. a publicly traded telecommunications services provider. Mr. Blankstein is also currently the Chairman of the board of directors of Bluestar Battery Systems International Corp. and Comptec Industries Ltd. and is Vice-Chairman and a director of Highpoint Telecommunications Inc. He is a former member of the Policy Advisory Committee of the Vancouver Stock Exchange. Mr. Blankstein holds a bachelor's degree and an M.B.A. from the University of British Columbia.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee meets with our independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments (out of the presence of management) as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Suzanne L. Wood (Chairwoman), Gordon Politeski and Wayne Schnarr.

     The Compensation Committee makes recommendations based upon management's suggestions regarding the salaries and incentive compensation for officers and key employees and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of Gordon Blankstein, Gordon J. Politeski and James L. Heppell.

     The Nomination and Corporate Governance Committee identifies and recommends candidates for election to the Board of Directors. It advises the Board of Directors on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors and compensation and benefit programs for non-employee directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the duties and membership of committees of the Board of Directors, recommends processes to evaluate the performance and contributions of individual directors and the Board of Directors as a whole and approves procedures designed to provide that adequate orientation and training are provided to new member of the Board of Directors and consults with the Chief Executive Officer in his process of recruiting new directors and assists in locating senior management personnel and selecting members for the scientific advisory board. The Nomination and Corporate Governance Committee has developed a policy to govern our approach to corporate governance issues and provides a forum for concerns of individual directors about matters not easily or readily discussed in a full board meeting, e.g., the performance of management. The Nomination and Corporate Governance Committee is composed of

Wayne Schnarr (Chairman), James L. Heppell, Suzanne L. Wood, Gordon J. Politeski, and Felix Theeuwes.

DIRECTOR COMPENSATION

     Our outside directors are paid a fee of US $1,000 per day for each board or committee meeting a director attends in person; a director participating telephonically is paid US $500 per day for each such meeting. In addition, each of the outside directors generally receives an annual grant of an option to purchase our common shares. In the last completed fiscal year, each outside director was granted an option to purchase 25,000 shares of our common stock at US$3.78 per share. Inside directors do not receive separate compensation for their participation in board or committee meetings. We pay all reasonable expenses associated with directors' attendance at, and participation in, board and committee meetings, and other company business to which a director attends.

     As described in note 14 to the consolidated financial statements, we paid legal fees to the Law Firm of Catalyst corporate Finance Lawyers in Vancouver, British Columbia, Canada, in the amount of US $93,778 in the year ended March 31, 1999. James L. Heppell, a partner of that law firm, is one of our Directors. We also paid accounting and administrative fees to Wood & Associates of Vancouver, British Columbia, Canada, in the amount of US $26,735 in the year ended March 31,1999. Suzanne Wood, the Principal of Wood & Associates, is also one of our Directors. For the year ended March 31, 1999, we paid US $114,900 to a company where one of the principals is an officer of our former French subsidiary.

     In the fiscal year ended March 31, 1999, we paid $1,500 to Stan Yakatan, one of our Directors, for consulting services with respect to our BTX Division. We also sold research-use equipment to Quanum Biotechnologies, Inc., a company in which Mr. Yakatan was the Chief Executive Officer and Chairman of the Board at the same time he was a director of our Company, at the customary price we sell the same or similar equipment to other similarly situated purchasers.

BOARD-COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is responsible for determining the compensation of our executive officers. The members of the Compensation Committee during the last ended fiscal year were Stan Yakatan (Chair), Gunter A. Hofmann, Gordon J. Politeski, and James L. Heppell. Gunter Hofmann was our Chief Scientific Officer during the fiscal year, and resigned from the Compensation Committee on July 26, 1999; his employment with us ended on September 7, 1999. Dr. Hofmann remains a director. As of September 17, 1999, the compensation committee is composed of James L. Heppell, Gordon Politski and Gordon Blankstein.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation of Gunter A. Hofmann, Lois
J. Crandell, Martin Nash and James Lierman for the last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                          ANNUAL COMPENSATION     COMPENSATION
                                         ---------------------   ---------------
                                                                   SECURITIES
     NAME AND PRINCIPAL                                            UNDERLYING         ALL OTHER
          POSITION             YEAR(1)   SALARY($)   BONUS($)    OPTIONS/SARS(2)   COMPENSATION(3)
     ------------------        -------   ---------   ---------   ---------------   ---------------
Gunter A. Hofmann(4).........   1999      179,785      35,200        135,200           14,083
  Director, and former Chief    1998      179,445         -0-         25,000           13,383
  Scientific Officer            1997      160,539      32,000        105,000            7,090
Lois J. Crandell(5)..........   1999      179,990      43,125        143,125           14,021
  Director, former President
  and                           1998      174,997         -0-         65,000           13,217
  CEO                           1997      149,688      37,500        100,000           12,230
Martin Nash..................   1999      140,573      27,200        127,200            7,520
  Director, President, CEO
  and                           1998      134,118         -0-         25,000(7)        12,181
  CFO(6)                        1997      115,000      23,000         97,000           11,957
James C. Lierman(8)..........   1999      136,500     200,000        127,000            3,072
  Chief Operating Officer       1998      146,463      45,000         20,000            3,777
                                1997      100,000           0         20,000            1,231

-------------------------
(1) For 1998 and 1999, the period year ended March 31. We changed our fiscal year end from February 28, 1998 to March 31, 1998. Therefore the summary compensation information for fiscal year end March 31, 1998 includes thirteen months. For 1997, the fiscal year ended February 28.

(2) We do not have Stock Appreciation Rights. All noted securities are options.

(3) The noted Other Compensation includes cash contributions made by us to purchase, on the open market, our common shares for the named executives' 401(k) accounts. Also included for Dr. Hofmann, Ms. Crandell and Mr. Nash are amounts paid for life insurance premiums and that portion of automobile leases attributed to business use and, for Ms. Crandell, amounts paid for disability insurance premiums.

(4) Dr. Hofmann's employment with our company ended on September 7, 1999 and he remains a director.

(5) Ms. Crandell's employment with our company ended on September 7, 1999 and she remains a director.

(6) On June 10, 1999 Martin Nash was appointed our Chief Financial Officer and on September 7, 1999 he was appointed our President and Chief Financial Officer.

(7) An additional grant of 25,000 options, the exercise of which was contingent upon the occurrence of a future event, was cancelled in the last completed fiscal year. This grant is not included in the Summary Compensation Table.

(8) On September 7, 1999, Mr. Lierman was appointed our Chief Operating Officer.

             STOCK OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

     The following table sets out stock options granted to each named executive officer during our fiscal year ended March 31, 1999:

                                                                                     POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED ANNUAL
                           NUMBER OF       % OF TOTAL     EXERCISE                   RATES OF STOCK PRICE
                          SECURITIES      OPTIONS/SARS     OR BASE                  APPRECIATION FOR OPTION
                          UNDERLYING       GRANTED TO       PRICE                        TERM (CDN $)
                         OPTIONS/SARS     EMPLOYEES IN     (CDN$/     EXPIRATION   -------------------------
         NAME            GRANTED(1)(2)   FISCAL YEAR(3)   SECURITY)      DATE         5%($)        10%($)
         ----            -------------   --------------   ---------   ----------   -----------   -----------
Gunter A. Hofmann,
  Ph.D.(4).............      35,200(a)         12%          $3.74      July 7/03   $ 21,097.38   $ 61,097.84
                            100,000(b)                      $4.45     Oct. 19/03     71,894.03    207,256.55
Lois J. Crandell(4)....      43,125(a)         12%          $3.74      July 7/03     25,847.28     74,853.53
                            100,000(b)                      $4.45     Oct. 19/03     71,894.03    207,256.55
Martin Nash(5).........      27,200(a)         11%          $3.40      July 7/08     58,160.18    147,389.30
                            100,000(b)                      $4.05     Oct. 14/08    254,702.32    645,465.70
James C. Lierman(5)....      27,000(a)         11%          $3.40      July 7/08     57,732.53    146,305.56
                            100,000(c)                      $4.05     Oct. 15/08    254,702.32    645,465.70

-------------------------
(1) We do not have Stock Appreciation Rights. All noted securities are options.

(2) (a) Such options vest 100% on the date of grant.

     (b) Such options vest 25% on the date of grant with the remainder vesting at 25% on each of the first, second and third anniversary of the date of grant.

     (c) 25,000 such options vest on the date of grant, 2,142 vest on the 16th of each month for 34 months after the date of grant and 2,172 vest on the 35th month after the date of grant.

(3) Based upon options to purchase a total of 1,138,236 shares of our common shares granted to employees during the fiscal year ended March 31, 1999.

(4) Options were granted at an exercise price equal to 110% of the fair market value of our common shares, as determined by the Board of Directors on the date of grant.

(5) Options were granted at an exercise price equal to the fair market value of our common shares, as determined by the Board of Directors on the date of grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning each exercise of stock options during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options provided on an aggregated basis:

                                                             NUMBER OF
                                                             SECURITIES
                                                             UNDERLYING        VALUE OF UNEXERCISED
                                                            UNEXERCISED            IN-THE-MONEY
                                                          OPTIONS/SARS AT     OPTIONS/SARS AT FISCAL
                              SECURITIES                  FISCAL YEAR END        YEAR-END (CDN$)
                              ACQUIRED ON      VALUE      (#) EXERCISABLE/         EXERCISABLE/
 NAME OF EXECUTIVE OFFICER    EXERCISE(#)   REALIZED($)   UNEXERCISABLE(1)     UNEXERCISABLE($)(2)
 -------------------------    -----------   -----------   ----------------    ----------------------
Gunter A. Hofmann, Ph.D.....      -0-           N/A               435,200(3)            $837,292
                                                           360,200/75,000        $799,792/37,500
Lois J. Crandell............      -0-           N/A               428,125(4)            $628,331
                                                           353,125/75,000        $590,831/37,500
Martin Nash.................      -0-           N/A               249,200(5)            $321,460
                                                           174,200/75,000        $253,960/67,500
James C. Lierman............      -0-           N/A               417,000(6)          $1,000,350
                                                           352,710/64,290        $942,289/57,861

-------------------------
(1) We do not have Stock Appreciation Rights. All noted securities are options.

(2) The closing price of our common shares on the TSE was CDN$4.95 on March 31, 1999. This price was used in the calculations reported in the column "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-end (CDN$) Exercisable/ Unexercisable."

(3) 150,000 options with an exercise price of CDN$1.25; 20,000 options with an exercise price of CDN$2.31; 35,000 options with an exercise price of CDN$3.42; 25,000 options with an exercise price of CDN$4.24; 45,000 options with an exercise price of CDN$4.62; 25,000 options with an exercise price of CDN$2.92; 35,200 options with an exercise price of CDN$3.74; and 100,000 options with an exercise price of CDN$4.45.

(4) 100,000 options with an exercise price of CDN$1.25; 20,000 options with an exercise price of CDN$2.31; 40,000 options with an exercise price of CDN$4.24; 60,000 options with an exercise price of CDN$4.62; 40,000 options with an exercise price of CDN$4.84; 25,000 options with an exercise price of CDN$2.92; 43,125 options with an exercise price of CDN$3.74; and 100,000 options with an exercise price of CDN$4.45.

(5) 20,000 options with an exercise price of CDN$2.00; 7,000 options with an exercise price of CDN$3.30; 25,000 options with an exercise price of CDN$3.85; 45,000 options with an exercise price of CDN$4.20; 25,000 options with an exercise price of CDN$2.65; 27,200 options with an exercise price of CDN$3.40; 100,000 options with an exercise price of CDN$4.05.

(6) 250,000 options with an exercise price of CDN $1.69; 10,000 options with an exercise price of CDN $3.85; 10,000 options with an exercise price of CDN $4.20; 20,000 options with an exercise price of CDN $3.20; 27,000 options with an exercise price of CDN $3.40; 100,000 options with an exercise price of CDN $4.05.

1997 STOCK OPTION PLAN

     On June 20, 1997, our 1997 Stock Option Plan was adopted by the board of directors and our stockholders approved the plan on July 28, 1998. The 1997 Stock Option Plan was amended on September 14, 1998, October 20, 1998 and February 5, 1999, primarily to increase the number of shares authorized for issuance under the Plan. A total of 6,400,000 shares of common stock has been authorized for issuance under the 1997 Stock Option Plan. Pursuant to the 1997 Stock Option Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but exercised shares repurchased by us pursuant to a right of repurchase will not again become available for grant.

     The 1997 Stock Option Plan permits the grant of options to our directors, officers, key employees and consultants. Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees, including directors or officers who are employees, or nonstatutory stock options.

     The 1997 Stock Option Plan is administered by the board or a committee appointed by the board. Subject to the limitations set forth in the 1997 Stock Option Plan, the committee has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and, subject to restrictions, to specify other terms of awards.

     The maximum term of options granted under the 1997 Stock Option Plan is ten years unless an incentive stock option is granted to an employee that on the date of grant has ownership of more than 10% of the total voting power of our stock, then the maximum term of the option is five years. Options granted under the 1997 Stock Option Plan generally are non-assignable and non-transferable. The expiration terms of options granted under the 1997 Stock Option Plan are determined by the administrator in accordance with the guidelines set forth in the 1997 Stock Option Plan. Options generally expire two months after the termination of an optionholder's service. However, if an optionholder is permanently disabled or dies during his or her service, such person's options generally may be exercised up to twelve months following disability or death provided that the options were exercisable on the employee's last day of work.

     The exercise price of options granted under the 1997 Stock Option Plan is determined by the committee in accordance with the guidelines set forth in the 1997 Stock Option Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of an option granted to a person who holds more than 10% of the voting power of the Company cannot be less than 110% of the fair market value of our common stock on the date of the grant.

     Options granted under the 1997 Stock Option Plan vest at the rate determined by the committee and specified in the option agreement.

     Upon changes in control in our ownership, all outstanding stock awards under the 1997 Stock Option Plan may either be substituted by the surviving entity or terminated to the extent not exercised upon sixty days written notice.

     The committee may amend or terminate the 1997 Stock Option Plan at any time. Amendments to the 1997 Stock Option Plan will generally be submitted for stockholder approval within 12 months before or after adoption of the amendment.

     As of September 17, 1999, we had issued and outstanding under the 1997 Stock Option Plan options to purchase 2,698,869 shares of common stock. The per share exercise prices of these options ranged from $1.66 to $3.78. As of September 17, 1999, 1,082,583 shares remained available for future grant under the 1997 Plan.

1995 STOCK OPTION PLAN

     On June 7, 1995, our board adopted our 1995 Stock Option Plan and our stockholders approved the plan on July 17, 1995. The 1995 Plan was amended in January, 1997 and April, 1997. The 1995 plan was subsequently amended by the Board and the stockholders in April 1997. Although a total of 3,500,000 shares of common stock have been authorized for issuance under the 1995 Plan, the plan was suspended by our Board on June 20, 1997. We will not grant any additional stock options under the 1995 Plan; however, we must keep the 1995 Plan alive so long as incentive stock options issued under the 1995 Plan remain in existence. Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full will not be available for grant under the plan. In addition, exercised shares repurchased by us pursuant to a right of repurchase will not become available for grant. Beginning on June 20, 1997, all grants of options were pursuant to the 1997 Plan.

     The suspended 1995 Stock Option Plan permitted the grant of options to our directors, officers, key employees and consultants. Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees, including directors or officers who are employees, or nonstatutory stock options.

     The 1995 Stock Option Plan is administered by the board or a committee appointed by the board. Subject to the limitations set forth in the 1995 Stock Option Plan, the committee has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and, subject to restrictions, to specify other terms of awards.

     The maximum term of options granted under the 1995 Stock Option Plan is ten years unless an incentive stock option is granted to an employee that on the date of grant has ownership of more than 10% of the total voting power of our stock, then the maximum term of the option is five years. Options granted under the 1995 Stock Option Plan generally are non-assignable and non-transferable. The expiration terms of options granted under the 1995 Stock Option Plan are determined by the committee in accordance with the guidelines set forth in the 1995 Stock Option Plan. Options generally expire two months after the termination of an optionholder's service. However, if an optionholder is permanently disabled or dies during his or her service, such person's options generally may be exercised up to twelve months following disability or death provided that the options were exercisable on the employee's last day of work.

     The exercise price of options granted under the 1995 Stock Option Plan is determined by the committee in accordance with the guidelines set forth in the 1995 Stock Option

Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of an option granted to a person who holds more than 10% of the voting power of the Company cannot be less than 110% of the fair market value of our common stock on the date of the grant.

     Options granted under the 1995 Stock Option Plan vest at the rate determined by the committee and specified in the option agreement.

     Upon changes in control in our ownership, all outstanding stock awards under the 1995 Stock Option Plan may either be substituted by the surviving entity or terminated to the extent not exercised upon sixty days written notice.

     As of September 17, 1999, we had issued and outstanding under the 1995 Stock Option Plan options to purchase 1,573,400 shares of common stock. The per share exercise prices of these options ranged from $1.12 to $3.06.

SHARES ISSUED OUTSIDE STOCK OPTION PLANS

     As of September 17, 1999, a total of 125,000 shares of common stock have been authorized for issuance pursuant to options granted to directors, an employee and a consultant by us in November 1994 and April 1995.

     The maximum term of the options granted outside of either of our stock option plans is five years. All or any portion of the options are exercisable on or before the end of such five-year term. The options are generally non-assignable and non-transferable. The options expire thirty days following the termination of the option holders service. However, if an option holder dies during his or her service, such person's options may be exercised up to twelve months following death provided that the options were exercisable at the time of death.

401(k) PLAN

     We have established a tax-qualified employee savings and retirement plan. The 401(k) plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation (up to a statutorily prescribed annual limit of $10,000 in 1998). Employees must be twenty-one years old to participate and are eligible on the first day of the quarter following six months as an employee of ours. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds. We match 50% of an employee's contribution to the 401(k) plan, up to a maximum of 6% of an employee's compensation, with our common shares purchased in the open market for the individual employee's 401(k) account. Our contributions to the 401(k) plan, and earnings thereon, vest over a six year period beginning on an employee's date of hire.

EMPLOYMENT AGREEMENTS

     In January 1995, we entered into an employment agreement with Lois J. Crandell, our former President and Chief Executive Officer. The employment agreement had a one year term with automatic renewal unless 60 days prior notice is provided. Such agreement was amended January 9, 1996, March 1, 1997 and January 15, 1999, and provided for an annual salary of $220,000, an annual bonus of up to 25% of her annual salary, payable within 90 days of the end of our fiscal year, life insurance in the amount of $500,000. Ms. Crandell's employment with us ended as of September 7, 1999, and we have received written correspondence from counsel for Ms. Crandell regarding her rights to compensation and severance benefits pursuant to her employment agreement. We are currently negotiating the terms of a separation agreement with Ms. Crandell based on her employment agreement.

     In January 1995, we entered into an employment agreement with Gunter A. Hofmann, Ph.D., our former Chief Scientific Officer and such employment agreement has a one year term with automatic renewal unless 60 days prior notice is provided. Such agreement was amended on January 9, 1996, March 1, 1997 and January 15, 1999 and, provided for an annual salary of $200,000, an annual bonus of up to 20% of his annual salary, payable within 90 days of the end of our fiscal year and life insurance in the amount of $500,000. Dr. Hofmann's employment with us ended as of September 7, 1999, and we have received written correspondence from counsel for Dr. Hofmann regarding his rights to compensation and severance benefits pursuant to his employment agreement. We are currently negotiating the terms of a separation agreement with Dr. Hofmann based on his employment agreement.

     In January 1995, we entered into an employment agreement with Martin Nash, our then Senior Vice President and Chief Financial Officer. Mr. Nash was appointed as our Chief Financial Officer on June 10, 1999 and our President and CEO on September 7, 1999. Mr. Nash's employment agreement has a one year term with automatic renewal unless 60 days prior notice is provided. Such agreement was amended on January 9, 1996, March 1, 1997 and January 15, 1999 and pursuant to an amendment, Mr. Nash receives an annual salary of $165,000. Mr. Nash is also eligible to receive an annual bonus of up to 20% of his annual salary, payable within 90 days of the end of our fiscal year.

     Pursuant to the employment agreements, upon termination of either Dr. Hofmann's employment, Ms. Crandell's employment, or Mr. Nash's employment for the following reasons: (i) we decide not to renew the employment agreement; (ii) we terminate the employee; or (iii) if without written consent of the employee, we change the employee's duties or responsibilities and the employee terminates his or her employment with 6 months written notice, then we must pay to the employee two months of his or her annual salary for each full year of service under the agreement, such payment to be for no shorter time period than for six months and the employee shall be entitled to all other benefits that he or she would have been entitled to as an employee. In addition, pursuant to the terms of the employment agreements between us and Dr. Hofmann, Ms. Crandell and Mr. Nash, in recognition of the fact that the employees require the use of a car in the performance of their duties, we pay the portion of the lease payment, the insurance, maintenance, and repair costs associated with business usage of a car for the employees' sole use.

     In January 1996, we entered into an employment agreement with James Lierman for the position of Vice President of Corporate Development. Mr. Lierman was also appointed our Chief Operating Officer in September 1999. The employment agreement is for a one year term with automatic renewal. Mr. Lierman is also eligible to receive an annual bonus determined by a percentage of the licensing activity attributed to Mr. Lierman's employment efforts with us.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

     As specified in our Articles of Incorporation, subject to the provisions of the Company Act (British Columbia), the Directors shall cause us to indemnify a Director or a former Director of ours and the Directors may cause us to indemnify a Director or former Director of a corporation of which we are or were a member and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a Director of ours or a Director of such corporation, including any action brought by us or any such corporation. Each of our Directors on being elected or appointed shall be deemed to have contracted with us on the terms of the foregoing indemnity.

     Additionally, the Directors may cause us to indemnify any of our officers, employees or agents, or of a corporation of which we are or were a member, and his heirs and personal representatives, against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as our officer, employee or agent or such corporation. The Company shall also indemnify our Secretary and any Assistant Secretary, if he is not a full-time employee and notwithstanding that he may also be a Director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Company Act (British Columbia) or the Articles and each such Secretary and Assistant Secretary shall, on being appointed be deemed to have contracted with us on the terms of the foregoing indemnity.

     The Directors may cause us to purchase and maintain insurance for the benefit of any person who is or was serving a Director, officer, employee or agent of ours or as a director, officer, employee or agent of any corporation of which we are or were a shareholder and his heirs or personal representatives against any liability incurred by him as such director, officer, employee or agent.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     The following is a description of transactions since March 1, 1996, to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise required to be described under "Management."

     In October 1996 the founder, one employee of Genetronics Biomedical Ltd. and three directors of Genetronics, Inc. loaned an aggregate of $680,000 to Genetronics, Inc. as follows:

                               AMOUNT OF
           LENDER             LOAN ($CDN)               TERMS OF NOTE
           ------             -----------               -------------
James D. Hembree............   $ 68,000(1)   9.25% interest per annum Due 1/8/97
Gunter A. Hofmann Ph.D......   $340,000(2)   9.25% interest per annum Due 1/8/97
Martin Nash.................   $ 68,000(2)   9.25% interest per annum Due 1/15/97
C. Robin Relph..............   $190,400(2)   9.25% interest per annum Due 1/8/97
Stan Yakatan................   $ 13,600(2)   9.25% interest per annum Due 1/8/97

-------------------------
(1) The Vancouver Stock Exchange approved the repayment of this loan by the issuance of 22,476 of our common shares on January 10, 1997.

(2) These loans were repaid out of the proceeds of a $3.00 special warrant financing closed December 20,1996.

     The proceeds of these loans were used for funding working capital, including ongoing research activities.

     As described in note 14 to the Financial Statements, we paid legal fees to the Law Firm of Catalyst corporate Finance Lawyers in Vancouver, British Columbia, Canada, the amount of US $93,778 in the year ended March 31, 1999. James L. Heppell, a partner of that law firm, is one of our Directors.

     For the year ended March 31, 1999, we paid US $114,900 to a company where one of the principals is an officer of our French subsidiary.

     Two individuals among our directors are related. Lois Crandell and Gunter Hofmann are married. In addition, Markus Hofmann (currently our Controller) is the son of Gunter Hofmann and the stepson of Lois Crandell. Except for these three individuals there are no family relationships among officers or directors and employees.

     We have entered into employment agreements with certain of our executive officers. See "Management -- Employment Agreements." Our employment of Lois J. Crandell, our former President and Chief Executive Officer, and Gunter A. Hofmann, our former Chief Scientific Officer, ended on September 7, 1999. We have received written correspondence from counsel for Ms. Crandell and Dr. Hofmann regarding their rights to compensation and severance benefits pursuant to their employment agreements. We are currently negotiating the terms of separation agreements with Ms. Crandell and Dr. Hofmann. Ms. Crandell and Dr. Hofmann may initiate arbitration or legal proceedings against us if we cannot agree on the terms of their separation agreements.

     In the past, we have granted options to our executive officers and directors. We intend to grant options to our officers and directors in the future. See "Management -- Executive Compensation."

     We have also entered into an indemnification agreement with each of our directors and executive officers. See "Management -- Limitations on Directors' and Executive Officers' Liability and Indemnification."

     All of our securities referenced above were sold and purchased at prices equal to the fair market value of the securities, as determined by our Board of Directors, on the date of issuance.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of September 17, 1999 with respect to; (i) each shareholder known to us to be the beneficial owner of more than five percent (5%) of our outstanding common shares; (ii) each director;
(iii) each Named Executive Officer; and (iv) all our directors and Named Executive Officers as a group. Except as set forth below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

                                                AMOUNT AND NATURE OF     PERCENT OF CLASS
                                               BENEFICIAL OWNERSHIP OF      OF COMMON
    BENEFICIAL OWNER OF COMMON SHARES(1)          COMMON SHARES(2)          SHARES(2)
    ------------------------------------       -----------------------   ----------------
Johnson & Johnson Development Corporation....         2,242,611                10.2%
  One Johnson & Johnson Plaza, New Brunswick,
  New Jersey
Gunter A. Hofmann............................         3,785,675(3)             16.8%
Lois J. Crandell.............................         3,785,675(4)             16.8%
Martin Nash..................................           579,661(5)              2.6%
James Lierman................................           369,846(6)              1.6%
Stan Yakatan.................................           266,400(7)              1.2%
James L. Heppell.............................           150,500(8)                *
Suzanne L. Wood..............................           120,000(9)                *
Wayne Schnarr................................            89,000(10)               *
Gordon Politeski.............................            85,000(11)               *
Felix Theeuwes...............................            69,000(12)               *
Gordon Blankstein............................            35,000(13)
All Executive Officers and Directors as a
  group (14) persons.........................         5,550,082                23.4%

-------------------------
  *  less than 1%

 (1) This table is based upon information supplied by officers, directors and principal shareholders and Insider Reports filed with the British Columbia and Ontario Securities Commission (the "Commission"). Except as shown otherwise in the table, the address of each shareholder listed is in care of us at 11199 Sorrento Valley Rd., San Diego, California 92121.

 (2) Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Common shares subject to options or warrants exercisable within 60 days of September 17, 1999 are deemed outstanding for computing the percentage of the person or entity holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based upon 22,096,633 shares of our common stock outstanding as of September 17, 1999.

 (3) Includes 210,200 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999. Also includes 1,012,276 shares owned by Lois J. Crandell, Dr. Hofmann's wife. Dr. Hofmann disclaims beneficial ownership of Ms. Crandell's shares.

 (4) Includes 253,125 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999. Also includes 2,773,399 shares owned by Gunter A. Hofmann, Ms. Crandell's husband. Ms. Crandell disclaims beneficial ownership of Dr. Hofmann's shares.

 (5) Includes 199,200 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999.

 (6) Includes 369,846 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999.

 (7) Includes 156,400 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999.

 (8) Includes 120,000 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999, 10,000 shares owned by Mr. Heppell's wife, in which he disclaims beneficial ownership, 1,000 shares owned by Free Spirit Investment Ltd., which is owned 50% by Mr. Heppell and 50% by his wife and 200 shares owned by Full Moon Law Corporation, which is also owned 50% by Mr. Heppell and 50% by his wife.

 (9) Includes 100,000 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999.

(10) Includes 85,000 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999.

(11) Includes 85,000 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999.

(12) Includes 35,000 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999.

(13) Includes 35,000 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999.

(14) Includes 1,648,771 shares of common stock issuable pursuant to options exercisable within 60 days of September 17, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 common shares, no par value, and 100,000,000 shares of Class A preferred.

COMMON SHARES

     We are authorized to issue 100,000,000 common shares, of which 22,096,633 common shares are issued and outstanding as of the date of September 17, 1999 and 100,000,000 Class A preferred stock, of which no Class A preferred stock are issued and outstanding as of the date of this Prospectus.

     All of the common shares rank equally as to voting rights, participation in a distribution of our assets on a liquidation, dissolution or winding-up, and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the common shares at the meetings. Each Common Share carries with it the right to one vote.

     In the event of liquidation, dissolution or winding-up of us or other distribution of our assets, the holders of the common shares will be entitled to receive, on a pro-rata basis, all of the assets remaining after we have paid out our liabilities. Distribution in the form of dividends, if any, will be set by the Board of Directors.

     Provision as to modification, amendment or variation of the rights attached to the common shares are contained in our memorandum and articles and the Company Act (British Columbia). Generally speaking, substantive changes to the rights attached to the Common Share will require the approval of the shareholders by special resolution (at least 75% of the votes cast).

     There are no restrictions on the repurchase or redemption by us of common shares. There are no indentures or agreements limiting the payment of dividends. There are no conversion rights, special liquidation rights, pre-emptive rights or subscription rights attached to any common shares.

     At the annual general meeting of our shareholders held on July 26, 1999, we replaced the special rights and restrictions attached to the Class A preferred stock. The new special rights and restrictions allow the directors, where class rights permit them to do so, to alter the memorandum and our articles to create a new series of Class A preferred stock and provide for special rights and restrictions attached to such stock. The directors may determine all rights, preferences, restrictions and conditions of such Class A preferred stock including voting rights, dividend rights, liquidation preference, conversion rights and redemption rights. The new special rights and restrictions were put in place in an effort to allow the directors to react quickly to market conditions during a financing to create a series of Class A preferred stock with the special rights and restrictions attractive to the market, without incurring the delay of calling an extraordinary meeting of the shareholders.

WARRANTS

     By an agency agreement dated June 8, 1999, we appointed CB Capital Corp., formerly Canaccord (L) International Corporation of P.O. Box HM 2567, Hamilton, HM KX, Bermuda, as our exclusive agent to offer the Special Warrants for sale on a best efforts basis. On June 16, 1999, 4,187,500 special warrants were issued by us, at the price of US$3.00 per special warrant and 100% of the net proceeds were immediately released to us.

     In consideration of the services performed by the Agent in connection with the offering of the Special Warrants, we paid to Canaccord a cash commission equal to 8% of the aggregate gross proceeds raised from the sale of the special warrants. No other cash fees will be paid by us with respect to the issuance of the common shares upon the exercise of the special warrants.

     Further, we issued to Canaccord 30,000 shares of common stock and special warrants exercisable, for no additional consideration, to acquire common share purchase warrants to purchase up to 418,750 of our common shares, exercisable at a price of US$3.31 per common share on or before June 16, 2000.

     We agreed to use our reasonable best efforts to file a preliminary prospectus qualifying the issuance of the common shares upon the exercise of the special warrants in British Columbia and Ontario, and to resolve all comments received or deficiencies raised by the British Columbia and Ontario Securities Commission (the "Securities Commissions") and file and obtain receipts for a final prospectus from the Securities Commissions. The preliminary prospectus was
filed on                , 1999. Shares issued pursuant to the exercise of the
special warrants prior to the issuance of the final receipt for the Canadian by the Securities Commissions may be subject to resale restrictions under applicable securities legislation.

DIVIDEND POLICY

     We have not declared or paid any dividends on our common shares since our inception. Our directors expect that while we are in the development stage, earnings will not be distributed to shareholders by way of dividend. The declaration of dividends on our common shares will depend upon the directors' assessment of, among other factors, earnings, capital requirements and our operating and financial condition. See "Dividend Policy".

REGISTRATION RIGHTS

     Pursuant to the Stock Purchase Agreement dated October 8, 1998 between us and Johnson & Johnson Development Corporation, Johnson & Johnson Development Corporation has registration rights for the 2,242,611 shares of common stock held by them. Under the Stock Purchase Agreement, holders of more than 30% of the then outstanding registrable securities may demand, by written request, that we file a registration statement under the Securities Act covering all or a portion of their registrable securities, provided that, in the case of a registration on a form other than a Form F-3 or Form S-3, that we file a registration statement under the Securities Act covering all or a portion of the registrable securities, provided that, we are obligated to file only two registration statements subject to the foregoing. In the case of a registration of Form F-3 or Form S-3, there is a reasonably anticipated aggregate offering price to the public of at least $500,000. These registration rights are subject to our right to furnish such holders of registrable securities with a certificate, signed by our President or Chief Executive Officer, stating that in the good faith judgment of our Board, it would be seriously detrimental to us and our shareholders for the Form F-2 or S-3 Registration to be effected, in which event we have the right to delay the filing of a the registration statement for a period not to exceed 120 days in the case of a registration on a form other than a Form F-3 or Form S-3 and

90 days in the case of a registration on a Form F-3 or S-3. In such a case, we cannot delay more than twice in a 12-month period after receiving the registration request.

     In addition, the holders of the registrable securities have "piggyback" registration rights. If we propose to register any of our securities under the Securities Act of 1933 (other than on Form S-4, S-8 or a registration statement on Form S-1 covering solely any employee benefit plan), such holders may require us to include all or a portion of their registrable securities in such registration. The managing underwriter, if any, of any such offering will have the right to limit the number of the registrable securities proposed to be included in such registration to that number of shares which in the good faith judgment of the managing underwriter can be sold in such offering.

     All registration expenses incurred in connection with the above registrations would be borne by us. The holders of the registrable securities would pay all underwriting discounts and selling commissions applicable to the sale of his or its registrable securities.

TRANSFER AGENT AND REGISTRAR

     The co-transfer agents and registrars for our common shares are Montreal Trust Company of Canada and American Securities Transfer and Trust, Inc.

                                 LEGAL MATTERS

     The legality of the common shares offered hereby will be passed upon for us by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of March 31, 1999 and 1998 and for the twelve month, thirteen month and twelve month periods ended March 31, 1999, March 31, 1998 and February 28, 1997 respectively, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Commission as a foreign private issuer, and in accordance therewith, file reports and other information with the SEC. Such reports and other information may be inspected and copied at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's web site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, was filed with the Commission through EDGAR.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          GENETRONICS BIOMEDICAL LTD.

                          CONTENTS                            PAGE
                          --------                            ----
Auditors' Report............................................   F-2
Consolidated Balance Sheets as of March 31, 1999 and 1998...   F-3
Consolidated Statements of Loss and Deficit for the year
  ended March 31, 1999, 13 months ended March 31, 1998 and
  year ended February 28, 1997..............................   F-4
Consolidated Statements of Changes in Financial Position for
  the year ended March 31, 1999, 13 months ended March 31,
  1998 and year ended February 28, 1997.....................   F-5
Notes to Consolidated Financial Statements..................   F-6
Consolidated Balance Sheets as of June 1999 (unaudited) and
  March 31, 1999............................................  F-24
Consolidated Statements of Loss and Deficit for the Three
  Months Ended June 30, 1999 and 1998 (unaudited)...........  F-25
Consolidated Statements of Cash Flows for the Three Months
  Ended June 30, 1999 and 1998 (unaudited)..................  F-26
Notes to Consolidated Financial Statements (unaudited)......  F-27

                                AUDITORS' REPORT

To the Directors of
Genetronics Biomedical Ltd.

     We have audited the consolidated balance sheets of Genetronics Biomedical Ltd. as at March 31, 1999 and 1998 and the consolidated statements of loss and deficit and changes in financial position for the twelve month, thirteen month and twelve month periods ended March 31, 1999 and 1998 and February 28, 1997, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 1999 and 1998, and the results of its operations and the changes in its financial position for the twelve month, thirteen month and twelve month periods ended March 31, 1999 and 1998 and February 28, 1997, respectively, in accordance with accounting principles generally accepted in Canada. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a consistent basis.

                                                 /s/ ERNST & YOUNG LLP
                                          --------------------------------------
                                          Chartered Accountants

Vancouver, Canada,
October 4, 1999 (except for note 16
which is as of June 10, 1999).

                          CONSOLIDATED BALANCE SHEETS
                                (IN US DOLLARS)

                                                       AS OF           AS OF
                                                     MARCH 31,       MARCH 31,
                                                        1999            1998
                                                    ------------    ------------
ASSETS
CURRENT
Cash and cash equivalents.........................  $  6,189,284    $  6,521,990
Accounts receivable, net of allowance for
  uncollectible accounts of $19,685
  [1998 -- $36,500] [note 3]......................       776,648         503,727
  Inventories [note 4]............................       655,906         395,090
  Prepaid expenses and other......................         6,095           4,954
                                                    ------------    ------------
          Total current assets....................     7,627,933       7,425,761
                                                    ------------    ------------
Fixed assets [note 5].............................     1,177,393       1,035,314
Other assets [note 6].............................     1,002,318         781,812
                                                    ------------    ------------
                                                    $  9,807,644    $  9,242,887
                                                    ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued expenses [note 7]....  $  1,377,443    $    972,537
Current portion of obligations under capital
  leases [note 9].................................        45,892          20,349
                                                    ------------    ------------
          Total current liabilities...............     1,423,335         992,886
                                                    ------------    ------------
Obligations under capital leases [note 9].........       118,384          78,061
Deferred rent.....................................         9,564          23,909
                                                    ------------    ------------
Total liabilities.................................     1,551,283       1,094,856
                                                    ------------    ------------
Commitments and contingencies [note 9]
Shareholders' equity
  Share capital [note 8]..........................    28,357,863      21,562,402
  Cumulative translation adjustment...............      (103,001)        (19,707)
  Deficit.........................................   (19,998,501)    (13,394,664)
                                                    ------------    ------------
          Total shareholders' equity..............     8,256,361       8,148,031
                                                    ------------    ------------
                                                    $  9,807,644    $  9,242,887
                                                    ============    ============

See accompanying notes

                           CONSOLIDATED STATEMENTS OF
                                LOSS AND DEFICIT
                                (IN US DOLLARS)

                                                        THIRTEEN
                                       YEAR ENDED     MONTHS ENDED     YEAR ENDED
                                       MARCH 31,       MARCH 31,      FEBRUARY 28,
                                          1999            1998            1997
                                      ------------    ------------    ------------
REVENUE
Net sales [note 3]..................  $  3,434,105    $  3,097,198    $ 3,040,734
License fee and milestone
  payments..........................     4,500,000              --             --
Grant funding.......................       354,135         128,069         38,856
Revenues under collaborative
  research and development
  arrangements......................        33,048           6,025          8,583
Interest income.....................       300,911         427,498         71,206
                                      ------------    ------------    -----------
                                      $  8,622,199    $  3,658,790    $ 3,159,379
                                      ============    ============    ===========
EXPENSES
Cost of sales.......................  $  1,638,635    $  1,427,285    $ 1,277,240
Research and development [note
  10]...............................     8,086,959       5,637,955      2,200,464
Selling, general and
  administrative....................     5,481,051       4,172,246      2,657,821
Interest expense....................        19,391          17,970         18,464
                                      ------------    ------------    -----------
                                        15,226,036      11,255,456      6,153,989
                                      ------------    ------------    -----------
Net loss for the period.............  $ (6,603,837)   $ (7,596,666)   $(2,994,610)
                                      ============    ============    ===========
Deficit, beginning of period........  $(13,394,664)   $ (5,797,998)   $(2,803,388)
                                      ------------    ------------    -----------
Deficit, end of period..............  $(19,998,501)   $(13,394,664)   $(5,797,998)
                                      ============    ============    ===========
Loss per common share...............  $      (0.33)   $      (0.43)   $     (0.24)
                                      ============    ============    ===========

See accompanying notes

                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN FINANCIAL POSITION
                                (IN US DOLLARS)

                                                          THIRTEEN
                                          YEAR ENDED    MONTHS ENDED    YEAR ENDED
                                           MARCH 31,     MARCH 31,     FEBRUARY 28,
                                             1999           1998           1997
                                          -----------   ------------   ------------
OPERATING ACTIVITIES
Net loss for the period.................  $(6,603,837)  $(7,596,666)   $(2,994,610)
Items not involving cash:
  Depreciation and amortization.........      410,268       246,258        165,542
  Loss on disposal of capital assets....       18,986            --             --
Changes in non-cash working capital
  items:
  Accounts receivable...................     (272,921)      237,390       (223,460)
  Inventories...........................     (260,816)       (2,372)        34,210
  Prepaid expenses and other............       (1,141)         (815)         3,926
  Accounts payable and accrued
     expenses...........................      404,906       329,206         72,271
  Amount payable, joint venturer........           --            --        (65,541)
  Deferred rent.........................      (14,345)       (1,196)        17,212
                                          -----------   -----------    -----------
Cash used in operating activities.......  $(6,318,900)  $(6,788,195)   $(2,990,450)
                                          -----------   -----------    -----------
INVESTING ACTIVITIES
Purchase of capital assets..............     (504,068)     (575,153)      (436,716)
Decrease (increase) in other assets.....     (287,771)     (304,683)      (225,116)
                                          -----------   -----------    -----------
Cash used in investing activities.......  $  (791,839)  $  (879,836)   $  (661,832)
                                          -----------   -----------    -----------
FINANCING ACTIVITIES
Increase in notes payable...............           --            --        500,000
Repayment of notes payable..............           --            --       (500,000)
Obligations under capital leases........       89,882        21,466         98,391
Payments on obligations under capital
  leases................................      (24,016)      (18,549)       (17,762)
Issuance of common shares on exercise of
  Special Warrants......................           --    (2,346,485)            --
Proceeds from issuance of Special
  Warrants -- net.......................           --            --      2,346,485
Proceeds from issuance of common
  shares -- net.........................    6,795,461    14,679,621        383,284
                                          -----------   -----------    -----------
Cash provided by financing activities...  $ 6,861,327   $12,336,053    $ 2,810,398
                                          -----------   -----------    -----------
Effect of exchange rate changes on
  cash..................................      (83,294)       14,361          3,136
                                          -----------   -----------    -----------
Increase (decrease) in cash and cash
  equivalents...........................     (332,706)    4,682,383       (838,748)
Cash and cash equivalents, beginning of
  period................................    6,521,990     1,839,607      2,678,355
                                          -----------   -----------    -----------
Cash and cash equivalents, end of
  period................................  $ 6,189,284   $ 6,521,990    $ 1,839,607
                                          ===========   ===========    ===========

See accompanying notes

                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                (IN US DOLLARS)

1.  NATURE OF BUSINESS

     Genetronics Biomedical Ltd. carries out its business through its wholly-owned subsidiaries, Genetronics, Inc. and Genetronics S.A. Through its BTX Instrument Division, the Company develops, manufactures, and markets electroporation instrumentation and accessories used by scientists and researchers to perform genetic engineering techniques, such as cell fusion, gene transfer, cell membrane research and genetic mapping in research laboratories worldwide. Through its Drug Delivery Division, the Company is developing drug delivery systems which are designed to use electroporation to enhance drug or gene delivery in the areas of oncology, dermatology, gene therapy, cardiology and transdermal drug delivery.

     The Company has financed its cash requirements primarily from share issuances, payments from collaborators and government grants. The Company's ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to the market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It will be necessary for the Company to raise additional funds for the continuing development of its technologies.

2.  ACCOUNTING POLICIES

     The Company prepares its accounts in accordance with accounting principles generally accepted in Canada. A reconciliation of amounts presented in accordance with United States accounting principles is detailed in note 15. Because a precise determination of many assets and liabilities depends on future events, the preparation of financial statements necessarily involves the use of management's estimates and approximations. Actual results could differ from those estimates.

     The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

CONSOLIDATION

     These consolidated financial statements include the accounts of Genetronics Biomedical Ltd. and its wholly-owned subsidiary, Genetronics, Inc., a private company incorporated in the state of California, USA and Genetronics S.A., a wholly owned subsidiary of Genetronics, Inc., a company incorporated in France. The Company's 50% investment in a joint venture has been accounted for using proportionate consolidation to October 15, 1996 [see note 10].

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of 90 days or less, when purchased, to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

CAPITAL ASSETS

     Fixed assets are stated at cost and depreciated over the estimated useful lives of the assets (five to seven years) using the straight-line method. Leasehold improvements and equipment under capital leases are being amortized over the shorter of the estimated useful lives of the assets or the term of the lease.

     Patents are recorded at cost and amortized on the straight-line method over the expected useful lives of the patents or 17 years, whichever is less. Cost is comprised of the consideration paid for patents and related legal costs. If management determines that development of products to which patent costs relate is not reasonably certain or that costs exceed recoverable value, such costs are charged to operations.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) and replacement cost for raw materials and net realizable value for finished goods and work in process.

FINANCIAL INSTRUMENTS

     The fair values of the financial instruments approximates their carrying value except as otherwise disclosed in the financial statements.

ADVERTISING COSTS

     Advertising costs are expensed as incurred.

REVENUE RECOGNITION

     Sales are recognized upon shipment of products. Revenue from licensing arrangements are recognized when all the criteria in the agreement has been fulfilled.

     Revenues under collaborative research and development arrangements are not refundable if research efforts are unsuccessful, and, accordingly, are recorded as revenue as development activities are performed and expensed.

LOSS PER COMMON SHARE

     Loss per common share has been calculated using the weighted average number of common shares outstanding during the period. Fully diluted loss per share has not been presented as the outstanding options and warrants are anti-dilutive.

INCOME TAXES

     The Company uses the deferral method of income tax allocation in accounting for income taxes.

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

RESEARCH AND DEVELOPMENT

     Research costs are expensed in the period incurred. Development costs are expensed in the period incurred unless the Company believes a development project meets generally accepted accounting criteria for deferral and amortization. No development costs have been deferred to date.

FOREIGN CURRENCY TRANSLATION

     The U.S. dollar is used as the reporting currency in these consolidated financial statements. However, the non-consolidated accounts of the Company are measured using the Canadian dollar as its functional currency. Assets and liabilities of the Company are translated into U.S. dollars using current exchange rates in effect at the balance sheet date and revenue and expense accounts are translated using the weighted average exchange rate during the period. Gains and losses resulting from this process are recorded in shareholders' equity as an adjustment to the cumulative translation account.

     The accounts of the Company's U.S. subsidiary, a self-sustaining entity, are measured using the U.S. dollar as its functional currency. Any of its transactions denominated in foreign currencies are translated into U.S. dollars at the exchange rate in effect on the transaction date. At the balance sheet date, monetary items denominated in foreign currencies are adjusted to reflect the exchange rate in effect at that time. Gains and losses resulting from this translation process are deferred and included in the cumulative foreign currency translation adjustment in shareholders' equity. The accounts of the Company's French subsidiary, an integrated entity, are recorded in French francs and translated into U.S. dollars using the temporal method. Under this method, monetary assets and liabilities are translated at the year-end exchange rates. Non-monetary assets and liabilities are translated using historical rates of exchange. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings. Exchange gains and losses are included in income for the year.

GOVERNMENT ASSISTANCE

     The Company receives non-refundable assistance under available government programs. Government assistance towards current expenditures is recorded as grant funding revenue in the period the related expenditure is incurred.

LEASES

     Leases have been classified as either capital or operating leases. Leases which transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

3.  MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     At March 31, 1999, two customers accounted for approximately $235,000 [1998 -- $196,000] of total accounts receivable. Approximately 24%, 19% and 18% of net sales were made to one customer for the year ended March 31, 1999, the thirteen months ended March 31, 1998, and year ended February 28, 1997, respectively.

     By an exclusive license and development agreement dated October 2, 1998, the Company has granted the rights to its drug delivery technology to make, use and sell oncology products as defined in the agreement. The agreement expires at the expiration of certain patent rights covering the technology which at March 31, 1999 is in 2016. Pursuant to the agreement, during the year ended March 31, 1999, the Company received license fee and milestone payments from the licensee in the amount of $4,500,000.

     Credit is extended based on an evaluation of a customer's financial condition and generally collateral is not required. To date, credit losses have not been significant.

4.  INVENTORIES

                                                             1999        1998
                                                           --------    --------
Raw materials............................................  $401,634    $139,157
Work in process..........................................    81,863     112,030
Finished goods...........................................   172,409     143,903
                                                           --------    --------
                                                           $655,906    $395,090
                                                           ========    ========

5.  FIXED ASSETS

                                                          ACCUMULATED     NET BOOK
                                                COST      DEPRECIATION     VALUE
                                             ----------   ------------   ----------
1999
Machinery, equipment and office
  furniture................................  $1,284,112     $487,230     $  796,882
Leasehold improvements.....................     424,436      189,041        235,395
Equipment under capital leases.............     209,740       64,624        145,116
                                             ----------     --------     ----------
                                             $1,918,288     $740,895     $1,177,393
                                             ==========     ========     ==========
1998
Machinery, equipment and office
  furniture................................  $1,103,800     $416,553     $  687,247
Leasehold improvements.....................     338,493       79,835        258,658
Equipment under capital leases.............     150,401       60,992         89,409
                                             ----------     --------     ----------
                                             $1,592,694     $557,380     $1,035,314
                                             ==========     ========     ==========

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

6.  OTHER ASSETS

                                                               1999        1998
                                                            ----------   --------
Patent costs, net.........................................  $  970,380   $760,184
Other.....................................................      31,938     21,628
                                                            ----------   --------
                                                            $1,002,318   $781,812
                                                            ==========   ========

     Patent costs are net of accumulated amortization of $184,002 at March 31, 1999 [1998 -- $116,737].

7.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                             1999         1998
                                                          ----------    --------
Trade accounts payable..................................  $  641,915    $356,968
Accrued compensation....................................     601,433     337,433
Accrued expenses........................................     134,095     278,136
                                                          ----------    --------
                                                          $1,377,443    $972,537
                                                          ==========    ========

8.  SHARE CAPITAL

AUTHORIZED

     100,000,000 common shares without par value

     100,000,000 Class A preferred shares without par value

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

ISSUED AND OUTSTANDING

                                                       NUMBER OF        AMOUNT OF
                                                     COMMON SHARES    ISSUED CAPITAL
                                                     -------------    --------------
BALANCE, FEBRUARY 29, 1996.........................   12,583,398       $ 6,499,497
For cash
  Pursuant to exercise of stock options............      162,500           167,625
  Pursuant to exercise of warrants.................       80,000           165,659
For settlement of debt [note 14]...................       22,476            50,000
                                                      ----------       -----------
BALANCE, FEBRUARY 28, 1997.........................   12,848,374         6,882,781
For cash
  Pursuant to exercise of stock options............      290,756           390,868
  Pursuant to exercise of warrants.................    1,408,000         3,248,172
Issued pursuant to exercise of Special Warrants....    1,268,000         2,781,515
For cash
  Pursuant to issue and exercise of warrants.......    1,300,000         3,976,342
  Pursuant to private placement....................    1,955,000         6,050,128
Share issue costs..................................           --        (1,767,404)
                                                      ----------       -----------
BALANCE, MARCH 31, 1998............................   19,070,130        21,562,402
For cash
  Pursuant to private placement....................    2,242,611         6,000,000
  Pursuant to exercise of stock options............       61,525            90,423
  Pursuant to exercise of warrants.................      292,000           830,985
Share issue costs..................................           --          (125,947)
                                                      ----------       -----------
BALANCE, MARCH 31, 1999............................   21,666,266       $28,357,863
                                                      ==========       ===========

     At March 31, 1999, the stated capital amount of the Company, as determined in accordance with the provisions of the Company Act (British Columbia), is $30,400,688 [1998 -- $23,605,227].

SPECIAL WARRANTS

                                                       NUMBER OF
                                                    SPECIAL WARRANTS      AMOUNT
                                                    ----------------    -----------
BALANCE, FEBRUARY 28, 1997........................      1,268,000       $ 2,346,485
Converted into common shares upon exercise........     (1,268,000)       (2,346,485)
                                                       ----------       -----------
BALANCE, MARCH 31, 1998 AND 1999..................             --       $        --
                                                       ==========       ===========

     Pursuant to an Agency Agreement dated October 25, 1996, the Company issued 1,268,000 Special Warrants at Cdn. $3.00 each for a total consideration of $2,781,515 (Cdn. $3,804,000) before deducting the agent's commission of $278,151 (Cdn. $380,400) and other estimated share issue costs. Each Special Warrant is exchangeable into one common share, which were qualified for distribution by final receipt for a prospectus dated April 16, 1997.

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

STOCK OPTIONS

     During the period ended March 31, 1998 the shareholders approved the adoption of a 1997 stock option plan which was amended by the directors during the year ended March 31, 1999, which is subject to shareholder approval, whereby 6,400,000 common shares were reserved for issuance [1998 -- 4,200,000]. The directors have the discretion to specify the vesting terms at the time of grant. As at March 31, 1999, 1,231,083 common shares are available for grant under the option plan.

     The following table summarizes the stock options outstanding at March 31, 1999:

            NUMBER                 EXERCISE PRICE
           OF SHARES                  ($CDN.)                      EXPIRY DATE
-------------------------------    --------------                  -----------
 390,500.......................         4.00         October 1, 1999 - September 10, 2007
 350,000.......................         1.25         January 3, 2000
 110,000.......................         1.43         April 24, 2000
 150,500.......................         2.25         December 14, 2000 - 2005
   40,000......................         2.31         December 14, 2000
   35,000......................         3.42         September 3, 2001
 145,400.......................         3.30         October 14, 2001 - 2006
   65,000......................         4.24         January 13, 2002
 105,000.......................         4.62         January 26, 2002
 186,500.......................         3.71         April 8, 2002 - August 21, 2007
   40,000......................         4.84         July 24, 2002
   50,000......................         2.92         January 22, 2003
 250,000.......................         1.69         February 14, 2006
 250,000.......................         2.00         April 24, 2006
 145,000.......................         2.50         August 8, 2006 - January 29, 2008
   92,500......................         3.85         January 13, 2007
 115,000.......................         4.20         January 26, 2007
   35,000......................         4.50         May 21, 2007
   32,500......................         4.40         July 24, 2007
   80,000......................         3.05         November 24, 2007
   95,000......................         3.20         January 23, 2008
 157,500.......................         2.65         December 4, 2008
 390,411.......................         3.40         July 7, 2003 - 2008
   78,325......................         3.74         July 7, 2003
   64,500......................         3.80         April 6, 2003 - 2008
 422,500.......................         4.05         May 21, 2003 - October 15, 2008
 104,000.......................         4.25         September 13, 2008
 120,500.......................         4.40         May 13, 2003 - 2008
 200,000.......................         4.45         October 19, 2003
   19,000......................         5.35         March 25, 2009
 112,500.......................         5.50         December 3, 2003
 222,000.......................         5.70         February 4, 2009
-------------------------------         ----         ---------------------------------------
4,654,136
===============================         ====         =======================================

     The above table includes stock options as described in note 14(c).

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

     Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

                                                                           RANGE OF
                                                      NO. OF COMMON     EXERCISE PRICE
                                                     SHARES ISSUABLE       ($CDN.)
                                                     ---------------    --------------
BALANCE, FEBRUARY 29, 1996.........................     1,535,000        1.25 - 2.31
  Options granted..................................     1,357,000        2.00 - 4.62
  Options exercised................................      (162,500)       1.25 - 1.40
  Options cancelled................................      (135,000)       1.25 - 3.80
                                                        ---------        -----------
BALANCE, FEBRUARY 28, 1997.........................     2,595,000        1.25 - 4.62
  Options granted..................................     1,331,150        2.65 - 4.84
  Options exercised................................      (290,756)       1.25 - 3.80
  Options cancelled................................      (568,344)       1.25 - 4.40
                                                        ---------        -----------
BALANCE, MARCH 31, 1998............................     3,067,050        1.25 - 4.84
  Options granted..................................     1,783,736        3.40 - 5.70
  Options exercised................................       (61,525)       1.25 - 3.71
  Options cancelled................................      (135,125)       1.25 - 5.70
                                                        ---------        -----------
BALANCE, MARCH 31, 1999............................     4,654,136        1.25 - 5.70
                                                        =========        ===========

WARRANTS

     During the year ended February 29, 1996 the Company issued through a private placement 1,380,000 units at Cdn. $2.50, each unit comprising one common share and one warrant to purchase an additional share at a price of Cdn. $2.80 up to November 29, 1996 and Cdn. $3.20 thereafter to May 30, 1997. During the year ended February 28, 1997, warrants to purchase 80,000 common shares at Cdn. $2.80 per share were exercised. During the thirteen months ended March 31, 1998, warrants to purchase the remaining 1,300,000 common shares at Cdn. $3.20 were exercised.

     In addition, in connection with the issuance of 1,955,000 common shares pursuant to an agency agreement dated April 15, 1997, the Company granted the agent warrants to acquire 200,000 common shares for Cdn. $4.30 per share until May 26, 1998. During the year ended March 31, 1999, the Company amended the terms of the warrants by increasing the exercise price to Cdn. $4.73 and extending the expiry date to November 30, 1998. These warrants were exercised during the year.

SHAREHOLDER RIGHTS PLAN

     In 1997, the shareholders approved the adoption of a Shareholder Rights Plan (the "Rights Plan") to protect the Company's shareholders from unfair, abusive or coercive take-over strategies. Under the Rights Plan, holders of common shares are entitled to one share purchase right ("Right") for each common share held. If any person or group makes a take-over bid, other than a bid permitted under the plan or acquires 20% or more of the Company's outstanding common shares without complying with the Rights Plan, each

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

Right entitles the registered holder thereof to purchase, in effect, $20 equivalent of common shares of the Company at 50% of the prevailing market price.

9.  COMMITMENTS AND CONTINGENCIES

COMMITMENTS

(a) The Company leases its facilities and certain motor vehicles under operating lease agreements which expire up to 2004. The facilities lease agreements require the Company to pay maintenance costs. Rent expense under operating leases was as follows:

                                           THIRTEEN
                           YEAR ENDED    MONTHS ENDED     YEAR ENDED
                           MARCH 31,      MARCH 31,      FEBRUARY 28,
                              1999           1998            1997
                           ----------    ------------    ------------
Rentals..................   $277,906       $209,066        $135,757
                            ========       ========        ========

     At March 31, 1999, future minimum lease payments under non-cancellable operating leases are as follows:

2000.................................................  $284,236
2001.................................................    68,503
2002.................................................    36,868
2003.................................................     9,352
2004.................................................     6,235
                                                       --------
                                                       $405,194
                                                       ========

(b) At March 31, 1999 future minimum lease payments under non-cancellable capital leases are as follows:

                                                       CAPITAL
                                                        LEASES
                                                       --------
2000.................................................  $ 67,172
2001.................................................    67,172
2002.................................................    59,573
003..................................................    10,839
2004.................................................     4,070
                                                       --------
Total minimum lease payments.........................   208,826
Amounts representing interest (approximately 15%)....   (44,550)
                                                       --------
Present value of future minimum lease payments.......   164,276
Less amounts due in one year.........................   (45,892)
                                                       --------
                                                       $118,384
                                                       ========

(c) In accordance with the license and development agreement described in note 3, the Company is committed to fund certain research and development activities based on a

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

    percentage of sales pursuant to the license agreement subject to a minimum of $1,500,000 per annum.

CONTINGENCIES

(a) The Company may, from time to time, be subject to claims and legal proceedings brought against them in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the financial position of the Company.

(b) The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the Year 2000 as 1900 or some other date, resulting in errors when information using Year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties will be fully resolved.

10.  JOINT VENTURE

     On October 1, 1995, the Company commenced certain research and development activities in a 50% owned joint venture, PharmaTronics LLC, with Pharma Patch PLC. The purpose of the joint venture was to jointly pursue the development of an electrical assist method for the transdermal delivery of drugs, using an electrode patch.

     The joint venture conducted research activities which were funded by capital contributions of the Company and its joint venture partner. The joint venture did not have any significant assets, liabilities or revenues. On November 15, 1995 Technical Chemicals and Products Inc. (TCPI) acquired the assets of Pharma Patch PLC and became the new joint venture partner. On October 15, 1996, the Company agreed with TCPI to dissolve the joint venture.

     The Company's proportionate share of expenses of the joint venture for the period March 1, 1996 to October 15, 1996 was $99,516, which was included in research and development expenses.

11.  INCOME TAXES

     At March 31, 1999, the U.S subsidiary has U.S. federal and California income tax net operating loss carryforwards of approximately $17,620,000 and $4,190,000, respectively. The difference between the U.S. federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

income tax purposes and the 50% limitation of California loss carryforwards. The U.S. federal and California tax loss carryforwards expire as follows:

                                       U.S. FEDERAL    CALIFORNIA
                                       ------------    ----------
1999.................................  $        --     $   71,000
2000.................................           --        346,000
2001.................................           --        769,000
2002.................................           --      1,356,000
2003.................................           --      1,648,000
2007.................................       46,000             --
2009.................................      542,000             --
2010.................................    1,816,000             --
2011.................................    2,947,000             --
2012.................................    6,184,000             --
2013.................................    6,085,000             --
                                       -----------     ----------
                                       $17,620,000     $4,190,000
                                       ===========     ==========

     The U.S. subsidiary also has U.S. federal and California research tax credit carryforwards of approximately $419,000 and $212,000, respectively, which will begin to expire in 1999 unless previously utilized.

     Pursuant to Internal Revenue Code Section 382 and 383, annual use of the subsidiary's net operating loss and credit carryforwards may be limited because of a cumulative change in ownership of more than 50% which occurred during 1993 and as a result of the reverse takeover which occurred in 1995. However, the Company does not believe such limitations will have a material impact upon the utilization of these carryforwards.

     The French subsidiary has losses for French income tax purposes of approximately $1,400,000 which will expire in 2004.

     The Company has non-capital losses for Canadian income tax purposes which may be used to reduce future taxable income, expiring as follows:

2001.......................................  $  216,000
2002.......................................     322,000
2003.......................................     393,000
2004.......................................     602,000
2005.......................................     818,000
                                             ----------
                                             $2,351,000
                                             ==========

     In addition, the Company has unclaimed tax deductions of approximately $1,060,000 related primarily to share issue costs available to reduce taxable income of future years.

     The income tax benefits of the operating loss and tax credit carryforwards have not been recorded in the accounts as their realization is not virtually certain.

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

12.  PENSION PLAN

     In 1995, the U.S. subsidiary adopted a 401(k) Profit Sharing Plan covering substantially all of its employees in the United States. The defined contribution plan allows the employees to contribute a percentage of their compensation each year. The Company currently matches 50% of the employees contribution, up to 6% of annual compensation. The proceeds from contributions are invested in common shares of the Company. The pension expense for the year ended March 31, 1999 was $66,297 [thirteen months ended March 31,
1998 -- $44,911; year ended February 28, 1997 -- $42,200].

13.  SEGMENTED INFORMATION

     The Company's reportable business segments include the BTX division and the Drug delivery division [note 1]. The Company evaluates performance based on many factors including net results from operations before certain unallocated costs. The Company does not allocate interest income and expenses and general and administrative costs to its reportable segments. In addition, total assets are not allocated to each segment.

     The accounting policies of the segments are the same as those described in the summary of accounting policies.

     Substantially all of the Company's assets and operations are located in the United States and predominantly all revenues are generated in the United States.

                                            BTX        DRUG DELIVERY
                                          DIVISION       DIVISION          TOTAL
                                         ----------    -------------    -----------
YEAR ENDED MARCH 31, 1999
Reportable segment revenue.............  $3,434,105     $ 4,887,183     $ 8,321,288
                                         ----------     -----------     -----------
Add reconciling items
  Interest income......................                                     300,911
                                         ----------     -----------     -----------
          Total revenue................                                   8,622,199
                                         ----------     -----------     -----------
Net results of reportable segment......     366,386      (2,858,343)     (2,491,957)
                                         ----------     -----------     -----------
Add (deduct) reconciling items
  Interest income......................                                     300,911
  General and administrative...........                                  (4,393,400)
  Interest expense.....................                                     (19,391)
                                         ----------     -----------     -----------
Net loss...............................                                  (6,603,837)
                                         ==========     ===========     ===========

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

                                            BTX        DRUG DELIVERY
                                          DIVISION       DIVISION          TOTAL
                                         ----------    -------------    -----------
13 MONTHS ENDED MARCH 31, 1998
Reportable segment revenue.............  $3,097,198     $   134,094     $ 3,231,292
                                         ----------     -----------     -----------
Add reconciling items
  Interest income......................                                     427,498
                                         ----------     -----------     -----------
          Total revenue................                                   3,658,790
                                         ----------     -----------     -----------
Net results of reportable segment......     478,499      (5,282,338)     (4,803,839)
                                         ----------     -----------     -----------
Add (deduct) reconciling items
  Interest income......................                                     427,498
  General and administrative...........                                  (3,202,355)
  Interest expense.....................                                     (17,970)
                                         ----------     -----------     -----------
Net loss...............................                                  (7,596,666)
                                         ==========     ===========     ===========

                                            BTX        DRUG DELIVERY
                                          DIVISION       DIVISION          TOTAL
                                         ----------    -------------    -----------
YEAR ENDED FEBRUARY 28, 1997
Reportable segment revenue.............  $3,040,734     $    47,439     $ 3,088,173
                                         ----------     -----------     -----------
Add reconciling items
  Interest income......................                                      71,206
                                         ----------     -----------     -----------
          Total revenue................                                   3,159,379
                                         ----------     -----------     -----------
Net results of reportable segment......     752,917      (2,043,877)     (1,290,960)
                                         ----------     -----------     -----------
Add (deduct) reconciling items
  Interest income......................                                      71,206
  General and administrative...........                                  (1,756,392)
  Interest expense.....................                                     (18,464)
                                         ----------     -----------     -----------
Net loss...............................                                  (2,994,610)
                                         ==========     ===========     ===========

14.  RELATED PARTY TRANSACTIONS

(a) The payments to parties not at arm's length include the following:

     - legal fees paid to a law firm where one of the partners is a director of the Company

     - accounting and administration fees paid to a company where the principal is a director of the Company

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

     - rent and administration fees paid to a company where one of the principals is an officer of the Company's French subsidiary, as follows:

                                                   THIRTEEN
                                   YEAR ENDED    MONTHS ENDED    YEAR ENDED
                                    MARCH 31       MARCH 31      FEBRUARY 28
                                      1999           1998           1997
                                   ----------    ------------    -----------
Legal services...................   $ 93,778       $82,810         $76,155
Accounting and administration....     26,735        24,020          17,855
Rent and administration..........    114,900            --              --
                                    ========       =======         =======

(b) Included in accounts payable and accrued expenses are the following amounts owed to the parties identified in note 14(a) which are payable under normal trade terms:

                                                1999      1998
                                               ------    ------
Legal services and accounting and
  administration.............................  $6,510    $3,635
                                               ======    ======

(c) During the year ended February 28, 1997, the Company issued promissory notes to an officer, shareholder and three directors (the "noteholders") amounting to $500,000. The notes were interest bearing at a rate of 9.25% per annum and repayable in January 1997. Prior to maturity the Company repaid $450,000 of these loans and issued 22,476 common shares in settlement of a $50,000 promissory note. The Company paid approximately $14,500 of interest to the noteholders.

     In addition, the Company issued to the noteholders options to acquire 70,000 common shares at various prices to Cdn. $3.42 expiring at various dates to October 14, 2001.

15.  GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

     The Company prepares the consolidated financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). In addition the Company provides supplementary descriptions of significant differences between Canadian GAAP and those in the United States ("U.S. GAAP") as follows:

(a) Under U.S. GAAP, the liability method is used in accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS109). SFAS109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse.

    Significant components of the Company's deferred tax assets as of March 31, 1999 and 1998 pursuant to U.S. GAAP are shown below. A valuation allowance would be

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

    recognized to fully offset the deferred tax assets as of March 31, 1999 and 1998 as realization of such assets is uncertain.

                                         1999           1998
                                      -----------    -----------
Capitalized research expense........  $   393,000    $   289,000
Net operating loss carryforwards....    7,774,000      4,777,000
Research and development credits....      557,000        299,000
Other -- net........................      209,000         71,000
                                      -----------    -----------
          Total deferred tax
             assets.................    8,933,000      5,436,000
Valuation allowance for deferred tax
  assets............................   (8,933,000)    (5,436,000)
                                      -----------    -----------
Net deferred tax assets.............           --             --
                                      ===========    ===========

(b) Under U.S. GAAP, non-cash items such as assets acquired under capital lease are excluded from the statements of cash flows. Under Canadian GAAP, the gross amount of non-cash items are included in the respective operating, investing, or financing activities as applicable.

(c) In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS128). SFAS128 replaced the previously reported primary and fully diluted earnings per share with basic and dilutive earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Dilutive earnings per share are calculated in accordance with the treasury stock method and are based on the weighted average number of common shares and dilutive common share equivalents outstanding. For purposes of reconciling to U.S. GAAP, all earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the SFAS128 requirements.

(d) Under U.S. GAAP, the Company's investment in its joint venture would have been accounted for on an equity basis. This difference has no significant impact on the Company's financial position or net loss for the year, from that reported in these consolidated financial statements under Canadian GAAP.

(e) The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB25) in accounting for its employee stock options. Under APB25, because the exercise price of the Company's options for common shares granted to employees is not less than the fair market value of the underlying stock on the date of grant, no compensation expense has been recognized.

(f) Under U.S. GAAP, stock based compensation to non-employees must be recorded at the fair market value of the options granted. This compensation, determined using a Black-Scholes pricing model, is expensed over the vesting periods of each option grant. For purposes of reconciliation to U.S. GAAP, the Company will record an additional compensation expense of $431,000 [1998-$148,000] over future vesting periods.

(g) Under Canadian GAAP, costs incurred in connection with the Company's reverse takeover in fiscal 1995 have been presented as a charge against shareholder's equity.

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

    For U.S. GAAP purposes, these costs totaling $86,644 must be charged to expense. Accordingly, the Company's deficit and share capital for the periods presented have been increased by $86,644 for U.S. GAAP purposes.

     The impact of significant variations to U.S. GAAP on the Consolidated Statements of Loss are as follows:

                                                         THIRTEEN
                                        YEAR ENDED     MONTHS ENDED    YEAR ENDED
                                         MARCH 31        MARCH 31      FEBRUARY 28
                                           1999            1998           1997
                                        -----------    ------------    -----------
Loss for the period, Canadian GAAP....  $(6,603,837)   $(7,596,666)    $(2,994,610)
Adjustment for stock based
  compensation -- non-employees.......     (546,700)      (307,500)       (335,500)
                                        -----------    -----------     -----------
Loss for the period, U.S. GAAP........   (7,150,537)    (7,904,166)     (3,330,110)
                                        ===========    ===========     ===========
Unrealized losses on foreign currency
  translation.........................      (83,294)        14,361           3,135
                                        -----------    -----------     -----------
Comprehensive loss for the period,
  U.S. GAAP...........................   (7,233,831)    (7,889,805)     (3,376,975)
                                        -----------    -----------     -----------
Loss per share, U.S. GAAP.............        (0.35)         (0.44)          (0.26)
                                        -----------    -----------     -----------
Weighted average number of shares,
  U.S. GAAP...........................   20,272,801     17,782,723      12,692,374
                                        ===========    ===========     ===========

     Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standard No. 123 "Accounting for Stock Based Compensation" (SFAS123), which also requires that the information be determined as if the Company has accounted for its employee stock options granted in fiscal periods beginning subsequent to December 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes pricing model with the following weighted average assumptions for the year ended March 31, 1999, the thirteen months ended March 31, 1998 and year ended February 28, 1997, respectively: risk free interest rates of 5.2%, 5.8% and 6.8%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 0.68, 0.70 and 0.67; and a weighted average expected life of the options of five, seven and one-half and eight years.

     The Black Scholes options valuation model was developed for use in estimating the fair value of trade options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

     The weighted-average fair value of options granted during the year ended March 31, 1999 was $Cdn. $4.79 [thirteen months ended March 31, 1998 -- Cdn. $2.58; year ended February 28, 1997 -- Cdn. $2.41].

     Supplemental disclosure of pro forma loss and loss per share is as follows:

                                                         THIRTEEN
                                        YEAR ENDED     MONTHS ENDED    YEAR ENDED
                                         MARCH 31        MARCH 31      FEBRUARY 28
                                           1999            1998           1997
                                        -----------    ------------    -----------
Pro forma loss, US GAAP...............  $(9,169,837)   $(9,257,666)    $(4,341,210)
Pro forma loss per share, US GAAP.....        (0.45)         (0.52)          (0.34)
                                        ===========    ===========     ===========

     The impact of significant variations to U.S. GAAP on the Consolidated Balance Sheet items are as follows:

                                        1999            1998
                                    ------------    ------------
Share capital.....................  $ 29,791,107    $ 22,448,946
Deficit...........................   (21,431,745)    (14,281,208)
                                    ============    ============

     The impact of significant variations to U.S. GAAP on the Consolidated Statement of Cash Flow's cash flow items are as follows:

                                                         THIRTEEN
                                        YEAR ENDED     MONTHS ENDED    YEAR ENDED
                                         MARCH 31        MARCH 31      FEBRUARY 28
                                           1999            1998           1997
                                        -----------    ------------    -----------
Cash used in operating activities,
  Canadian GAAP and U.S. GAAP.........  $(6,603,837)   $(6,788,195)    $(2,990,450)
                                        ===========    ===========     ===========
Cash used in investing activities,
  Canadian GAAP.......................     (791,839)      (879,636)       (661,832)
Capital assets acquired by capital
  loans...............................       89,882         21,466          98,391
                                        -----------    -----------     -----------
Cash used in investing activities U.S.
  GAAP................................     (701,957)      (858,370)       (563,441)
                                        ===========    ===========     ===========
Cash provided by financing activities,
  Canadian GAAP.......................    6,861,327     12,336,053       2,810,398
Increase in capital loans.............      (89,882)       (21,466)        (98,391)
                                        -----------    -----------     -----------
Cash provided by financing activities,
  U.S. GAAP...........................    6,771,445     12,314,587       2,712,007
                                        ===========    ===========     ===========

     Supplemental disclosures of cash flow information is as follows:

                                                   THIRTEEN
                                   YEAR ENDED    MONTHS ENDED    YEAR ENDED
                                    MARCH 31       MARCH 31      FEBRUARY 28
                                      1999           1998           1997
                                   ----------    ------------    -----------
Interest paid during the
  period.........................   $19,391        $17,970         $18,464
                                    =======        =======         =======

                             NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                (IN US DOLLARS)

16. SUBSEQUENT EVENTS

     Subsequent to March 31, 1999, the Company initiated a private placement of Special Warrants and as of June 10, 1999, has received subscription agreements for 4,187,500 Special Warrants for gross proceeds of $12,562,500 as part of the total offering. Each Special Warrant entitles the holder to receive one common share for no additional consideration.

                          CONSOLIDATED BALANCE SHEETS
                        (UNAUDITED AS OF JUNE 30, 1999)
                                (IN US DOLLARS)

                                                      JUNE 30,       MARCH 31,
                                                        1999            1999
                                                    ------------    ------------
                                                    (UNAUDITED)        (NOTE)
ASSETS
CURRENT
Cash and cash equivalents.........................  $ 14,487,034    $  6,189,284
Accounts receivable, net of allowance for
  uncollectible accounts of $19,685 [March 31,
  1999 -- $19,685]................................       635,521         776,648
Inventories [note 2]..............................       754,809         655,906
Prepaid expenses and other........................        59,736           6,095
                                                    ------------    ------------
          Total current assets....................  $ 15,937,100    $  7,627,933
                                                    ------------    ------------
Fixed assets, net.................................     1,093,371       1,177,393
Other assets, net.................................     1,132,386       1,002,318
                                                    ------------    ------------
                                                    $ 18,162,857    $  9,807,644
                                                    ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued expenses.............  $  1,180,560    $  1,377,443
Current portion of obligations under capital
  leases..........................................        47,694          45,892
                                                    ------------    ------------
          Total current liabilities...............  $  1,228,254    $  1,423,335
                                                    ------------    ------------
Obligations under capital leases..................       105,727         118,384
Deferred rent.....................................         5,977           9,564
                                                    ------------    ------------
          Total liabilities.......................  $  1,339,958    $  1,551,283
                                                    ------------    ------------
SHAREHOLDERS' EQUITY
Share capital.....................................    28,540,182      28,357,863
Special Warrants [note 4].........................    11,331,267              --
Cumulative translation adjustment.................      (105,821)       (103,001)
Deficit...........................................   (22,942,729)    (19,998,501)
                                                    ------------    ------------
          Total shareholders' equity..............  $ 16,822,899    $  8,256,361
                                                    ------------    ------------
                                                    $ 18,162,857    $  9,807,644
                                                    ============    ============

-------------------------

Note: The Financial statements at March 31, 1999 are derived from Audited financial statements but do not include all of the footnote and other disclosures required by generally accepted accounting principles.

See accompanying notes

                           CONSOLIDATED STATEMENTS OF
                                LOSS AND DEFICIT
                                  (UNAUDITED)
                                (IN US DOLLARS)

                                                       THREE           THREE
                                                    MONTHS ENDED    MONTHS ENDED
                                                      JUNE 30,        JUNE 30,
                                                        1999            1998
                                                    ------------    ------------
REVENUE
Net sales.........................................  $    699,078    $    814,405
Grant funding.....................................       198,385          62,883
Revenues under collaborative research and
  development arrangements........................            --           6,000
Interest income...................................        68,283          69,849
                                                    ------------    ------------
                                                    $    965,746    $    953,137
                                                    ------------    ------------
EXPENSES
Cost of sales.....................................  $    326,737    $    380,634
Research and development..........................     1,969,863       1,483,235
Selling, general and administrative...............     1,606,663         998,749
Interest expense..................................         6,711           4,226
                                                    ------------    ------------
                                                    $  3,909,974    $  2,866,844
                                                    ------------    ------------
Net loss for the period...........................    (2,944,228)     (1,913,707)
Deficit, beginning of period......................   (19,998,501)    (13,394,664)
                                                    ------------    ------------
Deficit, end of period............................  $(22,942,729)   $(15,308,371)
                                                    ============    ============
Net Loss per common share -- basic and fully
  diluted [note 3]................................         (0.14)          (0.10)
                                                    ============    ============
Weighted average number of Common Shares used in
  computing net loss per share....................    21,673,079      19,158,762
                                                    ============    ============

See accompanying notes

                           CONSOLIDATED STATEMENTS OF
                                   CASH FLOWS
                                  (UNAUDITED)
                                (IN US DOLLARS)

                                                        THREE           THREE
                                                     MONTHS ENDED    MONTHS ENDED
                                                       JUNE 30,        JUNE 30,
                                                         1999            1998
                                                     ------------    ------------
OPERATING ACTIVITIES
Net loss for the period............................  $(2,944,228)    $(1,913,707)
Items not involving cash:
  Depreciation and amortization....................      127,247          70,518
Changes in working capital items:
  Accounts receivable..............................      141,127         (53,634)
  Inventories......................................      (98,903)         36,944
  Prepaid expenses and other.......................      (53,641)          1,067
  Amount payable and accrued expenses..............     (196,883)       (204,604)
  Deferred rent....................................       (3,587)         (3,586)
                                                     -----------     -----------
Cash used in operating activities..................   (3,028,868)     (2,067,002)
                                                     -----------     -----------
INVESTING ACTIVITIES
Purchase of capital assets.........................      (17,329)       (139,676)
Increase in other assets...........................     (155,964)       (151,886)
                                                     -----------     -----------
Cash used in investing activities..................     (173,293)       (291,562)
                                                     -----------     -----------
FINANCING ACTIVITIES
Payments on obligations under capital leases.......      (10,855)         (4,817)
Proceeds from issuance of Special Warrants --
  net..............................................   11,431,065              --
Proceeds from issuance of common shares -- net.....       82,521         220,980
                                                     -----------     -----------
Cash provided by financing activities..............   11,502,731         216,163
                                                     -----------     -----------
Effect of exchange rate changes on cash............       (2,820)        (29,293)
                                                     -----------     -----------
Increase (decrease) in cash and cash equivalents...    8,297,750      (2,171,694)
Cash and cash equivalents, beginning of period.....    6,189,284       6,521,990
                                                     -----------     -----------
Cash and cash equivalents, end of period...........  $14,487,034     $ 4,350,296
                                                     ===========     ===========

See accompanying notes

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                (IN US DOLLARS)

1.  BASIS OF PRESENTATION

     The Consolidated Statements of Loss and Deficit for the three-month periods ended June 30, 1999 and June 30, 1998, the Consolidated Balance Sheets as of June 30, 1999, and the Consolidated Statements of Cash Flows for the three month-periods ended June 30, 1999 and June 30, 1998 have been prepared by the Company. In the opinion of management, all adjustments (which include reclassifications and normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 1999 and for all periods presented, have been made in accordance with accounting principles generally accepted in Canada (see also note 6).

     Certain information and note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended March 31, 1999 included in the Genetronics Biomedical Ltd. Annual Report on Form 10-K filed with the Securities and Exchange Commission. The results of operations for the three-month period ended June 30, 1999 are not necessarily indicative of the results for the full year.

     In these financial statements, the Company has adopted the new cash flow statement recommendations of the Canadian Institute of Chartered Accountants. Accordingly, the comparative periods presented have been restated to exclude non-cash investing and financing transactions.

2.  INVENTORIES

     Inventories consist of the following:

                            JUNE 30, 1999    MARCH 31, 1999
                            -------------    --------------
Raw Materials.............    $537,793          $401,634
Work in process...........      68,262            81,863
Finished Goods............     148,754           172,409
                              --------          --------
                              $754,809          $655,906
                              ========          ========

3.  PER SHARE DATA

     Basic loss per common share is computed by dividing the net loss by the weighted average shares outstanding during the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted to common stock. Since the effect of the assumed exercise of common stock options and other convertible securities was anti-dilutive, basic and diluted share as presented on the consolidated statements of operations are the same.

                                  (UNAUDITED)
                                (IN US DOLLARS)

4.  SHAREHOLDERS' EQUITY

PRIVATE PLACEMENT

     On June 17, 1999 the Company closed a private placement of 4,187,500 special warrants at a price of US$3.00 per special warrant for gross proceeds of US$12,562,500 less expenses of US$1,231,233. The special warrants are convertible into common shares for no further consideration upon the earlier of
1) five days after receipt for the final prospectus is issued by the last of the securities regulatory authorities in British Columbia and Ontario, or 2) request for conversion made by special warrant holder after June 17, 1999, or 3) the date of June 16, 2000.

     In addition, the Company issued to the agents' nominee 30,000 common shares and 418,750 special warrants exercisable for no consideration into 418,750 special warrants exercisable for no consideration into 418,750 share purchase warrants which are exercisable into 418,750 common shares at a price of US$3.31 per share.

5.  SEGMENT INFORMATION

     The Company's reportable business segments include the BTX division and the Drug Delivery division. The Company evaluates performance based on many factors including net results from operations before certain unallocated costs. The Company does not allocate interest income and expenses and general and administrative costs to its reportable segments. In addition, total assets are not allocated to each segment.

     Substantially all of the Company's assets and operations are located in the United States and predominantly all revenues are generated in the United States.

                                  (UNAUDITED)
                                (IN US DOLLARS)

                                            BTX       DRUG DELIVERY
                                         DIVISION       DIVISION          TOTAL
                                         ---------    -------------    -----------
THREE MONTHS ENDED JUNE 30, 1999
Reportable segment revenue.............  $ 699,078     $   198,385     $   897,463
                                         ---------     -----------     -----------
Add reconciling items
  Interest income......................                                     68,283
                                                                       -----------
          Total revenue................                                    965,746
                                                                       -----------
Net results of reportable segment......   (134,531)     (1,651,897)     (1,786,428)
                                         ---------     -----------     -----------
Add (deduct) reconciling items
  Interest income......................                                     68,283
  General and administrative...........                                 (1,219,372)
  Interest expense.....................                                     (6,711)
                                                                       -----------
Net loss...............................                                 (2,944,228)
                                                                       ===========
THREE MONTHS ENDED JUNE 30, 1998
Reportable segment revenue.............    814,405          68,883         883,288
                                         ---------     -----------     -----------
Add reconciling items
  Interest income......................                                     69,849
                                                                       -----------
          Total revenue................                                    953,137
                                                                       -----------
Net results of reportable segment......     98,724      (1,350,527)     (1,251,803)
                                         ---------     -----------     -----------
Add (deduct) reconciling items
  Interest income......................                                     69,849
  General and administrative...........                                   (727,527)
  Interest expense.....................                                     (4,226)
                                                                       -----------
Net loss...............................                                 (1,913,707)
                                                                       ===========

6.  GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP), which, in the case of the Company, conform in all material respects with those in the United States (U.S. GAAP) and with the requirements of the Securities and Exchange Commission (SEC), except as described in note 15 to the consolidated financial statements for the year ended March 31, 1999.

                                  (UNAUDITED)
                                (IN US DOLLARS)

     The impact of significant variations to U.S. GAAP on the consolidated statements of loss and deficit are as follows:

                                                 THREE           THREE
                                              MONTHS ENDED    MONTHS ENDED
                                                JUNE 30         JUNE 30
                                                  1999            1998
                                              ------------    ------------
Loss for the period, Canadian GAAP..........  $(2,944,228)    $(1,913,707)
Adjustment for stock based compensation --
  non-employees.............................     (102,543)        (66,797)
                                              -----------     -----------
Loss for the period, U.S. GAAP..............  $(3,046,771)    $(1,980,504)
                                              ===========     ===========
Unrealized losses on foreign currency
  translation...............................       (2,820)        (29,293)
                                              -----------     -----------
Comprehensive loss for the period, U.S.
  GAAP......................................   (3,049,591)     (2,009,797)
                                              -----------     -----------
Loss per share, U.S. GAAP...................        (0.14)          (0.10)
                                              ===========     ===========
Weighted average number of shares, U.S.
  GAAP......................................   21,673,079      19,158,762
                                              ===========     ===========

     The impact of significant variations to U.S. GAAP on the Consolidated Balance Sheet items are as follows:

                            JUNE 30, 1999    MARCH 31, 1999
                            -------------    --------------
Share capital.............  $ 30,075,969      $ 29,791,107
Deficit...................   (24,478,516)      (21,431,745)
                            ------------      ------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by us in connection with the resale of the shares of common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
Registration fee............................................  $  4,103
Blue sky qualification fees and expenses....................  $  5,000
Printing and engraving expenses.............................  $  3,500
Legal fees and expenses.....................................  $ 50,000
Accounting fees and expenses................................  $ 30,000
Miscellaneous...............................................  $  7,397
                                                              --------
          Total.............................................  $100,000

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As specified in our Articles of Incorporation, subject to the provisions of the Company Act of the Province of British Columbia, the Directors shall cause us to indemnify a Director or a former Director of ours and the Directors may cause us to indemnify a Director or former Director of a corporation of which we are or were a member and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a Director of ours or a Director of such corporation, including any action brought by us or any such corporation. Each of our Directors on being elected or appointed shall be deemed to have contracted with us on the terms of the foregoing indemnity.

     Additionally, the Directors may cause us to indemnify any of our officers, employees or agents, or of a corporation of which we are or were a member, and his heirs and personal representatives, against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as our officer, employee or agent or such corporation. The Company shall also indemnify our Secretary and any Assistant Secretary, if he is not a full-time employee and notwithstanding that he may also be a Director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Company Act or the Articles and each such Secretary and Assistant Secretary shall, on being appointed be deemed to have contracted with us on the terms of the foregoing indemnity.

     The Directors may cause us to purchase and maintain insurance for the benefit of any person who is or was serving a Director, officer, employee or agent of ours or as a director, officer, employee or agent of any corporation of which we are or were a shareholder and his heirs or personal representatives against any liability incurred by him as such director, officer, employee or agent.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On December 20, 1996, we announced the closing of a private placement of 1,268,000 special warrants, at $3.00 (CDN) per Unit. On March 31, 1997, we announced the closing of a private placement of 1,300,000 special warrants, at $4.25 (CDN) per Unit. Each special warrant entitled the holder thereof, upon exercise, to acquire one of our common shares, for no additional consideration. The combined special warrants private placement represented total gross proceeds of $9,329,000 (CDN). The net proceeds of the private placement were released to us at closing. Canaccord Capital Corporation acted as the agent in these private placements and received a commission of 10% of the gross proceeds payable in cash and an option to purchase 200,000 of our common shares on or before December 20, 1997, at a price of $3.00 (CDN) per share. In connection with the private placement, we issued the special warrants to investors outside the United States.

     The 2,568,000 special warrants were converted to our common shares on April 24, 1997, upon issuance of the final receipt for our prospectus by the British Columbia Securities Commission. The prospectus further qualified the distribution of 1,700,000 of our common shares (the "Treasury Shares") for sale on a guaranteed best efforts agency basis, and a greenshoe option for an additional 255,000 of our common shares of the Company to satisfy any over-subscriptions of Treasury Shares. On June 2, 1997, we announced the closing of our prospectus offering of 1,700,000 common shares at $4.30 (Canadian) per share, and the exercise of the greenshoe option of 255,000 of our common shares at $4.30 (CDN) per share to satisfy oversubscriptions. Total gross proceeds were $8,406,500 (CDN) from the sale of our common shares. Canaccord Capital Corporation acted as agent for sale of the common shares under the prospectus and received commission of 10% of the gross proceeds payable in cash, and an option to purchase 200,000 of our common shares at a price of $4.73 (CDN) per share. We issued our common shares and options to purchase our common shares to investors outside the United States.

     In April of 1998, we announced the exercise of 200,000 of our special warrants at CDN $3.30 per share, for gross proceeds of (CDN) $660,000. On November 20, 1998, we announced that we received gross proceeds of (CDN) $946,000 through the exercise of 200,000 of our special warrants at (CDN) $4.73 per common share. In connection with the private placement, we issued the special warrants to investors outside the United States.

     Pursuant to the Stock Purchase Agreement dated October 8, 1998 between us and Johnson & Johnson Development Corporation, we issued and sold 2,242,611 shares of our common stock to Johnson and Johnson Development Corporation, an accredited investor, for an aggregate purchase price of $6,000,000. We relied on the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder.

     By an agency agreement dated June 8, 1999, we appointed Canaccord (L) International Corporation as our exclusive agent to offer the special warrants for sale on a best efforts basis. On June 16, 1999, 4,187,500 special warrants were issued by us, at the price of US$3.00 per special warrant and 100% of the net proceeds were immediately released to us. In connection with the private offering to accredited investors within the United States, we relied on the exemption provided by Regulation D of the Securities Act.

     In consideration of the services performed by Canaccord in connection with the offering of the special warrants, we paid to Canaccord a cash commission equal to 8% of the aggregate gross proceeds raised from the sale of the special warrants. No other cash fees will be paid by us with respect to the issuance of the common shares upon the exercise of the special warrants.

     Further, we issued to Canaccord special warrants exercisable, for no additional consideration, to acquire common share purchase warrants to purchase up to 418,750 of our common shares, exercisable at a price of US$3.31 per common share on or before June 16, 2000 and we issued 30,000 of our common shares valued at $99,798 to agent's nominee for services provided related to the offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 3.1       Articles of Incorporation(1)
 3.2       Memorandum of the Registrant, as altered by Special
           Resolution filed August 4, 1999
 3.3       Bylaws of Genetronics, Inc.(1)
 4.1       Reference is made to Exhibits 3.1 through 3.3
 4.2       Specimen Stock Certificate(2)
 4.3       Shareholder Rights Agreement dated June 20, 1997 by and
           between the Registrant and Montreal Trust Company of Canada, as amended on August 21, 1997
 5.1       Opinion of Catalyst Corporate Finance Lawyers
10.1       1995 Stock Option Plan, as amended(3)
10.2       Forms of Incentive and Nonstatutory Stock Option Agreements
           used in connection with the 1995 Stock Option Plan(3)
10.3       Amended 1997 Stock Option Plan(3)
10.4       Forms of Incentive and Nonstatutory Stock Option Agreements
           used in connection with the 1997 Stock Option Plan(3)
10.5       Form of Stock Option Agreement used in connection with an
           option grant outside of either of the stock option plans(3)
10.6       Employment Agreement dated January 9, 1995, Amendment No. 1 dated January 9, 1996 and Amendment No. 2 dated March 1,
           1997 between the Registrant and Lois Crandell(1)
10.7       Employment Agreement dated January 9, 1995, Amendment No. 1 dated January 9, 1996 and Amendment No. 2 dated March 1,
           1997 between the Registrant and Gunter A. Hofmann, Ph.D.(1)
10.8       Employment Agreement dated January 9, 1995, Amendment No. 1 dated January 9, 1996 and Amendment No. 2 dated March 1,
           1997 between the Registrant and Martin Nash(1)
10.9       Employment Agreement dated February 5, 1996 between the
           Registrant and James C. Lierman+
10.10      Amendment Number 3 dated January 15, 1999 to Employment
           Agreement dated January 9, 1995, as amended, between the
           Registrant and Lois Crandell(4)
10.11      Amendment Number 3 dated January 15, 1999 to Employment
           Agreement dated January 9, 1995, as amended between the
           Registrant and Gunter A. Hofmann, Ph.D.(4)

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.12      Amendment Number 3 dated January 15, 1999 to Employment
           Agreement dated January 9, 1995, as amended, between the
           Registrant and Martin Nash(4)
10.13      401(k) Defined Contribution Plan of Registrant(1)
10.14      Lease by and between the Registrant and Olen Property
           Corporation dated December 3, 1996 as modified on March 7,
           1997 and August 26, 1999
10.15      Lease Agreement by and between the Registrant and Nexus
           Sorrento Glen LLC dated August 26, 1999
10.16      Stock Purchase Agreement dated October 6, 1998 by and
           between the Registrant and Johnson & Johnson Development
           Corporation(4)
10.17      License and Development Agreement dated October 2, 1998 by and between the Registrant and Ethicon, Inc.+
10.18      Supply Agreement dated October 2, 1998 by and between the
           Registrant and Ethicon, Inc.+
10.19      Agency Agreement -- Special Warrant Private Placement dated
           June 8, 1999 by and between the Registrant and Canaccord
           International Corporation(5)
10.20      Special Warrant Indenture dated June 16, 1999 by and between the Registrant and Montreal Trust Company of Canada(5)
21.1       Subsidiaries of the Registrant
23.1       Consent of Catalyst Corporate Finance Lawyers. Reference is
           made to Exhibit 5.1
23.2       Consent of Ernst & Young LLP, Independent Auditors
24.1       Power of Attorney. Reference is made to page II-6
24.2       Power of Attorney of Felix Theeuwes
27.1       Financial Data Schedule

-------------------------
 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1) Filed as an exhibit to Registrant's Form 20-F for the period ended February 28, 1998 and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's Form 8-A on December 3, 1998 and incorporated herein by reference.

(3) Filed as an exhibit to Registrant's Form S-8 on September 1, 1999 and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's Form 10-K for the period ended March 31, 1999 and incorporated herein by reference.

(5) Filed as an exhibit to Registrant's Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     We hereby undertake:

          (1) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on October 4, 1999.

                                          By: /s/ MARTIN NASH
                                             -----------------------------------
                                              Martin Nash
                                              President, Chief Executive Officer
                                              and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Nash and James Lierman and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----
/s/ MARTIN NASH                                President, Chief            October 4, 1999
---------------------------------------------  Executive Officer, Chief
Martin Nash                                    Financial Officer and
                                               Director (Principal
                                               Executive Officer and
                                               Principal Financial
                                               Officer)

/s/ JAMES LIERMAN                              Chief Operating Officer     October 4, 1999
---------------------------------------------
James Lierman

/s/ JAMES L. HEPPELL                           Director                    October 4, 1999
---------------------------------------------
James L. Heppell

                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----
/s/ GORDON POLITESKI                           Director                    October 4, 1999
---------------------------------------------
Gordon Politeski

/s/ WAYNE SCHNARR                              Director                    October 4, 1999
---------------------------------------------
Wayne Schnarr

/s/ FELIX THEEUWES                             Director                    October 4, 1999
---------------------------------------------
Felix Theeuwes

/s/ SUZANNE L. WOOD                            Director                    October 4, 1999
---------------------------------------------
Suzanne L. Wood

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 3.1      Articles of Incorporation(1)
 3.2      Memorandum of the Registrant, as altered by Special
          Resolution filed August 4, 1999
 3.3      Bylaws of Genetronics, Inc.(1)
 4.1      Reference is made to Exhibits 3.1 through 3.3
 4.2      Specimen Stock Certificate(2)
 4.3      Shareholder Rights Agreement dated June 20, 1997 by and
          between the Registrant and Montreal Trust Company of Canada, as amended on August 21, 1997
 5.1      Opinion of Catalyst Corporate Finance Lawyers
10.1      1995 Stock Option Plan, as amended(3)
10.2      Forms of Incentive and Nonstatutory Stock Option Agreements
          used in connection with the 1995 Stock Option Plan(3)
10.3      Amended 1997 Stock Option Plan(3)
10.4      Forms of Incentive and Nonstatutory Stock Option Agreements
          used in connection with the 1997 Stock Option Plan(3)
10.5      Form of Stock Option Agreement used in connection with an
          option grant outside of either of the stock option plans(3)
10.6      Employment Agreement dated January 9, 1995, Amendment No. 1 dated January 9, 1996 and Amendment No. 2 dated March 1,
          1997 between the Registrant and Lois Crandell(1)
10.7      Employment Agreement dated January 9, 1995, Amendment No. 1 dated January 9, 1996 and Amendment No. 2 dated March 1,
          1997 between the Registrant and Gunter A. Hofmann, Ph.D.(1)
10.8      Employment Agreement dated January 9, 1995, Amendment No. 1 dated January 9, 1996 and Amendment No. 2 dated March 1,
          1997 between the Registrant and Martin Nash(1)
10.9      Employment Agreement dated February 5, 1996 between the
          Registrant and James C. Lierman+
10.10     Amendment Number 3 dated January 15, 1999 to Employment
          Agreement dated January 9, 1995, as amended, between the
          Registrant and Lois Crandell(4)
10.11     Amendment Number 3 dated January 15, 1999 to Employment
          Agreement dated January 9, 1995, as amended between the
          Registrant and Gunter A. Hofmann, Ph.D.(4)
10.12     Amendment Number 3 dated January 15, 1999 to Employment
          Agreement dated January 9, 1995, as amended, between the
          Registrant and Martin Nash(4)
10.13     401(k) Defined Contribution Plan of Registrant(1)
10.14     Lease by and between the Registrant and Olen Property
          Corporation dated December 3, 1996 as modified on March 7,
          1997 and August 26, 1999
10.15     Lease Agreement by and between the Registrant and Nexus
          Sorrento Glen LLC dated August 26, 1999
10.16     Stock Purchase Agreement dated October 6, 1998 by and
          between the Registrant and Johnson & Johnson Development
          Corporation(4)
10.17     License and Development Agreement dated October 2, 1998 by and between the Registrant and Ethicon, Inc.+

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.18     Supply Agreement dated October 2, 1998 by and between the
          Registrant and Ethicon, Inc.+
10.19     Agency Agreement -- Special Warrant Private Placement dated
          June 8, 1999 by and between the Registrant and Canaccord
          International Corporation(5)
10.20     Special Warrant Indenture dated June 16, 1999 by and between the Registrant and Montreal Trust Company of Canada(5)
21.1      Subsidiaries of the Registrant
23.1      Consent of Catalyst Corporate Finance Lawyers. Reference is
          made to Exhibit 5.1
23.2      Consent of Ernst & Young LLP, Independent Auditors
24.1      Power of Attorney. Reference is made to page II-6
24.2      Power of Attorney of Felix Theeuwes
27.1      Financial Data Schedule

-------------------------
 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1) Filed as an exhibit to Registrant's Form 20-F for the period ended February 28, 1998 and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's Form 8-A on December 3, 1998 and incorporated herein by reference.

(3) Filed as an exhibit to Registrant's Form S-8 on September 1, 1999 and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's Form 10-K for the period ended March 31, 1999 and incorporated herein by reference.

(5) Filed as an exhibit to Registrant's Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.